Exhibit 4.1

EXECUTION VERSION

NORTHERN TIER ENERGY LLC,

as Issuer,

NORTHERN TIER FINANCE CORPORATION,

as Co-Issuer,

NORTHERN TIER ENERGY LP,

as Parent Guarantor,

THE SUBSIDIARY GUARANTORS PARTIES HERETO,

AND

DEUTSCHE BANK TRUST COMPANY AMERICAS,

as Trustee and Collateral Agent

7.125% Senior Secured Notes due 2020

INDENTURE

Dated as of November 8, 2012

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CROSS-REFERENCE TABLE

TIA Section	Indenture Section
310(a)(1)	7.10
(a)(2)	7.10
(a)(3)	N.A.
(a)(4)	N.A.
(a)(5)	7.10
(b)	7.3; 7.8; 7.10
311(a)	7.11
(b)	7.11
(c)	N.A.
312(a)	2.5
(b)	13.3
(c)	13.3
313(a)	7.6
(b)(1)	7.6; 11.2
(b)(2)	7.6; 11.2
(c)	7.6; 11.2
(d)	7.6
314(a)	3.11; 3.16; 13.5
(b)	11.2	(c)
(c)(1)	13.4
(c)(2)	13.4
(c)(3)	N.A.
(d)	11.2; 11.6	(b)
(e)	13.5
315(a)	7.1
(b)	7.5; 13.2
(c)	7.1
(d)	7.1
(e)	6.11
316(a)(last sentence)	13.6
(a)(1)(A)	6.5
(a)(1)(B)	6.4
(a)(2)	N.A.
(b)	6.7
(c)	6.5
317(a)(1)	6.8
(a)(2)	6.9
(b)	2.4
318(a)	13.1

N.A. means Not Applicable.

Note: This Cross-Reference Table shall not, for any purpose, be deemed to be part of this Indenture.

v

INDENTURE dated as of November 8, 2012, among NORTHERN TIER ENERGY LLC, a Delaware limited liability company (“Issuer”), NORTHERN TIER FINANCE CORPORATION, a Delaware corporation, NORTHERN TIER ENERGY LP, a Delaware limited partnership (the “Parent Guarantor”), the SUBSIDIARY GUARANTORS (as defined herein) parties hereto, DEUTSCHE BANK TRUST COMPANY AMERICAS, a New York banking corporation (the “Trustee”), as Trustee, and DEUTSCHE BANK TRUST COMPANY AMERICAS, a New York banking corporation (the “Collateral Agent”), as collateral agent.

Each party hereto agrees as follows for the benefit of the other parties and for the equal and ratable benefit of the Holders of (i) $275,000,000 aggregate principal amount of the Issuers’ 7.125% Senior Secured Notes, Series A, due 2020, issued on the date hereof (the “Initial Notes”), (ii) if and when issued, an unlimited principal amount of additional 7.125% Senior Secured Notes, Series A, due 2020 in a non-registered offering or 7.125% Senior Secured Notes, Series B, due 2020 in a registered offering that, in each case, may be offered from time to time subsequent to the Issue Date subject to Section 2.1 (the “Additional Notes”) and (iii) if and when issued, the Issuers’ 7.125% Senior Secured Notes, Series B, due 2020 that may be issued from time to time in exchange for Initial Notes or any Additional Notes that are Restricted Notes in an offer registered under the Securities Act as provided in the Registration Rights Agreement, as hereinafter defined (the “Exchange Notes,” and together with the Initial Notes and Additional Notes, the “Notes”):

ARTICLE I

DEFINITIONS AND INCORPORATION BY REFERENCE

Section 1.1 Definitions.

“2017 Notes” means the Issuers’ 10.50% senior secured notes due 2017.

“2017 Notes Debt” means Indebtedness of the Issuers and the Subsidiary Guarantors constituting Existing Indebtedness represented by (i) the 2017 Notes and (ii) the 2017 Notes Guarantees.

“2017 Notes Guarantees” means the Guarantee by the Subsidiary Guarantors of the 2017 Notes.

“2017 Notes Indenture” means the Indenture, dated as of December 1, 2010, relating to the 2017 Notes, as amended or supplemented from time to time.

“2017 Notes Obligations” means all Indebtedness, liabilities and obligations (of every kind or nature) incurred or arising under or relating to the 2017 Notes Debt, the 2017 Notes Indenture and all other obligations of the Issuers or any Subsidiary Guarantor in respect thereof, provided that such Indebtedness may have Pari Passu Lien Priority relative to the Notes and the Subsidiary Guarantees pursuant to the Collateral Trust and Intercreditor Agreement and the ABL Intercreditor Agreement and is not secured by any other assets.

“2017 Notes Trustee” means Deutsche Bank Trust Company Americas, as trustee under the 2017 Notes Indenture, or any successor representative acting in such capacity.

“ABL collateral agent” means JPMorgan Chase Bank, N.A., as collateral agent under the ABL Facility, or any successor representative acting in such capacity.

“ABL Documents” means the ABL Facility, any additional credit agreement, note purchase agreement, indenture or other agreement related thereto and all other loan or note documents, collateral or security documents, notes, guarantees, instruments and agreements governing or evidencing, or executed or delivered in connection with, the ABL Facility or any Pari Passu ABL Lien Indebtedness, including the ABL Hedge Agreements and the Cash Management Obligations, as such agreements or instruments may be amended, supplemented, modified, restated, replaced, renewed, refunded, restructured, increased or refinanced from time to time.

“ABL Facility” means the Credit Agreement, dated as of December 1, 2010, among the Issuers, other Subsidiaries of the Issuer party thereto, JPMorgan Chase Bank, N.A. as administrative agent and the ABL collateral agent, Bank of America, N.A., as syndication agent, and the lenders party thereto from time to time, including any amendments, supplements or modifications thereto through the Issue Date, and as it may be further amended, supplemented or modified from time to time after the Issue Date, and any renewal, increase, extension, refunding, restructuring, replacement or refinancing thereof in whole or in part (whether with the original administrative agent and lenders or another administrative agent or agents or one or more other lenders and whether provided under the original ABL Facility or one or more other credit or other agreements or indentures entered into from time to time).

“ABL Hedge Agreements” means any hedge agreements entered into with any lender under the ABL Facility, its Affiliates or any other person permitted under the ABL Facility.

“ABL Intercreditor Agreement” means the Intercreditor Agreement, dated as of December 1, 2010, among the ABL collateral agent, the Collateral Agent, the Issuers and the Subsidiary Guarantors, as the same may be amended, supplemented or otherwise modified from time to time.

“ABL Priority Collateral” means ABL Collateral, as defined in the ABL Intercreditor Agreement as in effect on December 1, 2010.

“Acquired Debt” means, with respect to any specified Person:

(1) Indebtedness or Disqualified Stock of any other Person existing at the time such other Person is merged with or into, or becomes a Subsidiary of, such specified Person, whether or not such Indebtedness is incurred or Disqualified Stock is issued in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person;

(2) Indebtedness secured by a Lien encumbering any asset acquired by the specified Person; and

(3) Indebtedness expressly assumed by such specified Person in connection with the acquisition of an asset or assets from another Person.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” shall have correlative meanings.

“Applicable Premium” means, with respect to any Note on any redemption date, the greater of:

(1)	1.0% of the principal amount of the Note; or

(2)	the excess of:

(a) the present value at such redemption date of (i) the redemption price of the Note at November 15, 2015 (such redemption price being set forth in the table appearing in Section 5.7(d)), plus (ii) all required interest payments due on such Note through November 15, 2015 (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(b) the principal amount of the Note.

“Aranco Pipeline” means that certain eight-inch pipeline running approximately 8.6 miles and connecting the Refinery to a terminal in Pine Bend, Minnesota.

“Asset Sale” means:

(1) any direct or indirect sale, lease (other than operating leases in the ordinary course of business), conveyance, transfer or other disposition, whether in a single transaction or a series of related transactions, of any property or assets (including by way of a sale and leaseback), other than Equity Interests of the Issuer by the Issuer or any of its Restricted Subsidiaries, including any disposition by means of a merger, consolidation or similar transaction; provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Issuer and the Issuer’s Restricted Subsidiaries taken as a whole will be governed by Section 3.10 and/or Section 4.1, and not Section 3.5;

(2) the issuance or sale of Equity Interests by any of the Issuer’s Restricted Subsidiaries or the sale by the Issuer or any Restricted Subsidiary thereof of Equity Interests in any of its Restricted Subsidiaries (other than directors’ qualifying shares); and

(3) an Event of Loss.

Notwithstanding the preceding, the following items shall be deemed not to be Asset Sales:

(a) any disposition of assets in any single transaction or series of related transactions or Event of Loss that involves property or assets having a fair market value of less than $15.0 million;

(b) a transfer of property or assets by a Restricted Subsidiary to the Issuer or by the Issuer or a Restricted Subsidiary to a Subsidiary Guarantor that is a Restricted Subsidiary or by a Subsidiary that is not a Subsidiary Guarantor to another Subsidiary that is not a Subsidiary Guarantor; provided that in the case of a disposition by a Restricted Subsidiary to another Restricted Subsidiary, the Issuer directly or indirectly owns an equal or greater percentage of the Voting Stock of the transferee than of the transferor; provided, further, that in the case of a transfer of Collateral, the transferee shall cause such amendments, supplements or other instruments to be executed, filed and recorded in such jurisdictions as may be required by applicable law to preserve and protect the Lien on the Collateral pledged by or transferred to the transferee, together with such financing statements or comparable documents as may be required to perfect any security interests in such Collateral which may be perfected by the filing of a financing statement or a similar document under the Uniform Commercial Code or other similar statute or regulation of the relevant jurisdictions;

(c) an issuance of Equity Interests by a Restricted Subsidiary of the Issuer to the Issuer or to a Wholly Owned Restricted Subsidiary thereof;

(d) the sale, lease, assignment, license or sublease of equipment, inventory, accounts receivable or other assets in the ordinary course of business (including, without limitation, any Collateral);

(e) the sale or other disposition of cash or Cash Equivalents in the ordinary course of business;

(f) a Restricted Payment that is permitted to be made, and is made, under Section 3.3 or a Permitted Investment;

(g) any sale, exchange or other disposition of any property or equipment that has become damaged, worn out, obsolete or otherwise unsuitable or unnecessary for use in connection with the business of the Issuer or its Restricted Subsidiaries and any sale or disposition of property in connection with scheduled turnarounds, maintenance and equipment and facility updates;

(h) the licensing or sub-licensing of intellectual property in the ordinary course of business or consistent with past practice (other than any perpetual licensing or exclusive licenses or sub-licenses or assignments of intellectual property that have a material adverse effect on the value of the Collateral or the ability of the Collateral Agent or the Holders of the Notes to realize the benefits of, and intended to be afforded by, the Collateral) or grant of any franchise rights in the ordinary course of business;

(i) any sale or other disposition deemed to occur with creating, granting or perfecting a Lien not otherwise prohibited by this Indenture or the Notes Documents;

(j) any issuance, sale, or transfer of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(k) the surrender or waiver of contract rights or settlement, release or surrender of a contract, tort or other litigation claim in the ordinary course of business;

(1) foreclosures, condemnations or any similar action on assets not constituting an Event of Loss;

(m) the lease, assignment or sub-lease of any real or personal property in the ordinary course of business;

(n) (i) any sale of hydrocarbons or other products (including crude oil and refined products) by the Issuer or its Restricted Subsidiaries, in each case in the ordinary course of business, and (ii) any trade or exchange by the Issuer or any Restricted Subsidiary of any hydrocarbons or other products (including crude oil and refined products) for similar products owned or held by another Person; provided that the fair market value of the properties traded or exchanged by the Issuer or any Restricted Subsidiary is reasonably equivalent to the fair market value of the properties to be received by the Issuer or Restricted Subsidiary (as determined in Good Faith by the Issuer or, in the case of a trade or exchange by a Restricted Subsidiary, that Restricted Subsidiary);

(o) sales of accounts receivable, or participations therein, in connection with any Permitted Receivables Financing;

(p) sales of platinum metal owned by the Issuer or any of its Restricted Subsidiaries in the ordinary course of business or in connection with any financing transaction in the form of a Sale and Leaseback Transaction;

(q) unwinding of any Hedging Obligations;

(r) abandonment of intellectual property rights in the ordinary course of business, which are no longer useful to the conduct of the business of the Issuer and its Restricted Subsidiaries taken as a whole, as determined in Good Faith by the Issuer;

(s) issuance by a Restricted Subsidiary of preferred stock or Disqualified Stock that is permitted by Section 3.2; and

(t) disposition of investments in joint ventures (other than with respect to the Minnesota Pipe Line Interests) to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements.

“Attributable Debt” in respect of a Sale and Leaseback Transaction means, at the time of determination, (1) if such Sale and Leaseback Transaction does not constitute a Capital Lease Obligation, the present value (discounted at the interest rate implicit in the transaction) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction, including any period for which such lease has been extended or may, at the option of the lessor, be extended determined in accordance with GAAP or (2) if such Sale and Leaseback Transaction constitutes a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capital Lease Obligations.”

“Available Cash” means with respect to any period:

(1) the sum of (a) all cash and Cash Equivalents of the Issuer and its Subsidiaries on hand at the end of such period and (b) if the General Partner so determines, all or any portion of any additional cash and Cash Equivalents of the Issuer and its Subsidiaries on hand on the date the Issuer makes Restricted Payments with respect to such period (including any borrowings made subsequent to the end of such period), less

(2) the amount of any cash reserves established by the General Partner to (a) provide for the proper conduct of the business of the Issuer and of its Subsidiaries (including reserves for future Capital Expenditures and for anticipated future credit needs) subsequent to such period, (b) comply with applicable law or any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which the Issuer or any of its Subsidiaries is a party or by which it is bound or its assets are subject or (c) provide funds for Restricted Payments in respect of future periods.

“Bankruptcy Code” means Title 11 of the United States Code or similar federal or state law for the relief of debtors.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “Beneficially Owns” and “Beneficially Owned” have correlative meanings. Notwithstanding the foregoing, a Beneficial Owner of 50% or less of the Voting Stock of any entity that owns the General Partner will not be deemed to Beneficially Own more than 50% of the Voting Stock of the General Partner by reason of such ownership.

“Board of Directors” means:

(1) with respect to a corporation, the board of directors of the corporation or a duly authorized committee thereof;

(2) with respect to a partnership, the board of directors of the general partner of the partnership;

(3) with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and

(4) with respect to any other Person, the board or committee of such Person serving a similar function.

“Board Resolution” means a copy of a resolution certified by the Secretary or an Assistant Secretary of a Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification.

“business day” means any day other than a Legal Holiday.

“Capital Expenditures” means all expenditures by the Issuer or any Subsidiary Guarantor for the acquisition or leasing (pursuant to a capital lease of fixed or capital assets or additions to equipment (including replacement, capitalized repairs and improvements during such period) that should be capitalized under GAAP on a consolidated balance sheet of the Issuer and its Subsidiaries.

“Capital Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Cash Equivalents” means:

(1) United States dollars;

(2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than two years from the date of acquisition;

(3) time deposits, demand deposits, money market deposits, certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year from the date of acquisition and overnight bank deposits, in each case, with any domestic commercial bank the long-term debt of which is rated at the time of acquisition thereof at least “A” or the equivalent thereof by S&P or “A” or the equivalent thereof by Moody’s, and having capital and surplus in excess of $250.0 million (or $100.0 million in the case of a non-U.S. bank);

(4) repurchase obligations for underlying securities of the types described in clauses (2), (3) and (7) entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5) commercial paper rated at least P-1 (or in its top category if such designation no longer exists) by Moody’s or at least A-1 by S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another rating agency) and in each case maturing within two years after the date of acquisition;

(6) marketable short-term money market and similar securities having a rating of at least P-2 (or in one of the top two categories if such designation no longer exists) or A-2 from either Moody’s or S&P, respectively, or liquidity funds or other similar money market mutual funds, with a rating of at least Aaa (or in its top category if such designation no longer exists) by Moody’s or AAA by S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another rating agency);

(7) marketable general obligations issued by any state, commonwealth or territory of the United States or any political subdivision or taxing authority of any such state, commonwealth or territory or any public instrumentality thereof, maturing within two years from the date of acquisition thereof and having an investment grade rating from Moody’s or S&P;

(8) money market funds (or other investment funds) at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (7) of this definition;

(9) (a) Euros or any national currency of any participating member state of the EMU;

(b) local currency held by the Issuer or any of its Restricted Subsidiaries from time to time in the ordinary course of business;

(c) securities issued or directly and fully guaranteed by the sovereign nation or any agency thereof (provided that the full faith and credit of such sovereign nation is pledged in support thereof) in which the Issuer or any of its Restricted Subsidiaries is organized or is conducting business having maturities of not more than one year from the date of acquisition; and

(d) investments of the type and maturity described in clauses (3) through (8) above of foreign obligors, which investments or obligors satisfy the requirements and have ratings described in such clauses and customarily used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by any Restricted Subsidiary organized in such jurisdiction and not for speculative purposes.

“Cash Management Obligations” means obligations owed by the Issuer or any Subsidiary Guarantor to any lender or Affiliate of a lender under the ABL Facility in respect of any overdraft and related liabilities arising from credit card, treasury, depository and cash management services or any automated clearing house transfers of funds.

“Change of Control” means the occurrence of any of the following:

(1) the direct or indirect sale, assignment, transfer, conveyance, lease or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Issuer and its Restricted Subsidiaries, taken as a whole, to any “person” or “group” (as such terms are used in Section 13(d) or 14(d) of the Exchange Act or any successor provision) other than one or more Permitted Holders;

(2) the adoption of a plan or proposal relating to the liquidation or dissolution of the Parent Guarantor;

(3) the adoption of a plan or proposal relating to the liquidation or dissolution of the Issuer;

(4) the removal of the General Partner by the limited partners of the Parent Guarantor;

(5) the acquisition by any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than one or more Permitted Holders, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of Beneficial Ownership, directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Issuer, the Parent Guarantor or the General Partner; or

(6) the first day on which a majority of the members of the Board of Directors of the General Partner are not Continuing Directors.

Notwithstanding the preceding, a conversion of the Issuer or any of its Restricted Subsidiaries from a limited partnership, corporation, limited liability company or other form of entity to a limited partnership, corporation, limited liability company or other form of entity or an exchange of all of the outstanding Equity Interests in one form of entity for Equity Interests for another form of entity shall not constitute a Change of Control, so long as following such conversion or exchange, (a) the “persons” (as that term is used in Section 13(d)(3) of the Exchange Act) who Beneficially Owned the Capital Stock of the Issuer immediately prior to such transactions continue to Beneficially Own in the aggregate more than 50% of the Voting Stock of such entity, or continue to Beneficially Own sufficient Equity Interests in such entity to elect a majority of its directors, managers, trustees or other persons serving in a similar capacity for such entity and (b) no “person”, other than one or more Permitted Holders, Beneficially Owns more than 50% of the Voting Stock of such entity.

“Code” means the Internal Revenue Code of 1986, as amended, or any successor thereto.

“Co-Issuer” means Northern Tier Finance Corporation, a Delaware corporation and a Wholly Owned Subsidiary of the Issuer, until a successor Person shall have become such pursuant to the applicable provisions of this Indenture, and thereafter “Co-Issuer” shall mean such successor Person.

“Collateral” means all property and assets, whether now owned or hereafter acquired, in which Liens are, from time to time, purported to be granted to secure the Notes and the Note Guarantees of the Subsidiary Guarantors pursuant to the Security Documents.

“Collateral Account” means, collectively, any segregated accounts under the sole control of the Collateral Agent and in which the Collateral Agent has perfected security interests, on behalf of the secured parties that are free from all other Liens, and includes all cash and Cash Equivalents received from Asset Sales of Note Priority Collateral, an Event of Loss relating to Note Priority Collateral, foreclosures on or sales of Note Priority Collateral or any other awards or proceeds pursuant to the Security Documents, including earnings, revenues, rents, issues, profits and income from the Note Priority Collateral received pursuant to the Security Documents, and interest earned thereon.

“Collateral Agent” means Deutsche Bank Trust Company Americas, acting as the collateral agent under the Security Documents until a successor replaces it and, thereafter, means the successor.

“Collateral Trust and Intercreditor Agreement” means the Intercreditor Agreement, dated as of December 1, 2010, among the Issuers, the Subsidiary Guarantors from time to time party thereto, the 2017 Notes Trustee, the Collateral Agent, J. Aron & Company, as counterparty under the J. Aron Hedge, and the other Secured Representatives (as defined therein) from time to time party thereto, as the same may be amended, supplemented or otherwise modified from time to time.

“Commission” means the United States Securities and Exchange Commission and any successor organization.

“Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period:

(A) increased (without duplication) by:

(1) provision for taxes based on income or profits or capital gains of such Person and its Restricted Subsidiaries for such period, including without limitation state, franchise and similar taxes and foreign withholding taxes of such Person and its Restricted Subsidiaries paid or accrued during such period (including, without duplication, the amount of any payments made pursuant to clauses (b)(11)(i) and (b)(11)(ii) of Section 3.3), to the extent that such provision for taxes or payment was deducted (and not added back) in computing such Consolidated Net Income; plus

(2) Fixed Charges of such Person and its Restricted Subsidiaries for such period (including without limitation (x) net losses on Hedging Obligations or other derivative instruments entered into for the purpose of hedging interest rate risk and (y) costs of surety bonds in connection with financing activities), to the extent that any such Fixed Charges were deducted (and not added back) in computing such Consolidated Net Income; plus

(3) depreciation and amortization (including amortization of deferred financing fees) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation and amortization was deducted (and not added back) in computing such Consolidated Net Income; plus

(4) any other non-recurring, unusual, or extraordinary non-cash expenses or charges, including any impairment charge or asset write-offs or write-downs related to intangible assets (including goodwill), long-lived assets, and investments in debt and equity securities pursuant to GAAP or the impact of purchase accounting, reducing Consolidated Net Income for such period (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated Cash Flow to such extent, and excluding amortization of a prepaid cash expense or charge that was paid in a prior period); plus

(5) the amount of (a) any integration costs or other business optimization expenses or costs deducted (and not added back) in such period in computing Consolidated Net Income, including any one-time costs incurred in connection with acquisitions after the Issue Date and costs related to the closure and/or consolidation of facilities and (b) any planned turnaround expense; plus

(6) the amount of any minority interest expense consisting of income of a Restricted Subsidiary attributable to minority equity interests of third parties in any non-Wholly Owned Restricted Subsidiary deducted (and not added back) in such period in calculating Consolidated Net Income; plus

(7) the amount of expenses, charges or losses with respect to liability or casualty events to the extent (i) covered by insurance and actually reimbursed (other than proceeds received from business interruption insurance to the extent already included in the Consolidated Net Income of such Person) or (ii) so long as a determination has been made in Good Faith by the Issuer that a reasonable basis exists that such amount shall in fact be reimbursed by the insurer to the extent it is (x) not denied by the applicable carrier (without any right of appeal thereof) within 180 days (with a deduction in the applicable future period for any amount so added back to the extent denied within such 180 days) and (y) in fact reimbursed within 365 days of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so reimbursed within such 365 days); plus

(8) the principal portion of rent expense of such Person associated with Attributable Debt in respect of the relevant lease giving rise thereto, determined as if such lease were a capitalized lease in accordance with GAAP, to the extent any such amounts were deducted (and not added back) in computing such Consolidated Net Income;

(B) decreased (without duplication) by:

(1) non-cash items and non-cash gains increasing such Consolidated Net Income of such Person for such period (excluding any items which represent the reversal of any accrual of, or reserve for, anticipated cash charges that reduced Consolidated Cash Flow in any prior period); minus

(2) other non-recurring, unusual or extraordinary items to the extent increasing Consolidated Net Income for such period; and

(C) increased or decreased (without duplication) to eliminate the following items reflected in Consolidated Net Income:

(1) any net gain or loss resulting in such period from currency translation gains or losses related to currency remeasurements of Indebtedness (including any net loss or gain resulting from Hedging Obligations for currency exchange risk); and

(2) any adjustments resulting from the application of Accounting Standards Codification Topic No. 460 or any comparable regulation,

in each case, on a consolidated basis and determined in accordance with GAAP.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis (other than non-controlling interests), determined in accordance with GAAP; provided that (without duplication):

(1) the Net Income of any Person, other than the specified Person, that is not a Subsidiary, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting shall be excluded, except that Consolidated Net Income shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash) or Cash Equivalents to the specified Person or a Restricted Subsidiary thereof during such period;

(2) the Net Income of any Restricted Subsidiary (other than any Subsidiary Guarantor) shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its equityholders, unless such restrictions with respect to the declaration and payment of dividends or distributions have been properly waived for such entire period; provided that Consolidated Net Income will be increased by the amount of dividends or other distributions or other payments actually paid in cash (or to the extent converted into cash) or Cash Equivalents to the Issuer or a Restricted Subsidiary thereof in respect of such period, to the extent not already included therein;

(3) the cumulative effect of a change in accounting principles during such period shall be excluded;

(4) any amortization of fees or expenses that have been capitalized during such period shall be excluded;

(5) non-cash charges relating to employee benefit or management compensation plans of the Issuer or any Restricted Subsidiary thereof or any non-cash compensation charge arising from any grant of stock, stock options or other equity-based awards for the benefit of the directors, officers, employees or consultants of the Issuer or any direct or indirect parent of the Issuer shall be excluded (other than in each case any non-cash charge to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense incurred in a prior period);

(6) any impairment charge or asset write-off or write-down, in each case pursuant to GAAP, and the amortization of intangibles and other assets arising pursuant to GAAP, shall be excluded;

(7) any net after-tax gain or loss (less all fees and expenses relating thereto), together with any related provision for taxes on such gain or loss, realized in connection with (a) any sale of assets outside the ordinary course of business of such Person or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness or Hedging Obligations or other derivative instruments of such Person or any of its Restricted Subsidiaries, shall, in each case, be excluded;

(8) any net after-tax effect of income (loss) from disposed, abandoned, transferred, closed or discontinued operations and any net after-tax gains or losses on disposal of disposed, abandoned, transferred, closed or discontinued operations shall, in each case, be excluded;

(9) any net after-tax effect of extraordinary, non-recurring or unusual gain or loss or cost, charge or expense (less all fees and expenses relating thereto), severance, relocation costs and curtailments or modifications to pension and post-retirement employee benefit plans, together with any related provision for taxes, shall be excluded;

(10) effects of adjustments (including the effects of such adjustments pushed down to the Issuer and its Restricted Subsidiaries) in such Person’s consolidated financial statements, including adjustments to the inventory, property and equipment, software and other intangible assets (including favorable and unfavorable leases and contracts), deferred revenue and debt line items in such Person’s consolidated financial statements pursuant to GAAP resulting from the application of purchase accounting in relation to any consummated acquisition or the amortization or write-off or write-down of any amounts thereof, net of taxes, shall be excluded;

(11) any fees and expenses incurred during such period, or any amortization thereof for such period, in connection with any acquisition, disposition, recapitalization, investment, Asset Sale, issuance or repayment of Indebtedness, issuance of Equity Interests, refinancing transaction or amendment or modification of any debt instrument (including, in each case, any such transaction consummated prior to the Issue Date and any such transaction undertaken but not completed) and any charges or nonrecurring costs incurred during such period as a result of any such transaction, shall be excluded;

(12) accruals and reserves that are established or adjusted within 12 months after the closing of any acquisition that are so required to be established as a result of such acquisition in accordance with GAAP shall be excluded;

(13) any after-tax effect of income (loss) from the early extinguishment or cancellation of Indebtedness or Hedging Obligations or other derivative instruments shall be excluded;

(14) the Net Income will be reduced by the amount of any payments made pursuant to clauses (b)(11)(i) and (b)(11)(ii) under Section 3.3;

(15) (a) any non-cash restructuring charges shall be excluded (provided that a determination has been made in Good Faith by the Issuer that such non-cash charges do not have the potential to be cash items in any future period) and (b) up to an aggregate of $15.0 million of other restructuring charges in any fiscal year (not to exceed in the aggregate $45.0 million since the Issue Date) shall be excluded; and

(16) any net unrealized gain or loss (after any offset) resulting in such period from Hedging Obligations and the application of Accounting Standards Codification Topic No. 815 shall be excluded (provided, however, that any net realized gains or losses (after any offset) resulting in such period from Hedging Obligations and the application of Accounting Standards Codification Topic No. 815 shall be included).

In addition, to the extent not already included in the Consolidated Net Income of such Person and its Restricted Subsidiaries, notwithstanding anything to the contrary in the foregoing, Consolidated Net Income shall include the amount of proceeds received from business interruption insurance and reimbursements of any expenses and charges that are covered by indemnification or other reimbursement provisions in connection with any Permitted Investment or any sale, conveyance, transfer or other disposition of assets permitted under this Indenture.

“Consolidated Total Assets” means, with respect to any Person at any date of determination, the aggregate amount which, in accordance with GAAP, would be set forth under the caption “Total Assets” (or any like caption) on a consolidated balance sheet of such Person and its Restricted Subsidiaries, as of the end of the most recently ended fiscal quarter for which internal financial statements are available (giving pro forma effect to any acquisitions or dispositions of assets or properties that have been made by the specified Person or any of its Restricted Subsidiaries subsequent to the date of such balance sheet, including through mergers or consolidations); provided that any such adjustments shall be calculated in the manner provided in the definition of Fixed Charge Coverage Ratio.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the General Partner, who:

(1) was a member of such Board of Directors on the Issue Date; or

(2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.

“Contribution Indebtedness” means Indebtedness of either of the Issuers or any Subsidiary Guarantor in an aggregate principal amount equal to 50% of the aggregate amount of cash contributions made to the capital of the Issuer or such Subsidiary Guarantor after the Issue Date; provided that:

(1) such cash contributions have not been used to make a Restricted Payment or to make a Permitted Investment, and

(2) such Contribution Indebtedness (a) is incurred within 180 days after the making of such cash contributions and (b) is so designated as Contribution Indebtedness pursuant to an Officers’ Certificate on the incurrence date thereof.

“Controlled Investment Affiliate” means, as to any Person, any other Person, other than any Sponsor, which directly or indirectly is in control of, is controlled by, or is under common control with such Person and is organized by such Person (or any Person controlling such Person) primarily for making direct or indirect equity or debt investments in the Issuer and/or other companies.

“Cost” means, as at any time of determination, with respect to any asset, the sum of (x) with respect to assets acquired after the date of the 2017 Notes Indenture, the aggregate purchase price paid for such asset (whether paid in cash or otherwise) and (y) the aggregate amount of Expansion Capital Expenditures made or committed to be made with respect to such asset after the date of the 2017 Notes Indenture through and including such time of determination. For the purposes of this definition, to the extent that any Cost incurred at any time relates to more than one asset, such Cost shall be allocated, in a commercially reasonable manner and in Good Faith by the Issuer, among such assets in accordance with their respective fair market values. In connection with the incurrence of Pari Passu Notes Lien Indebtedness, the Issuer shall certify in an Officers’ Certificate executed by the principal financial officer of the Issuer the calculation of Expansion Capital Expenditures in clause (y) of this definition.

“Cottage Grove Tank Farm” means that certain tank farm located in St. Paul Park, Minnesota, owned by St. Paul Park Refining Co. LLC as of the Issue Date, including the storage tanks contained therein and other fixtures and equipment relating thereto and any improvements thereupon.

“Crack Spread Hedge” means a cash-settled commodity transaction entered into between the Issuer or any Subsidiary Guarantor, on the one hand, and any counterparty, on the other hand, which is entered into for the purpose of managing the risk of the Issuer or such Subsidiary Guarantor, as applicable, with respect to the spread created by the purchase by a party of crude oil for delivery in the future and the sale by such party of gasoline, diesel, jet fuel and/or heating oil under contract for future delivery.

“Credit Facilities” means, with respect to the Issuers or any Restricted Subsidiary of the Issuer, one or more debt facilities (including, without limitation, the ABL Facility), credit agreements, commercial paper facilities, note purchase agreements, indentures, or other agreements, in each case with banks, lenders, purchasers, investors, trustees, agents or other representatives of any of the foregoing, providing for revolving credit loans, term loans, Permitted Receivables Financings (including through the sale of receivables or interests in receivables to such lenders or other persons or to special purpose entities formed to borrow from such lenders or other persons against such receivables or sell such receivables or interests in receivables), letters of credit, notes or other long-term borrowings or extensions of credit, including any notes, mortgages, guarantees, collateral documents, instruments and agreements executed in connection therewith, in each case, as amended, restated, modified, renewed, refunded, restated, restructured, increased, supplemented, replaced or refinanced in whole or in part from time to time, including any replacement, refunding or refinancing facility or agreement that increases the amount permitted to be borrowed thereunder (provided that such increase in borrowings is permitted under Section 3.2) or alters the maturity thereof or adds Restricted Subsidiaries of the Issuer as additional borrowers or guarantors thereunder and whether by the same or any other agent, lender, group of lenders, or otherwise.

“Custodian” means any receiver, trustee, assignee, liquidator, custodian or similar official under any Bankruptcy Code.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Definitive Notes” means certificated Notes.

“Designated Non-cash Consideration” means the fair market value of non-cash consideration received by the Issuer or a Restricted Subsidiary of the Issuer in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officers’ Certificate, setting forth the basis of such valuation, executed by the principal financial officer of the Issuer, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of or collection on such Designated Non-cash Consideration.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person that, by its terms (or by the terms of any security into which it is convertible, or for which it is puttable or exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, in each case on or prior to the date that is 91 days after the earlier of the date on which the Notes mature or the date the Notes are no longer outstanding; provided, however, that only the portion of the Capital Stock which so matures, is mandatorily redeemable, is so convertible or exchangeable or is redeemable at the option of the holder prior to such date shall be deemed to be Disqualified Stock. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Issuer to repurchase such Capital Stock upon the occurrence of a Change of Control (or similarly defined term) or an Asset Sale (or similarly defined term) shall not constitute Disqualified Stock if the terms of such Capital Stock provide that the Issuer may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with Section 3.3. The term “Disqualified Stock” shall also include any options, warrants or other rights that are convertible into Disqualified Stock or that are redeemable at the option of the holder, or required to be redeemed, prior to the date that is 91 days after the earlier of the date on which the Notes mature or the date the Notes are no longer outstanding. Disqualified Stock shall not include Capital Stock which is issued to any plan for the benefit of directors, officers, employees or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Issuer or its Subsidiaries or by any such plan to such persons solely because it may be required to be repurchased by the Issuer or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“Domestic Subsidiary” means any Restricted Subsidiary of the Issuer that was formed under the laws of the United States or any state of the United States or the District of Columbia.

“DTC” means The Depository Trust Company, its nominees and their respective successors and assigns, or such other depository institution hereinafter appointed by the Issuers.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Event of Loss” means, with respect to any property or asset, any (i) loss or destruction of, or damage to, such property or assets or (ii) any condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, of such property or asset, or confiscation or requisition of the use of such property or asset.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Exchange Notes” means any notes issued in exchange for Notes pursuant to the Registration Rights Agreement or similar agreement.

“Exchange Offer” has the meaning set forth in the Registration Rights Agreement.

“Excluded Accounts” means any (i) deposit account, the funds in which are used, in the ordinary course of business, primarily for the payment of salaries and wages, workers’ compensation, pension benefits and similar expenses or taxes related thereto, (ii) deposit account used, in the ordinary course of business, primarily for daily accounts payable and disbursements that has an ending daily balance of zero, other than amounts pending disbursement from a check not yet processed and (iii) any account designated in writing by the Issuer to the Collateral Agent, the funds in which shall not exceed $10,000,000 in the aggregate.

“Excluded Assets” has the meaning set forth in the Security Agreement.

“Excluded Capital Expenditures” means any Capital Expenditure made by the Issuer or any Subsidiary Guarantor that is required for maintenance, replacement or environmental, human health or safety or other regulatory purposes.

“Excluded Subsidiary” means:

(1) any Foreign Subsidiary or any Foreign Subsidiary Holding Company; and

(2) any Restricted Subsidiary of the Issuer; provided that (a) the total assets of all Restricted Subsidiaries that are Excluded Subsidiaries solely as a result of this clause (2), as reflected on their respective most recent balance sheets prepared in accordance with GAAP, do not in the aggregate at any time exceed $1.0 million and (b) the total revenues of all Restricted Subsidiaries that are Excluded Subsidiaries solely as a result of this clause (2) for the twelve-month period ending on the last day of the most recent fiscal quarter for which financial statements for the Issuer are available, as reflected on such income statements, do not in the aggregate exceed $5.0 million.

“Existing Indebtedness” means the aggregate principal amount of Indebtedness of the Issuer and its Restricted Subsidiaries in existence on the Issue Date (after giving effect to the issuance of the Notes and use of proceeds of the offering of the Notes on the Issue Date), until such amounts are repaid.

“Expansion Capital Expenditures” means any Capital Expenditures (other than any Excluded Capital Expenditures) carried out for the purpose of increasing the earnings capacity of the Issuer and the Subsidiary Guarantors.

“fair market value” means the price that would be paid in an arm’s-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy as determined in Good Faith by the Issuer.

“Fiscal Year” means the fiscal year of the Issuer ending on December 31 of each year.

“Fixed Charge Coverage Ratio” means with respect to any specified Person for any four-quarter reference period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases, retires or redeems any Indebtedness (other than Indebtedness incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) or issues, repurchases or redeems preferred stock or Disqualified Stock subsequent to the commencement of the applicable four-quarter reference period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, repayment, repurchase, retirement or redemption of Indebtedness, or such issuance, repurchase or redemption of preferred stock or Disqualified Stock, and the use of the proceeds therefrom as if the same had occurred at the beginning of such applicable four-quarter reference period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1) investments, acquisitions, dispositions, mergers, consolidations, business restructurings, operational changes and any financing transactions relating to any of the foregoing (determined in accordance with GAAP) (collectively, “relevant transactions”), in each case that have been made by the specified Person or any of its Restricted Subsidiaries during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date, shall be given pro forma effect as if they had occurred on the first day of the four-quarter reference period, including any Consolidated Cash Flow and Pro forma Cost Savings; if since the beginning of such period any Person that subsequently becomes a Restricted Subsidiary of the Issuer or was merged with or into the Issuer or any Restricted Subsidiary thereof since the beginning of such period shall have made any relevant transaction that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio and any Consolidated Cash Flow shall be calculated giving pro forma effect thereto for such period as if such relevant transaction had occurred at the beginning of the applicable four-quarter period, including Pro forma Cost Savings;

(2) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, shall be excluded;

(3) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date; and

(4) consolidated interest expense attributable to interest on any Indebtedness (whether existing or being incurred) computed on a pro forma basis and bearing a floating interest rate shall be computed as if the rate in effect on the Calculation Date (taking into account any interest rate option, swap, cap or similar agreement applicable to such Indebtedness if such agreement has a remaining term in excess of 12 months or, if shorter, at least equal to the remaining term of such Indebtedness) had been the applicable rate for the entire period. Interest on Indebtedness that may optionally be determined at an interest rate based on a factor of a prime or similar rate, a Eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Issuer may designate. Interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based on the average daily balance of such Indebtedness during the applicable period except as set forth in the first paragraph of this definition. Interest on a Capital Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Issuer to be the rate of interest implicit in such Capital Lease Obligation in accordance with GAAP.

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, to the extent deducted (and not added back) in computing Consolidated Net Income, including, without limitation, (a) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (b) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances, (c) non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark-to-market valuation of Hedging Obligations or other derivative instruments pursuant to GAAP), (d) the interest component of Capital Lease Obligations and the interest portion of rent expense associated with Attributable Debt in respect of the relevant lease giving rise thereto, determined as if such lease were a capitalized lease in accordance with GAAP and the interest component of any deferred payment obligations, and (e) net payments, if any, pursuant to interest rate Hedging Obligations with respect to Indebtedness, and excluding (v) penalties and interest related to taxes, (w) amortization of deferred financing fees, debt issuance costs, discounted liabilities, commissions, fees and expenses, (x) any expensing of bridge, commitment and other financing fees and (y) commissions, discounts, yield and other fees and charges (including any interest expense) related to any Permitted Receivables Financing; plus

(2) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period whether paid or accrued; plus

(3) any interest expense on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, but only to the extent actually paid (or reasonably expected to be paid as determined by such Person) by such Person or one of its Restricted Subsidiaries; plus

(4) all dividends, whether paid or accrued and whether or not in cash, on any series of Disqualified Stock of such Person or any of its Restricted Subsidiaries, and all cash dividends on any series of preferred stock of any Restricted Subsidiary of such Person, other than dividends on Equity Interests payable solely in Equity Interests of the Issuer (other than Disqualified Stock) or to the Issuer or a Restricted Subsidiary of the Issuer; less

(5) interest income for such period; in each case, on a consolidated basis and in accordance with GAAP.

For purposes of this definition, interest on a Capital Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Issuer to be the rate of interest implicit in such Capital Lease Obligation in accordance with GAAP.

“Foreign Subsidiary” means any Restricted Subsidiary of the Issuer other than a Domestic Subsidiary and any Restricted Subsidiary of such Restricted Subsidiary.

“Foreign Subsidiary Holding Company” means any Domestic Subsidiary that is (i) treated as a disregarded entity for U.S. federal income tax purposes and substantially all of its assets consist of the stock of one or more Foreign Subsidiaries that are controlled foreign corporations within the meaning of Section 957 of the Code, or (ii) a direct or indirect Subsidiary of a Foreign Subsidiary that is a controlled foreign corporation within the meaning of Section 957 of the Code.

“GAAP” means generally accepted accounting principles in the United States as in effect on the Issue Date as set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants, the opinions and pronouncements of the Public Company Accounting Oversight Board and in the statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession.

“General Partner” means Northern Tier Energy GP LLC, a Delaware limited liability company, and its successors and permitted assigns as general partner of the Parent Guarantor.

“Good Faith by the Issuer” means the decision in good faith by a responsible financial or accounting officer of the Issuer.

“Government Securities” means (1) securities that are direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged or (2) securities that are obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America which, in either case, are not callable or redeemable at the option of the issuer thereof.

“Grantors” means, collectively, the Issuers and the Subsidiary Guarantors.

“Guarantee” means, as to any Person, a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness or other obligations of another Person.

“Guarantors” means, collectively, the Parent Guarantor and the Subsidiary Guarantors.

“Hedge Agreements” means:

(1) interest rate swap agreements, interest rate cap agreements, interest rate collar agreements and other agreements or arrangements designed for the purpose of fixing, hedging, mitigating or swapping interest rate risk either generally or under specific contingencies;

(2) foreign exchange contracts, currency swap agreements and other agreements or arrangements designed for the purpose of fixing, hedging, mitigating or swapping foreign currency exchange rate risk either generally or under specific contingencies;

(3) commodity swap agreements, commodity cap agreements or commodity collar agreements designed for the purpose of fixing, hedging, mitigating or swapping commodity risk either generally or under specific contingencies;

(4) a swap, cap, collar, floor, put, call, option, future, other derivative, spot purchase or sale, forward purchase or sale, supply or off- take, transportation agreement, storage agreement or other commercial or trading agreement in or involving crude oil, natural gas, any feedstock, blendstock, intermediate product, finished product, refined product or other hydrocarbons product, or any other energy, weather or emissions related commodity (including any crack spread), or any prices or price indexes relating to any of the foregoing commodities, or any economic index or measure of economic risk or value, or other benchmark against which payments or deliveries are to be made (including any combination of such transactions), in each case that is designed for the purpose of fixing, hedging, mitigating or swapping risk relating to such commodities either generally or under specific contingencies; and

(5) any other hedging agreement or other arrangement, in each case that is designed to provide protection against fluctuations in the price of crude oil, gasoline, other refined products or natural gas;

including, for the avoidance of doubt, the Pari Passu Lien Hedge Agreements.

“Hedging Obligations” means any and all indebtedness, debts, liabilities and other obligations, howsoever arising, of the Issuer and/or any Subsidiary Guarantor to the counterparties under the Hedge Agreements of every kind and description (whether or not evidenced by any note or instrument and whether or not for the payment of money), direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, under the Hedge Agreements and all other obligations owed by the Issuer and the Subsidiary Guarantors to the counterparties under the Hedge Agreements, including any guarantee obligations in respect thereof.

“Holder” means a Person in whose name a Note is registered in the Notes Register.

“IAI” means an institutional “accredited investor” as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act.

“Immediate Family Members” means with respect to any individual, such individual’s child, stepchild, grandchild or more remote descendant, parent, stepparent, grandparent, spouse, former spouse, qualified domestic partner, sibling, mother-in-law, father-in-law, son-in-law and daughter-in-law (including adoptive relationships) and any trust, partnership or other bona fide estate-planning vehicle the only beneficiaries of which are any of the foregoing individuals or any private foundation or fund that is controlled by any of the foregoing individuals or any donor- advised fund of which any such individual is the donor.

“incur” means, with respect to any Indebtedness, to incur, create, issue, assume, guarantee or otherwise become directly or indirectly liable for or with respect to, or become responsible for, the payment of, contingently or otherwise, such Indebtedness; provided that (1) any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Restricted Subsidiary of the Issuer (whether by merger, consolidation, acquisition or otherwise) will be deemed to be incurred by such Person at the time it becomes a Restricted Subsidiary of the Issuer and (2) neither the accrual of interest nor the accretion of original issue discount nor the payment of interest in the form of additional Indebtedness with the same terms and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock (to the extent provided for when the Indebtedness or Disqualified Stock on which such interest or dividend is paid was originally issued) shall be considered an incurrence of Indebtedness for purposes of Section 3.2; provided that in each case the amount thereof is for all other purposes included in the Fixed Charges of the Issuer or its Restricted Subsidiary as accrued and the amount of any such accretion or payment of interest in the form of additional Indebtedness or additional shares of Disqualified Stock is for all purposes included in the Indebtedness of the Issuer or its Restricted Subsidiary as accreted or paid.

“Indebtedness” means, with respect to any specified Person, any indebtedness (including principal and premium) of such Person, whether or not contingent:

(1) in respect of borrowed money;

(2) evidenced by bonds, notes, debentures or similar instruments;

(3) evidenced by letters of credit (or reimbursement agreements in respect thereof), but excluding obligations with respect to letters of credit (including trade letters of credit) securing obligations (other than obligations described in clause (1) or (2) above or clause (4), (5), (6), (7) or (8) below) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if drawn upon, to the extent such drawing is reimbursed no later than the fifth business day following receipt by such Person of a demand for reimbursement;

(4) in respect of banker’s acceptances;

(5) in respect of Capital Lease Obligations and Attributable Debt;

(6) in respect of the balance deferred and unpaid of the purchase price of any property, except (i) any such balance that constitutes an accrued expense or trade payable or similar obligation to a trade creditor and (ii) any earn-out obligations until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP;

(7) representing Hedging Obligations; or

(8) representing Disqualified Stock valued at the greater of its voluntary or involuntary maximum fixed repurchase price.

In addition, the term “Indebtedness” includes (1) all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person); provided that the amount of such Indebtedness shall be the lesser of (a) the fair market value of such asset at such date of determination and (b) the principal amount of such Indebtedness, and (2) to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person (whether or not such items would appear on the balance sheet of such obligor or guarantor). For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to this Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Stock, such fair market value shall be determined in good faith by the Board of Directors of the Issuer.

The amount of any Indebtedness outstanding as of any date shall be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation, and shall be:

(1) the accreted value thereof, in the case of any Indebtedness issued with original issue discount; and

(2) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness;

provided that Indebtedness shall not include:

(i) any liability for foreign, federal, state, local or other taxes,

(ii) performance bonds, bid bonds, appeal bonds, surety bonds and completion guarantees and similar obligations not in connection with money borrowed, in each case provided in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business,

(iii) any liability arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such liability is extinguished within five business days of its incurrence,

(iv) any liability owed to any Person in connection with workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance provided by such Person pursuant to reimbursement or indemnification obligations to such Person, in each case incurred in the ordinary course of business,

(v) any indebtedness existing on the date of this Indenture that has been satisfied and discharged or defeased by legal defeasance,

(vi) agreements providing for indemnification, adjustment of purchase price or earn-outs or similar obligations, or Guarantees or letters of credit, surety bonds or performance bonds securing any obligations of the Issuer or any of its Restricted Subsidiaries pursuant to such agreements, in any case incurred in connection with the disposition or acquisition of any business, assets or Restricted Subsidiary (other than Guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition), so long as the principal amount does not exceed the gross proceeds actually received in connection with such transaction, or

(vii) any obligations under the Intermediation Agreement.

No Indebtedness of any Person will be deemed to be contractually subordinated in right of payment to any other Indebtedness of such Person solely by virtue of being unsecured or by virtue of being secured on a junior priority basis.

“Indenture” means this Indenture as amended or supplemented from time to time.

“Initial Notes” has the meaning ascribed to it in the second introductory paragraph of this Indenture.

“Initial Purchasers” means Goldman, Sachs & Co., Deutsche Bank Securities Inc., J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Barclays Capital Inc., Credit Suisse Securities (USA) LLC, Macquarie Capital (USA) Inc., SunTrust Robinson Humphrey, Inc., UBS Securities LLC and Wells Fargo Securities, LLC.

“Insolvency or Liquidation Proceeding” means:

(1) any voluntary or involuntary case or proceeding under the Bankruptcy Code with respect to either Issuer or any Subsidiary Guarantor;

(2) any other voluntary or involuntary insolvency, reorganization or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding with respect to either Issuer or any Subsidiary Guarantor or with respect to a material portion of their respective assets;

(3) any liquidation, dissolution, reorganization or winding up of either Issuer or any Subsidiary Guarantor whether voluntary or involuntary and whether or not involving insolvency or bankruptcy; or

(4) any assignment for the benefit of creditors or any other marshalling of assets and liabilities of either Issuer or any Subsidiary Guarantor.

“Intercreditor Agreements” means, collectively, the ABL Intercreditor Agreement and the Collateral Trust and Intercreditor Agreement.

“Intermediation Agreement” means the crude oil supply agreement with J.P. Morgan Commodities Canada Corporation, dated as of the date of the 2017 Notes Indenture, as amended, restated, supplemented, modified and/or replaced from time to time.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or in one of the investment grade rating categories if such designation no longer exists) by Moody’s and BBB- (or the equivalent) by S&P, in each case, with a stable or better outlook (or, if either such entity ceases to rate the Notes for reasons outside of the control of the Issuers, the equivalent rating from any other Rating Agency).

“Investment Grade Securities” means

(1) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents);

(2) debt securities or debt instruments with an Investment Grade Rating (but not including any debt securities or instruments constituting loans or advances among the Issuer and its Subsidiaries);

(3) investments in any fund that invests exclusively in investments of the type described in clauses (1) and (2) above which fund may also hold immaterial amounts of cash pending investment or distribution; and

(4) corresponding instruments in countries other than the United States customarily utilized for high quality investments.

“investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the form of loans or other extensions of credit (including Guarantees, but excluding advances to customers or suppliers and trade credit in the ordinary course of business to the extent they are in conformity with GAAP, recorded as accounts receivable, prepaid expenses or deposits on the balance sheet of the Issuer or its Restricted Subsidiaries and endorsements for collection or deposit arising in the ordinary course of business), advances (excluding commission, payroll, travel and similar advances to officers, directors, employees and consultants made in the ordinary course of business, and excluding advances set forth in the preceding parenthetical), capital contributions (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

If the Issuer or any Restricted Subsidiary of the Issuer sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Issuer such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the Issuer, the Issuer shall be deemed to have made an investment on the date of any such sale or disposition equal to the fair market value of the investment in such Restricted Subsidiary not sold or disposed of in an amount determined as provided in Section 3.3(d). The acquisition by the Issuer or any Restricted Subsidiary of the Issuer of a Person that holds an investment in a third Person shall be deemed to be an investment by the Issuer or such Restricted Subsidiary in such third Person only if such investment was made in contemplation of, or in connection with, the acquisition of such Person by the Issuer or such Restricted Subsidiary and the amount of any such investment shall be determined as provided in Section 3.3(d).

For purposes of the covenant described under Section 3.3 and the definition of “Unrestricted Subsidiary”:

(1) “investments” shall include the portion (proportionate to the Issuer’s Equity Interest in such Subsidiary) of the fair market value of the net assets of a Subsidiary of the Issuer at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Issuer shall be deemed to continue to have a permanent “investment” in an Unrestricted Subsidiary in an amount (if positive) equal to:

(a) the Issuer’s “investment” in such Subsidiary at the time of such redesignation; less

(b) the portion (proportionate to the Issuer’s Equity Interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and

(2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer as determined in accordance with Section 3.3(d).

“Issue Date” means November 8, 2012.

“Issuer” means the Person named as the “Issuer” in the first introductory paragraph of this Indenture until a successor Person shall have become such pursuant to the applicable provisions of this Indenture, and thereafter “Issuer” shall mean such successor Person.

“Issuers” means the Issuer and the Co-Issuer. Any reference to “each Issuer,” “such Issuer,” “any Issuer” or similar reference to the Issuers individually shall mean each of the Issuers individually.

“Joint Venture” means any Person that is not a direct or indirect Subsidiary of the Issuer in which the Issuer or any of its Restricted Subsidiaries makes any investment.

“Lien” means, with respect to any asset, any mortgage, lien (statutory or otherwise), pledge, hypothecation, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including (1) any conditional sale or other title retention agreement, (2) any lease in the nature thereof, (3) any option or other agreement to sell or give a security interest and (4) any filing, authorized by or on behalf of the relevant grantor, of any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Lien Priority Confirmation” means, as to any additional Series of Secured Debt, the written agreement of the holders of such additional Series of Secured Debt, or their applicable Secured Representative, for the enforceable benefit of all holders of each existing and future Series of Secured Debt and each existing and future Secured Representative with respect thereto:

(a) that such Secured Representative and all other holders of obligations in respect of such Series of Secured Debt are bound by the provisions of the Collateral Trust and Intercreditor Agreement and the ABL Intercreditor Agreement;

(b) consenting to and directing the Collateral Agent to act as agent for such Series of Secured Debt or such Secured Representative, as applicable, and perform its obligations under the Collateral Trust and Intercreditor Agreement, the Security Documents and the ABL Intercreditor Agreement; and

(c) that all Secured Obligations will be and are secured equally and ratably by all Liens at any time granted by the Issuer or any other Grantor to secure any obligations in respect of such Series of Secured Debt, whether or not upon property otherwise constituting collateral for such Series of Secured Debt, and that all such Liens will be enforceable by the Collateral Agent for the benefit of all holders of Secured Obligations equally and ratably; provided that the foregoing shall not apply to Liens granted with respect to separate collateral that are permitted by this Indenture.

“Material Real Property” means, (i) as of the Issue Date, any real property owned by the Issuers or any Subsidiary Guarantor upon which either the ABL collateral agent or the Collateral Agent in respect of any other Pari Passu Notes Lien Indebtedness has a Lien to secure Obligations owing under the ABL Facility or under such other Pari Passu Notes Lien Indebtedness, as the case may be and (ii) on any date after the Issue Date, (x) any individual real property owned by the Issuers or any Subsidiary Guarantor if the greater of its cost and book value is greater than or equal to $3.5 million and (y) to the extent that the aggregate fair market value of all real property owned by the Issuers or any Subsidiary Guarantors not then subject to a Mortgage in favor of the Collateral Agent exceeds $30.0 million in the aggregate, any one or more individual real properties such that the remaining real property not then subject to a Mortgage in favor of the Collateral Agent has an aggregate fair market value of not more than $30.0 million.

“Maximum Crack Spread Capacity” means, as of any day, on a product-by-product basis, for the then current calendar month and the next 47 calendar months (collectively the “Relevant Period”), the volume of gasoline, diesel, jet fuel and heating oil not exceeding 80% of the aggregate projected production volume of such products in such Relevant Period by all crude oil refineries owned, directly or indirectly, as of such date by the Issuer and the Subsidiary Guarantors; provided, however, that the Maximum Crack Spread Capacity for any product in any calendar month cannot exceed 80% of the average monthly projected production volume of such product in such Relevant Period.

“Minnesota Pipe Line Interests” means, collectively, (i) 17% of the issued and outstanding limited liability company membership interests of Minnesota Pipe Line Company LLC, a Delaware limited liability company; and (ii) 17% of the issued and outstanding Capital Stock of MPL Investments, Inc., a Delaware corporation.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Mortgages” means the mortgages, deeds of trust, deeds to secure Indebtedness or other similar documents securing Liens on the Premises, as well as the other Collateral secured by and described in the mortgages, deeds of trust, deeds to secure Indebtedness or other similar documents.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of dividends on preferred stock.

“Net Proceeds” means the aggregate cash proceeds, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not the interest component, thereof) received by the Issuer or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any insurance recovery in connection with an Event of Loss, any cash received upon the sale or other disposition of any Designated Non-cash Consideration and other non-cash consideration received in any Asset Sale), net of (1) the direct costs relating to such Asset Sale and the sale or other disposition of any non-cash consideration, including, without limitation, legal, accounting and investment banking fees, and brokerage or sales commissions, and any relocation expenses incurred as a result thereof, (2) taxes paid or payable as a result thereof, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, (3) amounts required to be applied to the repayment of Indebtedness or other liabilities, secured by a Lien that has a higher priority than the Liens securing the Notes and the Subsidiary Guarantees on the asset or assets that were the subject of such Asset Sale in accordance with the terms of any Lien upon such assets, or required to be by its terms paid as a result of such sale, (4) any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP, as well as any other reserve established in accordance with GAAP related to pension and other post-employment benefit liabilities, liabilities related to environmental matters, or any indemnification obligations associated with the property or other assets disposed of in such transaction; provided, however, that upon reversal of any such reserve, Net Proceeds shall be increased by the amount of such reversal and (5) in the case of Net Proceeds relating to an Event of Loss, the amount of any insurance recovery that would otherwise constitute Net Proceeds shall be reduced by the amount of cash invested by the Issuers in Replacement Assets that would constitute (x) Note Priority Collateral in the case of an Asset Sale of Note Priority Collateral and (y) ABL Priority Collateral in the case of an Asset Sale of ABL Priority Collateral, prior to receipt of such insurance proceeds.

“New York Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time in the State of New York.

“Non-Recourse Debt” means Indebtedness of a Person:

(1) as to which neither of the Issuers nor any Restricted Subsidiary of the Issuer (a) provides any guarantee or credit support of any kind (including any undertaking, guarantee, indemnity, agreement or instrument that would constitute Indebtedness) or (b) is directly or indirectly liable (as a guarantor or otherwise);

(2) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of either of the Issuers or any Restricted Subsidiary of the Issuer to declare a default under such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its Stated Maturity; and

(3) the explicit terms of which provide there is no recourse against any of the assets of either of the Issuers or the Restricted Subsidiaries of the Issuer.

“Non-U.S. Person” means a Person who is not a U.S. Person (as defined in Regulation S).

“Note Guarantees” means, collectively, each Subsidiary Guarantee and the Parent Guarantee.

“Note Priority Collateral” means Note and Specified Hedge Collateral, as defined in the ABL Intercreditor Agreement as in effect on the Issue Date.

“Notes” has the meaning ascribed to it in the second introductory paragraph.

“Notes Custodian” means the custodian with respect to the Global Notes (as appointed by DTC), or any successor Person thereto and shall initially be the Trustee.

“Notes Documents” means, collectively, this Indenture, the Notes, the 2017 Notes, the 2017 Notes Indenture, the Pari Passu Lien Hedge Agreements and each of the other agreements, documents and instruments providing for or evidencing any other Secured Obligations, and any other document or instrument executed or delivered at any time in connection with any Secured Obligations, to the extent such are effective at the relevant time, in each case as each may be amended, restated, supplemented, modified, renewed, extended or refinanced in whole or in part from time to time, and any other credit agreement, indenture or other agreement, document or instrument evidencing, governing, relating to or securing any Secured Debt.

“NT Bakery Trademark Security Agreement” means the grant of a security interest in trademark rights, dated the Issue Date, made by Northern Tier Bakery LLC in favor of the Collateral Agent.

“NT Retail Trademark Security Agreement” means the grant of a security interest in trademark rights, dated the Issue Date, made by Northern Tier Retail LLC in favor of the Collateral Agent.

“NTE Trademark Security Agreement” means the grant of a security interest in trademark rights, dated the Issue Date, made by Northern Tier Energy LLC in favor of the Collateral Agent.

“NTI” means Northern Tier Investors LLC, a Delaware limited liability company.

“Obligations” means any principal, interest, penalties, fees, expenses, indemnifications, reimbursements (including, without limitation, reimbursement obligations with respect to letters of credit and banker’s acceptances), damages and other liabilities (including all interest, fees and expenses accruing after the commencement of any Insolvency or Liquidation Proceeding at the rate provided for in the documentation with respect thereto, even if such interest, fees and expenses are not enforceable, allowable or allowed as a claim in such proceeding) and guarantees of payment of such Obligations under any Notes Documents or ABL Documents, as the case may be.

“Offering Circular” means the final offering memorandum, dated November 2, 2012 relating to the offering by the Issuers of the Initial Notes and any future offering circular relating to Additional Notes.

“Officer” means, with respect to any Person, the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Chief Accounting Officer, the Treasurer, any Assistant Treasurer, the Controller, the General Counsel, the Secretary, any Executive Vice President, any Senior Vice President, any Vice President or any Assistant Vice President of such Person.

“Officers’ Certificate” means a certificate signed on behalf of the Issuer by an Officer of the Issuer, who must be the principal executive officer, the principal operating officer, the principal financial officer, the treasurer, the principal accounting officer or the general counsel of the Issuer that meets the requirements of this Indenture.

“Opinion of Counsel” means an opinion from legal counsel who is reasonably acceptable to the Trustee (who may be counsel to or an employee of the Issuer or any Subsidiary Guarantor of the Issuer) that meets the requirements of this Indenture.

“Parent Guarantee” means the Guarantee of the Notes by the Parent Guarantor pursuant to the terms of Article X hereof.

“Parent Guarantor” means Northern Tier Energy LP, a Delaware limited partnership, the direct or indirect parent of the Issuer.

“Pari Passu ABL Lien Indebtedness” means any Indebtedness that is permitted to have Pari Passu Lien Priority relative to the ABL Facility with respect to the Collateral and is not secured by any other assets.

“Pari Passu Indebtedness” means Indebtedness and other obligations that ranks equally in right of payment to the Notes and the Note Guarantees (without giving effect to collateral arrangements).

“Pari Passu Lien Hedge Agreements” means (a) the ISDA Master Agreement, dated as of October 6, 2010, between St. Paul Park Refining Co. LLC and J. Aron & Company and the schedules and confirmations in connection therewith, as such agreement may be amended, restated, modified, supplemented or replaced from time to time (the “J. Aron Hedge”), and (b) any other contracts, transactions, agreements or arrangements that qualify as Hedge Agreements under clause (4) or (5) of such term and that have been designated by the Issuer or any Subsidiary Guarantor, as applicable, by written notice to the Collateral Agent and the ABL collateral agent, as Pari Passu Lien Hedge Agreements; provided that the net volume covered by all Crack Spread Hedges that have been so designated together with all hedges under the J. Aron Hedge shall not exceed for any relevant monthly period the applicable volumes under the Maximum Crack Spread Capacity.

“Pari Passu Lien Priority” means, relative to specified Indebtedness and other obligations, having a Lien priority on the Collateral that is equal to the Lien priority of the Notes and the Subsidiary Guarantees or the ABL Facility, as the case may be, on the Collateral.

“Pari Passu Notes Lien Indebtedness” means (a) any Pari Passu Lien Hedge Agreements, (b) the 2017 Notes Obligations and (c) any Additional Notes and any other Indebtedness that has a Stated Maturity date that is longer than the Notes and that is permitted to have Pari Passu Lien Priority relative to the Notes and the Subsidiary Guarantees with respect to the Collateral and is not secured by any other assets; provided that, in each case, an authorized representative of the holders of such Indebtedness (other than any Additional Notes) shall have executed a joinder to the Security Documents in the form provided therein.

“Pari Passu Notes Lien Indebtedness Debt Limit” means, as at any time of determination, an amount equal to (1) the product of (x) the aggregate Cost incurred after the date of the 2017 Notes Indenture through and including such time of determination with respect to Note Priority Collateral multiplied by (y) 50%, less (2) (i) any Indebtedness secured by Liens pursuant to clauses (5), (6) and (9) of the definition of “Permitted Liens” and (ii) without duplication, any Indebtedness incurred pursuant to clauses (9) and (11) (to the extent such Indebtedness was incurred to finance an acquisition or constitutes Acquired Debt) of Section 3.2(b) that, in each case, in this clause (ii) (A) is secured by a Lien with respect to any Collateral (other than any such Lien which is junior in all respects to the Lien securing the Notes and the Subsidiary Guarantees), (B) is secured by a Lien on any asset which is not Collateral, (C) that is senior in right of payment to the Notes and Subsidiary Guarantees or (D) is otherwise structurally senior to the Notes and the Subsidiary Guarantees.

“Partnership Agreement” means the First Amended and Restated Agreement of Limited Partnership of Northern Tier Energy LP, dated July 31, 2012, as in effect on the Issue Date and as such may be further amended, restated, modified or supplemented from time to time.

“Permitted Business” means either (a) any business conducted or proposed to be conducted (as described in the Offering Circular) by the Parent Guarantor, the Issuer and its Restricted Subsidiaries on the Issue Date and other businesses reasonably related, complementary or ancillary thereto and reasonable expansions or extensions thereof or (b) any other business that generates gross income that constitutes “qualifying income” under Section 7704(d) of the Code.

“Permitted Business Investments” means investments by the Issuer or any of its Restricted Subsidiaries in any Unrestricted Subsidiary of the Issuer or in any Joint Venture, provided that:

(1) (a) at the time of such investment and immediately thereafter, the Issuer could incur $1.00 of additional Indebtedness under the Fixed Charge Coverage Ratio test set forth in Section 3.2(a) and (b) such investment does not exceed the aggregate amount of Incremental Funds (as defined in Section 3.3) not previously expended at the time of making such investment;

(2) if such Unrestricted Subsidiary or Joint Venture has outstanding Indebtedness at the time of such investment, either (a) all such Indebtedness is Non-Recourse Debt or (b) any such Indebtedness of such Unrestricted Subsidiary or Joint Venture that is recourse to the Issuer or any of its Restricted Subsidiaries (which shall include, without limitation, all Indebtedness of such Unrestricted Subsidiary or Joint Venture for which the Issuer or any of its Restricted Subsidiaries may be directly or indirectly, contingently or otherwise, obligated to pay, whether pursuant to the terms of such Indebtedness, by law or pursuant to any guarantee, including, without limitation, any “claw-back,” “make-well” or “keep-well” arrangement) could, at the time such investment is made, be incurred at that time by the Issuer and its Restricted Subsidiaries under the Fixed Charge Coverage Ratio test set forth in Section 3.2(a); and

(3) such Unrestricted Subsidiary’s or Joint Venture’s activities are not outside the scope of the Permitted Business.

“Permitted Holder” means each of the Sponsors and members of management of the Issuer or a direct or indirect parent of the Issuer who are holders of Equity Interests of the Issuer (or any of its direct or indirect parent companies) on the Issue Date and any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the foregoing are members; provided that in the case of such group and without giving effect to the existence of such group or any other group, such Sponsors and members of management, collectively, have direct or indirect beneficial ownership of more than 50% of the total voting power of the Voting Stock of the Issuer. If a third party acquires the Issuer or a direct or indirect parent of the Issuer and in connection with that transaction a Change of Control Offer is consummated, such third party acquiror (together with its controlling shareholders and members of management who are holders of Equity Interests of the Issuer (or any direct or indirect parent) following the consummation of the Change of Control Offer) will thereafter, together with their respective Affiliates, be deemed to be additional Permitted Holders.

“Permitted Investments” means:

(1) any investment in the Issuer, a Subsidiary Guarantor or a Restricted Subsidiary of the Issuer, including any investment in the Notes or the Subsidiary Guarantees thereof;

(2) any investment in cash or Cash Equivalents or Investment Grade Securities;

(3) any investment by the Issuer or any Restricted Subsidiary of the Issuer in a Person, if as a result of such investment:

(a) such Person becomes a Restricted Subsidiary of the Issuer; or

(b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Issuer or a Restricted Subsidiary of the Issuer;

and, in each case, any investment held by such Person, provided that such investment was not acquired by such Person in contemplation of such acquisition, merger, consolidation or transfer;

(4) any investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with Section 3.5 or from any other disposition of assets not constituting an Asset Sale;

(5) investments to the extent acquired in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Issuer or any direct or indirect parent of the Issuer; provided, however, that such Equity Interests will be excluded (or deducted, if included) from the calculation of Available Cash and Incremental Funds under Section 3.3;

(6) Hedging Obligations permitted under Section 3.2(b)(19);

(7) investments received in satisfaction of judgments or in settlements of debt or compromises of obligations incurred in the ordinary course of business;

(8) loans or advances to employees of the Issuer or any of its Restricted Subsidiaries that are approved by a majority of the disinterested members of the Board of Directors of the Issuer, in an aggregate principal amount of $5.0 million at any one time outstanding;

(9) investments consisting of the non-exclusive licensing of intellectual property pursuant to joint marketing arrangements with other Persons;

(10) other investments in any Person having an aggregate fair market value (measured on the date each such investment was made and without giving effect to subsequent changes in value), when taken together with all other investments made pursuant to this clause (10) since the Issue Date, not to exceed the greater of (x) $37.5 million and (y) 5.0% of the Issuer’s Consolidated Total Assets at the time of such investment;

(11) any investment existing on the Issue Date;

(12) any investment acquired by the Issuer or any of its Restricted Subsidiaries (a) in exchange for any other investment or accounts receivable held by the Issuer or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other investment or accounts receivable or (b) as a result of a foreclosure by the Issuer or any of its Restricted Subsidiaries with respect to any secured investment or other transfer of title with respect to any secured investment in default;

(13) guarantees of Indebtedness permitted under Section 3.2(b);

(14) any transaction which constitutes an investment to the extent permitted and made in accordance with Section 3.8 (except transactions described in clauses (3), (5), (12) and (13) of Section 3.8(b));

(15) investments consisting of purchases and acquisitions of inventory, supplies, material or equipment or services in the ordinary course of business;

(16) investments (including debt obligations and Equity Interests) received in connection with the bankruptcy or reorganization of suppliers and customers or in settlement of delinquent obligations of, or other disputes with, customers and suppliers arising in the ordinary course of business;

(17) investments in Unrestricted Subsidiaries, joint ventures and/or equity investees of the Issuer or any of its Restricted Subsidiaries in an aggregate amount not to exceed the greater of (x) $27.5 million and (y) 3.5% of the Issuer’s Consolidated Total Assets;

(18) investments relating to a Securitization Subsidiary that, in the good faith determination of the Issuer are necessary or advisable to effect any Permitted Receivables Financing; and

(19) Permitted Business Investments.

“Permitted Liens” means:

(1) Liens on Collateral securing Indebtedness incurred pursuant to Section 3.2(b)(1) and related Obligations and Hedging Obligations and Cash Management Obligations; provided that any such Indebtedness may be secured by Liens on the ABL Priority Collateral on a first-priority basis and by Liens on Note Priority Collateral on a second-priority basis pursuant to the ABL Intercreditor Agreement;

(2) Liens securing the Notes outstanding on the Issue Date and the Exchange Notes in respect thereof, the Subsidiary Guarantees relating to such Notes and Exchange Notes and any obligations with respect to such Notes and Exchange Notes and any Subsidiary Guarantees relating thereto;

(3) Liens of franchisors in the ordinary course of business not securing Indebtedness;

(4) Liens in favor of the Issuer or any Restricted Subsidiary or Subsidiary Guarantor;

(5) Liens on property or Capital Stock of a Person existing at the time such Person is acquired by, merged with or into or consolidated, combined or amalgamated with the Issuer or any Restricted Subsidiary of the Issuer; provided that such Liens were in existence prior to, and were not incurred in connection with or in contemplation of, such merger, acquisition, consolidation, combination or amalgamation and do not extend to any assets other than those of the Person acquired by or merged into or consolidated, combined or amalgamated with the Issuer or the Restricted Subsidiary;

(6) Liens on property existing at the time of acquisition thereof by the Issuer or any Restricted Subsidiary of the Issuer; provided that such Liens were in existence prior to, and were not incurred in connection with or in contemplation of, such acquisition and do not extend to any property other than the property so acquired by the Issuer or the Restricted Subsidiary;

(7) Liens existing on the Issue Date, other than liens to secure the Initial Notes and the Subsidiary Guarantees thereof or to secure Obligations under the ABL Facility or the 2017 Notes or the 2017 Notes Indenture;

(8) Liens to secure any Permitted Refinancing Indebtedness incurred to renew, refinance, refund, replace, amend, defease or discharge, as a whole or in part, Indebtedness that was previously so secured pursuant to clauses (2), (7) and (8) of this definition; provided that (a) the new Lien shall be limited to all or part of the same property and assets that secured the Indebtedness being refinanced, (b) the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (i) the outstanding principal amount or, if greater, committed amount of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged with such Permitted Refinancing Indebtedness at the time the original Lien became a Permitted Lien, and (ii) an amount necessary to pay any fees and expenses, including premiums, related to such renewal, refunding, refinancing, replacement, defeasance or discharge and (c) the new Lien has no greater priority relative to the Notes and the Subsidiary Guarantees and the holders of the Indebtedness secured by such Lien have no greater intercreditor rights relative to the Notes and the Subsidiary Guarantees and the holders thereof than the original Liens and the related Indebtedness and the holders thereof;

(9) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by Section 3.2(b)(5); provided that any such Lien (i) covers only the assets acquired, constructed or improved with such Indebtedness and (ii) is created within 180 days of such acquisition, construction or improvement;

(10) Liens incurred or pledges or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security and employee health and disability benefits;

(11) Liens to secure the performance of bids, tenders, completion guarantees, public or statutory obligations, surety or appeal bonds, bid leases, performance bonds, reimbursement obligations under letters of credit that do not constitute Indebtedness or other obligations of a like nature, and deposits as security for contested taxes or for the payment of rent, in each case incurred in the ordinary course of business;

(12) Liens for taxes, assessments or governmental charges or claims that are not yet overdue by more than 30 days or that are not yet payable or subject to penalties for nonpayment or that are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted; provided that any reserve or other appropriate provision required under GAAP has been made therefor;

(13) carriers’, warehousemen’s, landlords’, mechanics’, suppliers’, materialmen’s and repairmen’s and similar Liens, or Liens in favor of customs or revenue authorities or freight forwarders or handlers to secure payment of customs duties, in each case (whether imposed by law or agreement) incurred in the ordinary course of business;

(14) licenses, entitlements, servitudes, easements, rights-of-way, restrictions, reservations, covenants, conditions, utility agreements, rights of others to use sewers, electric lines and telegraph and telephone lines, minor imperfections of title, minor survey defects, minor encumbrances or other similar restrictions on the use of any real property, including zoning or other restrictions as to the use of real properties or Liens incidental to the conduct of the business, that were not incurred in connection with Indebtedness and do not, in the aggregate, materially diminish the value of said properties or materially interfere with their use in the operation of the business of the Issuer or any of its Restricted Subsidiaries;

(15) leases, subleases, licenses, sublicenses or other occupancy agreements granted to others in the ordinary course of business which do not secure any Indebtedness and which do not materially interfere with the ordinary course of business of the Issuer or any of its Restricted Subsidiaries;

(16) with respect to any leasehold interest, easement or other possessory interest where the Issuer or any Restricted Subsidiary of the Issuer is a lessee, tenant, subtenant, grantee, user or other occupant, mortgages, obligations, liens and other encumbrances incurred, created, assumed or permitted to exist and arising by, through or under a landlord, sublandlord, grantor or holder of any superior real property interest of such leased or occupied real property encumbering such landlord’s, sublandlord’s, grantor’s or holder’s interest in such leased or occupied real property;

(17) Liens arising from Uniform Commercial Code financing statement filings regarding precautionary filings, consignment arrangements or operating leases entered into by the Issuer or any of its Restricted Subsidiaries granted in the ordinary course of business;

(18) Liens (i) of a collection bank arising under Section 4-210 of the New York Uniform Commercial Code on items in the course of collection, (ii) in favor of banking institutions arising as a matter of law encumbering deposits (including the right of set-off) within general parameters customary in the banking industry or (iii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business;

(19) Liens securing judgments for the payment of money not constituting an Event of Default under this Indenture pursuant to Section 6.1(7), so long as such Liens are adequately bonded;

(20) Liens arising by operation of law or contract on insurance policies and the proceeds thereof to secure premiums thereunder;

(21) Liens arising out of conditional sale, title retention, consignment or similar arrangements, or that are contractual rights of set-off, relating to the sale or purchase of goods entered into by the Issuer or any of its Restricted Subsidiaries in the ordinary course of business;

(22) Liens on pipeline or pipeline facilities which arise out of operation of law;

(23) Liens arising under partnership agreements, oil and gas leases, farm-out agreements, division orders, contracts for the sale, purchase, exchange, transportation or processing of oil, gas or other hydrocarbons, unitization and pooling declarations and agreements, development agreements, operating agreements, area of mutual interest agreements, and other agreements which are customary in any Permitted Business;

(24) Liens in favor of suppliers of crude oil and other feedstocks on such purchased crude oil and other feedstocks to secure payment of the purchase price thereof; provided the amounts secured by such liens do not exceed the purchase price of such crude oil and other feedstocks;

(25) Liens on accounts receivable and related assets incurred in connection with any Permitted Receivables Financing;

(26) any encumbrance or restriction (including put and call arrangements) with respect to Capital Stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement permitted under this Indenture to secure obligations of such joint venture;

(27) any extension, renewal or replacement, in whole or in part of any Lien described in clauses (5) and (6) of this definition of “Permitted Liens”; provided that any such extension, renewal or replacement is no more restrictive in any material respect than any Lien so extended, renewed or replaced and does not extend to any additional property or assets;

(28) Liens on cash or cash equivalents securing Hedging Obligations permitted to be incurred under this Indenture;

(29) Liens other than any of the foregoing incurred by the Issuer, a Subsidiary Guarantor or any Restricted Subsidiary of the Issuer with respect to Indebtedness or other obligations permitted to be incurred under this Indenture that do not, in the aggregate, exceed the greater of (x) $25.0 million and (y) 2.5% of the Issuer’s Consolidated Total Assets at any one time outstanding;

(30) Liens on any property or assets of, any Foreign Subsidiary securing Indebtedness incurred by a Foreign Subsidiary in compliance with Section 3.2;

(31) Liens deemed to exist in connection with investments in repurchase agreements permitted under Section 3.2; provided that such Liens do not extend to any assets other than those that are the subject of such repurchase agreement;

(32) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(33) Liens solely on any cash earnest money deposits made by the Issuer or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement not prohibited by this Indenture;

(34) Liens on Collateral securing Pari Passu Notes Lien Indebtedness incurred pursuant to clauses (2) and (11) of Section 3.2(b); provided that such Indebtedness may have Pari Passu Lien Priority relative to the Notes and the Subsidiary Guarantees pursuant to the Collateral Trust and Intercreditor Agreement and the ABL Intercreditor Agreement;

(35) Liens securing the Pari Passu Lien Hedge Agreements; provided that the Liens securing such Indebtedness may have Pari Passu Lien Priority relative to the Notes and the Subsidiary Guarantees pursuant to the Collateral Trust and Intercreditor Agreement and the ABL Intercreditor Agreement; and

(36) Liens on Collateral securing the 2017 Notes Obligations.

The Issuers may classify (or later reclassify) any Lien in any one or more of the above categories (including in part in one category and in part another category).

“Permitted Receivables Financing” means any receivables financing facility or arrangement, as amended from time to time, pursuant to which a Securitization Subsidiary purchases or otherwise acquires accounts receivable of the Issuer or any of its Restricted Subsidiaries and enters into a third party financing thereof on terms that the Board of Directors of the Issuer has concluded are customary and market terms fair to the Issuer and its Restricted Subsidiaries.

“Permitted Refinancing Indebtedness” means:

(A) any Indebtedness of the Issuer or any of its Restricted Subsidiaries (other than Disqualified Stock) issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Issuer or any of its Restricted Subsidiaries (other than Disqualified Stock and intercompany Indebtedness); provided that:

(1) the principal amount (or accreted value, if applicable) then outstanding of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest thereon and the amount of any reasonably determined premium necessary to accomplish such refinancing and such reasonable fees and expenses incurred in connection therewith);

(2) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity at the time the Permitted Refinancing Indebtedness is incurred equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is contractually subordinated in right of payment to the Notes or the Note Guarantees, such Permitted Refinancing Indebtedness is contractually subordinated in right of payment to the Notes and the Note Guarantees on terms at least as favorable to the Holders as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(4) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is pari passu in right of payment with the Notes or any Note Guarantees, such Permitted Refinancing Indebtedness is pari passu in right of payment with, or subordinated in right of payment to, the Notes or such Note Guarantees; provided that if such Permitted Refinancing Indebtedness is secured, the Liens securing such Permitted Refinancing Indebtedness have Lien priority equal with or junior to the Liens securing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

(5) such Indebtedness is incurred either (a) by the Issuer or any Subsidiary Guarantor or (b) by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

(B) any Disqualified Stock of the Issuer or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace or refund other Disqualified Stock of the Issuer or any of its Restricted Subsidiaries (other than Disqualified Stock held by the Issuer or any of its Restricted Subsidiaries); provided that:

(1) the liquidation or face value of such Permitted Refinancing Indebtedness does not exceed the liquidation or face value of the Disqualified Stock so extended, refinanced, renewed, replaced or refunded (plus all accrued dividends thereon and the amount of any reasonably determined premium necessary to accomplish such refinancing and such reasonable fees and expenses incurred in connection therewith);

(2) such Permitted Refinancing Indebtedness has a final redemption date later than the final redemption date of, and has a Weighted Average Life to Maturity at the time the Permitted Refinancing Indebtedness is incurred equal to or greater than the Weighted Average Life to Maturity of, the Disqualified Stock being extended, refinanced, renewed, replaced or refunded;

(3) such Permitted Refinancing Indebtedness has a final redemption date later than the final maturity date of, and is contractually subordinated in right of payment to, the Notes and the Note Guarantees on terms at least as favorable to the Holders as those contained in the documentation governing the Disqualified Stock being extended, refinanced, renewed, replaced or refunded;

(4) such Permitted Refinancing Indebtedness is not redeemable at the option of the Holder thereof or mandatorily redeemable prior to the final maturity of the Disqualified Stock being extended, refinanced, renewed, replaced or refunded; and

(5) such Disqualified Stock is issued either (a) by the Issuer or any Subsidiary Guarantor or (b) by the Restricted Subsidiary that is the issuer of the Disqualified Stock being extended, refinanced, renewed, replaced or refunded.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or any agency or political subdivision thereof or other entity.

“Predecessor Note” of any particular Note means every previous Note evidencing all or a portion of the same debt as that evidenced by such particular Note. For the purposes of this definition, any Note authenticated and delivered under Section 2.10 in exchange for or in lieu of a mutilated, destroyed, lost or stolen Note shall be deemed to evidence the same debt as the mutilated, destroyed, lost or stolen Note.

“preferred stock” means, with respect to any Person, any Equity Interest of such Person that has preferential rights to any other Equity Interest of such Person with respect to dividends or redemptions upon liquidation.

“Preliminary Offering Circular” means the preliminary offering circular, dated November 1, 2012, relating to the offering and sale by the Issuers of $275.0 million principal amount of Senior Secured Notes due 2020.

“Prepayment Account” means any deposit account or securities account established and maintained for the sole purpose of depositing the net cash proceeds of any of the Issuers or the Subsidiary Guarantors with respect to any asset sale, incurrence of indebtedness or casualty or condemnation event pending the application of such proceeds to the prepayment of any Pari Passu Notes Lien Indebtedness in accordance with the mandatory prepayment provisions of any document or agreement governing the same and in accordance with the ABL Intercreditor Agreement.

“Pro forma Cost Savings” means, with respect to any period, the reduction in net costs, integration and other synergies (including, without limitation, improvements to gross margins) and related adjustments that have occurred during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date, or are reasonably expected to occur within 12 months of the Calculation Date, in the reasonable judgment of the chief financial officer or accounting officer of the Issuer (regardless of whether those cost savings or operating improvements or synergies could then be reflected in pro forma financial statements in accordance with Regulation S-X promulgated under the Securities Act or any other regulation or policy of the Commission related thereto), provided that, in the case of such cost savings or operating improvements or synergies, such adjustments are set forth in an Officers’ Certificate delivered to the Trustee and signed by the Issuer’s chief financial or similar accounting officer that states (i) the amount of such adjustments and (ii) that such adjustments are based on the reasonable good faith belief of the officers executing such Officers’ Certificate at the time of such execution and the factual basis on which such good faith belief is based).

“Purchase Agreement” means the Purchase Agreement entered into by the Issuers and the Initial Purchasers on November 2, 2012 pursuant to which the Issuers will issue and sell to the Initial Purchasers the Notes.

“Qualified Equity Offering” means (1) any public or private placement of common or preferred stock (other than Disqualified Stock) of the Issuer or any direct or indirect parent of the Issuer, other than (a) public offerings with respect to the Issuer’s or any direct or indirect parent company’s common stock registered on Form S-8 or (b) any sales to the Issuer or any of its Subsidiaries; provided that if such public offering or private placement is of common or preferred stock of any direct or indirect parent of the Issuer, the term “Qualified Equity Offering” shall refer to the portion of the net cash proceeds therefrom that has been contributed to the equity capital of the Issuer and (2) the contribution of cash to the Issuer as an equity capital contribution.

“QIB” means any “qualified institutional buyer” as such term is defined in Rule 144A.

“Rating Agency” means each of (1) S&P, (2) Moody’s and (3) if either S&P or Moody’s no longer provide ratings, any other rating agency which is nationally recognized for rating debt securities within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act selected by the Issuer as a replacement agency.

“Refinery” means the refinery located in St. Paul Park, Minnesota, including the related equipment and facilities and light products terminal located at the refinery complex in St. Paul Park, Minnesota described in Section 4.2(a) of the Marathon Petroleum Company LP Disclosure Schedules to the St. Paul Park Refining Co. LLC Contribution Agreement, dated as of October 6, 2010, among Marathon Petroleum Company LP, St. Paul Park Refining Co. LLC and Northern Tier Investors LLC.

“Refinery Event of Loss” means an Event of Loss relating to the Refinery that results in Net Proceeds (disregarding clause (5) of the definition thereof) in excess of $75.0 million (such amount, the “Refinery Event of Loss Threshold”).

“Registration Rights Agreement” means the Registration Rights Agreement with respect to the Initial Notes dated as of the Issue Date, among the Issuers, the Guarantors and the Initial Purchasers and, with respect to any Additional Notes, one or more registration rights agreements among the Issuers, the Guarantors and the other parties thereto, relating to the rights given by the Issuer and the Guarantors to the purchasers of Additional Notes to register such Additional Notes under the Securities Act.

“Regulation D” means Regulation D under the Securities Act or any successor regulation.

“Regulation S” means Regulation S under the Securities Act or any successor regulation.

“Regulation S-X” means Regulation S-X under the Securities Act or any successor regulation.

“Replacement Assets” means (1) as used in connection with any ABL Priority Collateral, current tangible assets, and, as used in connection with any Note Priority Collateral, any non-current tangible assets that, in each case, will be used or useful in a Permitted Business or (2) substantially all the assets of a Permitted Business or a majority of the Voting Stock of any Person engaged in a Permitted Business that will become on the date of acquisition thereof a Domestic Subsidiary (or a Restricted Subsidiary solely to the extent the assets being replaced were sold by a Foreign Subsidiary).

“Reporting Default” means a Default described under Section 6.1(4).

“Restricted Investment” means an investment other than a Permitted Investment.

“Restricted Notes” means Initial Notes and Additional Notes bearing one of the restrictive legends described in Section 2.1(d).

“Restricted Notes Legend” means the legend set forth in Section 2.1(d)(1) and, in the case of the Temporary Regulation S Global Note, the legend set forth in Section 2.1(d)(2).

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary or the Co-Issuer.

“Rule 144A” means Rule 144A under the Securities Act or any successor rule.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor to its rating agency business.

“Sale and Leaseback Transaction” means, with respect to any Person, any transaction involving any of the assets or properties of such Person whether now owned or hereafter acquired, whereby such Person sells or transfers such assets or properties to a third Person and then or thereafter leases such assets or properties or any part thereof.

“Secured Debt” means Indebtedness constituting the 2017 Notes Obligations, Indebtedness under the Pari Passu Lien Hedge Agreements, this Indenture, the Notes, and, to the extent issued or outstanding, any Pari Passu Notes Lien Indebtedness designated as such by the Issuer in writing to the Collateral Agent; provided that:

(1) on or before the date on which such Indebtedness is incurred, an Officers’ Certificate is delivered to the Collateral Agent designating such Indebtedness as “Secured Debt” for the purposes of the Notes Documents;

(2) such Indebtedness is evidenced or governed by an indenture, credit agreement, loan agreement, note agreement, hedge agreement, promissory note or other agreement or instrument that includes a Lien Priority Confirmation;

(3) such Indebtedness is designated as Secured Debt in accordance with the requirements of the Collateral Trust and Intercreditor Agreement; and

(4) at the time of the incurrence thereof, the applicable Secured Debt may be incurred (and secured as contemplated in the Collateral Trust and Intercreditor Agreement) without violating the terms of any Notes Document or causing any default thereunder.

“Secured Obligations” means, subject to the terms and conditions in the Collateral Trust and Intercreditor Agreement, (i) all obligations under this Indenture and the Notes, (ii) all obligations under the Pari Passu Lien Hedge Agreements, (iii) all 2017 Notes Obligations, (iv) all other Pari Passu Notes Lien Indebtedness and (v) all other obligations arising with respect to any Secured Debt.

“Secured Representative” means:

(1) in the case of this Indenture, the Trustee;

(2) in the case of any Pari Passu Lien Hedge Agreements, the counterparty thereto;

(3) in the case of the 2017 Notes Indenture, the 2017 Notes Trustee; or

(4) in the case of any other Series of Secured Debt, the respective creditor or any trustee, agent or representative thereof designated as such in the respective agreement or instrument governing such Series of Secured Debt.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Securitization Subsidiary” means a Subsidiary of the Issuer

(1) that is designated a “Securitization Subsidiary” by the Board of Directors of the Issuer,

(2) that does not engage in, and whose charter prohibits it from engaging in, any activities other than Permitted Receivables Financings and any activity necessary, incidental or related thereto,

(3) no portion of the Indebtedness or any other obligation, contingent or otherwise, of which

(a) is guaranteed by the Issuer, any Subsidiary Guarantor or any Restricted Subsidiary of the Issuer,

(b) is recourse to or obligates the Issuer, any Subsidiary Guarantor or any Restricted Subsidiary of the Issuer in any way, or

(c) subjects any property or asset of the Issuer, any Subsidiary Guarantor or any Restricted Subsidiary of the Issuer, directly or indirectly, contingently or otherwise, to the satisfaction thereof, and

(4) with respect to which neither the Issuer, any Subsidiary Guarantor nor any Restricted Subsidiary of the Issuer (other than an Unrestricted Subsidiary) has any obligation to maintain or preserve such its financial condition or cause it to achieve certain levels of operating results, other than, in respect of clauses (3) and (4), pursuant to customary representations, warranties, covenants and indemnities entered into in connection with a Permitted Receivables Financing.

“Security Agreement” means the Pledge and Security Agreement, dated as of the Issue Date, among the Issuers, the Subsidiary Guarantors and the Collateral Agent, as the same may be amended, supplemented or otherwise modified from time to time.

“Security Documents” means the Collateral Trust and Intercreditor Agreement and the ABL Intercreditor Agreement, each Lien Priority Confirmation with respect to Secured Debt, and all security agreements, including the Security Agreement and the Trademark Security Agreements, pledge agreements, Mortgages, deeds of trust, collateral assignments, collateral agency agreements, debentures, control agreements or other grants or transfers for security executed and delivered by the Issuers or any Subsidiary Guarantor (including, without limitation, financing statements under the Uniform Commercial Code of the relevant state) creating (or purporting to create) a Lien upon Collateral in favor of the Collateral Agent or notice of such pledge, grant or assignment is given, in each case, as amended, modified, renewed, restated or replaced, in whole or in part, from time to time, in accordance with its terms and the terms of the Collateral Trust and Intercreditor Agreement.

“Series of Secured Debt” means, severally, (i) Indebtedness under this Indenture and the Notes, (ii) Indebtedness under the 2017 Notes Indenture and the 2017 Notes, (iii) obligations under the Pari Passu Lien Hedge Agreements and (iv) each separate issue of Indebtedness which constitutes Secured Debt.

“Shelf Registration Statement” shall have the meaning set forth in the Registration Rights Agreement.

“Significant Subsidiary” means any Restricted Subsidiary that would constitute a “significant subsidiary” within the meaning of Article 1, Rule 1-02 of Regulation S-X under the Securities Act.

“Special Interest” means any additional interest owing on any Notes pursuant to the Registration Rights Agreement.

“Sponsors” means ACON Investments, L.L.C. and TPG Capital L.P. and, if applicable, each of their respective Affiliates and funds or partnerships managed by any of them or their respective Affiliates but not including, however, any portfolio companies of any of the foregoing.

“St. Paul Trademark Security Agreement” means the grant of a security interest in trademark rights, dated the Issue Date, made by St. Paul Park Refining Co. LLC in favor of the Collateral Agent.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, including pursuant to any mandatory redemption provision, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subordinated Debt” means (a) with respect to the Notes, any Indebtedness of the Issuer (whether outstanding on the Issue Date or thereafter incurred) which is by its terms subordinated or junior in right of payment to the Notes, and (b) with respect to a Subsidiary Guarantor, any Indebtedness of such Subsidiary Guarantor (whether outstanding on the Issue Date or thereafter incurred), which is by its terms subordinated or junior in right of payment to such Subsidiary Guarantor’s Obligations under its Subsidiary Guarantee.

“Subsidiary” means, with respect to any specified Person:

(1) any corporation, association or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other subsidiaries of that Person (or a combination thereof); and

(2) any partnership, joint venture, limited liability company or similar entity of which

(x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise, and

(y) such Person or any Restricted Subsidiary of such Person is a controlling general partner or managing member of such entity.

“Subsidiary Guarantee” means, individually, each Guarantee of the Notes by a Subsidiary Guarantor pursuant to the terms of Article X hereof.

“Subsidiary Guarantors” means:

(1) each direct or indirect Wholly Owned Domestic Subsidiary of the Issuer on the Issue Date (other than Excluded Subsidiaries) that executed a Subsidiary Guarantee; and

(2) any other Restricted Subsidiary of the Issuer, and any Wholly Owned Domestic Subsidiary created or acquired by the Issuer or any of its Restricted Subsidiaries after the Issue Date, that executes a Subsidiary Guarantee in accordance with the provisions of this Indenture;

and their respective successors and assigns until released from their obligations under the Subsidiary Guarantees and this Indenture in accordance with the terms of this Indenture.

“TIA” or “Trust Indenture Act” means the Trust Indenture Act of 1939, as in effect on the date of this Indenture.

“Trademark Security Agreements” means, collectively, the NT Retail Trademark Security Agreement, the NT Bakery Trademark Security Agreement, the NTE Trademark Security Agreement and the St. Paul Trademark Security Agreement, in each case, dated as of the Issue Date, as the same may be amended, supplemented or modified from time to time.

“Treasury Rate” means, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to November 15, 2015; provided, however, that if the period from the redemption date to November 15, 2015, is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Trustee” means the party named as such in this Indenture until a successor replaces it and, thereafter, means the successor.

“Trust Officer” shall mean, when used with respect to the Trustee, any managing director, director, vice president, assistant vice president, any trust officer or any other officer of the Trustee who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such person’s knowledge of and familiarity with the particular subject and who shall have direct responsibility for the administration of this Indenture.

“Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time in any applicable jurisdiction.

“Unrestricted Subsidiary” means:

(1) any Securitization Subsidiary; and

(2) any Subsidiary of the Issuer (other than the Co-Issuer) that is designated as an Unrestricted Subsidiary pursuant to a resolution of the Issuer’s Board of Directors as provided below, and any Subsidiary of such Subsidiary.

The Board of Directors of the Issuer may designate any Subsidiary (including any existing Subsidiary but excluding the Co-Issuer and any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary; provided that:

(1) any Guarantee by the Issuer or any Restricted Subsidiary of the Issuer of any Indebtedness of the Subsidiary being so designated will be deemed to be an incurrence of Indebtedness by the Issuer or such Restricted Subsidiary (or both, if applicable) at the time of such designation, and such incurrence of Indebtedness would be permitted under Section 3.2;

(2) the aggregate fair market value of all outstanding investments owned by the Issuer and its Restricted Subsidiaries in the Subsidiary being so designated (including any Guarantee by the Issuer or any Restricted Subsidiary of the Issuer of any Indebtedness of such Subsidiary) will be deemed to be an investment made as of the time of such designation and that such investment would be permitted under Section 3.3;

(3) such Subsidiary does not own any Equity Interests or Indebtedness of, or own or hold any Liens on any property of, the Issuer or any Subsidiary of the Issuer (other than any Subsidiary of such Subsidiary that is concurrently being designated as an Unrestricted Subsidiary);

(4) the Subsidiary being so designated, after giving effect to such designation:

(a) is not party to any agreement, contract, arrangement or understanding with the Issuer or any Restricted Subsidiary of the Issuer that would not be permitted under Section 3.8 after giving effect to the exceptions thereto;

(b) is a Person with respect to which neither the Issuer nor any of its Restricted Subsidiaries has any direct or indirect obligation (i) to subscribe for additional Equity Interests or (ii) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results except to the extent permitted under Section 3.2 and Section 3.3; and

(c) (i) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Issuer or any of its Restricted Subsidiaries, except to the extent such Guarantee or credit support would be released upon such designation or would be permitted under Section 3.3; and (ii) all the Indebtedness of such Subsidiary and its Subsidiaries shall, at the date of designation, and will at all times thereafter while they are Unrestricted Subsidiaries, consist of Non-Recourse Debt; and

(5) no Default or Event of Default would be in existence following such designation.

Any designation of a Restricted Subsidiary of the Issuer as an Unrestricted Subsidiary shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors of the Issuer giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the preceding conditions and was permitted by this Indenture. If, at any time, any Unrestricted Subsidiary would fail to meet any of the preceding requirements described in clause (4) above, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of this Indenture and any Indebtedness, investments or Liens on the property of such Subsidiary shall be deemed to be incurred or made by a Restricted Subsidiary of the Issuer as of such date and, if such Indebtedness, investments or Liens are not permitted to be incurred or made as of such date under this Indenture, the Issuer shall be in default under this Indenture.

The Board of Directors of the Issuer may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that:

(1) such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Issuer of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if such Indebtedness is permitted under Section 3.2; calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period;

(2) all outstanding investments owned by such Unrestricted Subsidiary will be deemed to be made as of the time of such designation and such investments shall only be permitted if such investments would be permitted under the covenant described above under Section 3.3;

(3) all Liens upon property or assets of such Unrestricted Subsidiary existing at the time of such designation would be permitted under Section 3.6; and

(4) no Default or Event of Default would be in existence following such designation.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person; provided that with respect to a limited partnership or other entity which does not directly have a Board of Directors, Voting Stock shall mean such Capital Stock of the general partner of such limited partnership or the entity with the ultimate authority to manage the business and operations of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness or Disqualified Stock or preferred stock, as the case may be, at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal or liquidation or face value, including payment at final maturity or redemption, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2) the then outstanding principal or liquidation or face value amount of such Indebtedness, preferred stock or Disqualified Stock.

“Wholly Owned Domestic Subsidiary” of any specified Person means a Domestic Subsidiary of such Person all of the outstanding Capital Stock or other ownership interest of which shall at the time be owned by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person.

“Wholly Owned Restricted Subsidiary” of any specified Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares or investments by foreign nationals mandated by applicable law) shall at the time be owned by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person.

“Wholly Owned Subsidiary” of any specified Person means a Subsidiary of such Person all of the outstanding Capital Stock or other ownership interest of which shall at the time be owned by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person.

Section 1.2 Other Definitions.

Term	Defined in Section
“Additional Restricted Notes”	2.1(b)

“Affiliate Transaction”	3.8(a)

“Agent Members”	2.1(e)(ii)

“Asset Sale Offer”	3.5(b)

“Asset Sale Offer Amount”	3.5(c)

“Asset Sale Offer Period”	3.5(c)

“Asset Sale Purchase Date”	3.5(c)

“Authenticating Agent”	2.2

“Automatic Exchange”	2.6(e)

“Automatic Exchange Date”	2.6(e)

“Automatic Exchange Notice”	2.6(e)

“Automatic Exchange Notice Date”	2.6(e)

“Calculation Date”	1.1

“Change of Control Offer”	3.10(a)

“Change of Control Payment”	3.10(a)

“Change of Control Payment Date”	3.10(a)(2)

“Clearstream”	2.1(b)

“Collateral Disposition Offer”	3.5(a)

“Covenant Defeasance”	8.3

“Defaulted Interest”	2.14

“Euroclear”	2.1(b)

“Event of Default”	6.1

“Excess Collateral Proceeds”	3.5(a)

“Excess Proceeds”	3.5(b)

“Exchange Global Note”	2.1(b)

“Global Notes”	2.1(b)

“Guaranteed Obligations”	10.1

“Institutional Accredited Investor Global Note”	2.1(b)

“Institutional Accredited Investor Note”	2.1(b)

“Issuers’ Order”	2.2

“J. Aron Hedge”	1.1

“Landlord Access Agreement”	11.12

“Legal Defeasance”	8.2

“Legal Holiday”	13.8

“Note Amount	3.5(b)

“Notes Register”	2.3

“Pari Passu Offer”	3.5(b)

“Paying Agent”	2.3

“Permanent Regulation S Global Note”	2.1(b)

“Premises”	11.5

“Permitted Debt”	3.2(b)

“protected purchaser”	2.10

“redemption date”	5.7(a)

“Refunding Capital Stock”	3.3(b)(2)(i)

“Registrar”	2.3

“Regulation S Global Note”	2.1(b)

“Regulation S Notes”	2.1(b)

“Reinstatement Date”	3.20

“Relevant Period”	1.1

“relevant transactions”	1.1

“Resale Restriction Termination Date”	2.6(b)

“Restricted Global Note”	2.6(e)

“Restricted Payments”	3.3(a)

“Restricted Period”	2.1(b)

“Rule 144A Global Note”	2.1(b)

“Rule 144A Notes”	2.1(b)

“Special Interest Payment Date”	2.14(a)

“Special Record Date”	2.14(a)

“STAMP”	2.6(a)

“Suspended Covenants”	3.20

“Suspension Period”	3.20

“Temporary Regulation S Global Note”	2.1(b)

“Trustee”	8.5

“Unrestricted Global Note”	2.6(e)

Section 1.3 Incorporation by Reference of Trust Indenture Act. This Indenture is subject to the mandatory provisions of the TIA, which are incorporated by reference in and made a part of this Indenture. The following TIA terms have the following meanings:

“indenture securities” means the Notes and the Note Guarantees. “indenture security holder” means a Holder.

“indenture to be qualified” means this Indenture.

“indenture trustee” or “institutional trustee” means the Trustee.

“obligor” on the indenture securities means the Issuer and the Subsidiary Guarantors and any other obligor on the indenture securities.

All other TIA terms used in this Indenture that are defined by the TIA, defined in the TIA by reference to another statute or defined by Commission rule have the meanings assigned to them by such definitions.

Section 1.4 Rules of Construction. Unless the context otherwise requires:

(1) a term has the meaning assigned to it;

(2) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(3) “or” is not exclusive;

(4) “including” means including without limitation;

(5) words in the singular include the plural and words in the plural include the singular;

(6) all amounts expressed in this Indenture or in any of the Notes in terms of money refer to the lawful currency of the United States of America;

(7) the words “herein,” “hereof’ and “hereunder” and other words of similar import refer to this Indenture as a whole and not to any particular Article, Section or other subdivision; and

(8) unless otherwise specifically indicated, the term “consolidated” with respect to any Person refers to such Person consolidated with its Restricted Subsidiaries, and excludes from such consolidation any Unrestricted Subsidiary as if such Unrestricted Subsidiary were not an Affiliate of such Person.

ARTICLE II

THE NOTES

Section 2.1 Form, Dating and Terms. (a) The aggregate principal amount of Notes that may be authenticated and delivered under this Indenture is unlimited. The Initial Notes issued on the date hereof will be in an aggregate principal amount of $275,000,000. In addition, the Issuers may issue, from time to time in accordance with the provisions of this Indenture, Additional Notes (as provided herein) and Exchange Notes. Furthermore, Notes may be authenticated and delivered upon registration of transfer, exchange or in lieu of, other Notes pursuant to Sections 2.2, 2.6, 2.10, 2.12, 5.6 or 9.5, in connection with a Collateral Disposition Offer or Asset Sale Offer pursuant to Section 3.5 or in connection with a Change of Control Offer pursuant to Section 3.10.

Notwithstanding anything to the contrary contained herein, the Issuers may not issue any Additional Notes, unless such issuance is in compliance with Sections 3.2 and 3.6.

The Initial Notes shall be known and designated as “7.125% Senior Secured Notes, Series A, due 2020” of the Issuers. Additional Notes issued as Restricted Notes shall be known and designated as “7.125% Senior Secured Notes, Series A, due 2020” of the Issuers. Additional Notes issued other than as Restricted Notes shall be known and designated as “7.125% Senior Secured Notes, Series B, due 2020” of the Issuers, and Exchange Notes shall be known and designated as “7.125% Senior Secured Notes, Series B, due 2020” of the Issuers.

With respect to any Additional Notes, the Issuers shall set forth in (a) a Board Resolution and (b) (i) an Officers’ Certificate or (ii) one or more indentures supplemental hereto, the following information:

(1) the aggregate principal amount of such Additional Notes to be authenticated and delivered pursuant to this Indenture;

(2) the issue price and the issue date of such Additional Notes, including the date from which interest shall accrue; and

(3) whether such Additional Notes shall be Restricted Notes issued in the form of Exhibit A hereto and/or shall be issued in the form of Exhibit B hereto.

In authenticating and delivering Additional Notes, the Trustee shall be entitled to receive and shall be fully protected in relying upon, in addition to the Opinion of Counsel and Officers’ Certificate required by Section 13.4, an Opinion of Counsel as to the due authorization, execution, delivery, validity and enforceability of such Additional Notes.

The Initial Notes, the Additional Notes and the Exchange Notes shall be considered collectively as a single class for all purposes of this Indenture and the Security Documents. Holders of the Initial Notes, the Additional Notes and the Exchange Notes will vote and consent together on all matters to which such Holders are entitled to vote or consent as one class, and none of the Holders of the Initial Notes, the Additional Notes or the Exchange Notes shall have the right to vote or consent as a separate class on any matter to which such Holders are entitled to vote or consent.

Without the consent of the Holders, the Issuers may create and issue Additional Notes with terms and conditions that are the same (or the same except as to scheduled interest payments prior to the time of issue of the Additional Notes) as the terms and conditions of an outstanding series of Notes, including the Initial Notes; provided, however, that unless such Notes are issued under a separate CUSIP, either such Additional Notes are part of the same “issue” within the meaning of U.S. Treasury Regulation Sections 1.1275-1(f) or 1.1275-2(k), or such Additional Notes are not issued with more than a de minimis amount of original issue discount for U.S. federal income tax purposes. The Issuers may consolidate the Additional Notes to form a single series with an outstanding series of notes, including the Initial Notes.

If any of the terms of any Additional Notes are established by action taken pursuant to Board Resolutions of the Issuers, a copy of an appropriate record of such action shall be certified by the Secretary or any Assistant Secretary of the Issuers and delivered to the Trustee at or prior to the delivery of the Officers’ Certificate or the indenture supplemental hereto setting forth the terms of the Additional Notes.

(b) The Initial Notes are being offered and sold by the Issuers pursuant to the Purchase Agreement. The Initial Notes and any Additional Notes (if issued as Restricted Notes) (the “Additional Restricted Notes”) will be resold initially only to (A) QIBs in reliance on Rule 144A, (B) IAIs in reliance on Regulation D and (C) Non-U.S. Persons in reliance on Regulation S. Such Initial Notes and Additional Restricted Notes may thereafter be transferred to, among others, QIBs, purchasers in reliance on Regulation S and IAIs in accordance with Rule 501 of the Securities Act, in each case, in accordance with the procedure described herein. Additional Notes offered after the date hereof may be offered and sold by the Issuers from time to time pursuant to one or more purchase agreements in accordance with applicable law.

Initial Notes and Additional Restricted Notes offered and sold to QIBs in the United States of America in reliance on Rule 144A (the “Rule 144A Notes”) shall be issued in the form of a permanent global Note substantially in the form of Exhibit A, which is hereby incorporated by reference and made a part of this Indenture, including appropriate legends as set forth in Section 2.1(d) (the “Rule 144A Global Note”), deposited with the Trustee, as custodian for DTC, duly executed by the Issuers and authenticated by the Trustee as hereinafter provided. The Rule 144A Global Note may be represented by more than one certificate, if so required by DTC’s rules regarding the maximum principal amount to be represented by a single certificate. The aggregate principal amount of the Rule 144A Global Note may from time to time be increased or decreased by adjustments made on the records of the Trustee, as custodian for DTC or its nominee, as hereinafter provided.

Initial Notes and any Additional Restricted Notes offered and sold outside the United States of America in reliance on Regulation S (the “Regulation S Notes”) shall initially be issued in the form of a temporary global Note (the “Temporary Regulation S Global Note”), without interest coupons. Beneficial interests in the Temporary Regulation S Global Note will be exchanged for beneficial interests in a corresponding permanent global Note, without interest coupons, substantially in the form of Exhibit A including appropriate legends as set forth in Section 2.1(d) (the “Permanent Regulation S Global Note” and, together with the Temporary Regulation S Global Note, each a “Regulation S Global Note”) within a reasonable period after the expiration of the Restricted Period (as defined below) upon delivery of the certification contemplated by Section 2.7. Each Regulation S Global Note will be deposited upon issuance with, or on behalf of, the Trustee as custodian for DTC in the manner described in this Article II for credit to the respective accounts of the purchasers (or to such other accounts as they may direct), including, but not limited to, accounts at Euroclear Bank S.A./N.V. (“Euroclear”) or Clearstream Banking, société anonyme (“Clearstream”). Prior to the 40th day after the later of the commencement of the offering of the Initial Notes and the Issue Date (such period through and including such 40th day, the “Restricted Period”), interests in the Temporary Regulation S Global Note may only be transferred to non-U.S. persons pursuant to Regulation S, unless exchanged for interests in a Global Note in accordance with the transfer and certification requirements described herein.

Investors may hold their interests in the Regulation S Global Note through organizations other than Euroclear or Clearstream that are participants in DTC’s system or directly through Euroclear or Clearstream, if they are participants in such systems, or indirectly through organizations which are participants in such systems. If such interests are held through Euroclear or Clearstream, Euroclear and Clearstream will hold such interests in the applicable Regulation S Global Note on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositaries. Such depositaries, in turn, will hold such interests in the applicable Regulation S Global Note in customers’ securities accounts in the depositaries’ names on the books of DTC.

The Regulation S Global Note may be represented by more than one certificate, if so required by DTC’s rules regarding the maximum principal amount to be represented by a single certificate. The aggregate principal amount of the Regulation S Global Note may from time to time be increased or decreased by adjustments made on the records of the Trustee, as custodian for DTC or its nominee, as hereinafter provided.

Initial Notes and Additional Restricted Notes offered and sold to IAIs in the United States of America in reliance on Regulation D (the “Institutional Accredited Investor Note”), shall be issued in the form of a permanent global Note substantially in the form of Exhibit A, which is hereby incorporated by reference and made a part of this Indenture, including appropriate legends as set forth in Section 2.1(d) (the “Institutional Accredited Investor Global Note”), deposited with the Trustee, as custodian for DTC, duly executed by the Issuers and authenticated by the Trustee as hereinafter provided. The Institutional Accredited Investor Global Note may be represented by more than one certificate, if so required by DTC’s rules regarding the maximum principal amount to be represented by a single certificate. The aggregate principal amount of the Institutional Accredited Investor Global Note may from time to time be increased or decreased by adjustments made on the records of the Trustee, as custodian for DTC or its nominee, as hereinafter provided.

Exchange Notes exchanged for interests in the Rule 144A Notes, the Regulation S Notes and the Institutional Accredited Investor Notes will be issued in the form of a permanent global Note, substantially in the form of Exhibit B, which is hereby incorporated by reference and made a part of this Indenture, deposited with the Trustee as hereinafter provided, including the appropriate legend set forth in Section 2.1(d) (the “Exchange Global Note”). The Exchange Global Note will be deposited upon issuance with, or on behalf of, the Trustee as custodian for DTC, duly executed by the Issuers and authenticated by the Trustee as hereinafter provided. The Exchange Global Note may be represented by more than one certificate, if so required by DTC’s rules regarding the maximum principal amount to be represented by a single certificate.

The Rule 144A Global Note, the Regulation S Global Note, the Institutional Accredited Investor Global Note and the Exchange Global Note are sometimes collectively herein referred to as the “Global Notes.”

The principal of, premium and Special Interest, if any, and interest on the Notes shall be payable at the office or agency of Paying Agent or Registrar designated by the Issuers maintained for such purpose in the Borough of Manhattan, The City of New York (which shall initially be the office of the Trustee maintained for such purpose), or at such other office or agency of the Issuers as may be maintained for such purpose pursuant to Section 2.3; provided, however, that each installment of interest may be paid (i) at the option of the Issuers, by check mailed to addresses of the Persons entitled thereto as such addresses shall appear on the Notes Register or (ii) if a Holder has given wire transfer instructions to the Issuers by giving written notice to the Trustee or the Paying Agent to such effect designating such wire instructions and account no later than fifteen (15) days immediately preceding the relevant due date for payment (or such other date as the Trustee may accept in its discretion), by wire transfer to an account located in the United States maintained by the payee, subject to the last sentence of this paragraph.

The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage, in addition to those set forth on Exhibit A and Exhibit B and in Section 2.1(d). The Issuers shall approve any notation, endorsement or legend on the Notes. Each Note shall be dated the date of its authentication. The terms of the Notes set forth in Exhibit A and Exhibit B are part of the terms of this Indenture and, to the extent applicable, the Issuers, the Subsidiary Guarantors and the Trustee, by their execution and delivery of this Indenture, expressly agree to be bound by such terms.

(c) Denominations. The Notes shall be issuable only in fully registered form, without coupons, and only in denominations of $2,000 and any integral multiple of $1,000 in excess thereof.

(d) Restrictive Legends. Unless and until (i) an Initial Note or an Additional Note issued as a Restricted Note is sold under an effective registration statement or (ii) an Initial Note or an Additional Note issued as a Restricted Note is exchanged for an Exchange Note in connection with an effective registration statement, in each case pursuant to the Registration Rights Agreement or a similar agreement or (iii) the Trustee receives an Opinion of Counsel reasonably satisfactory to the Issuers and the Trustee to the effect that neither such legend nor the related restrictions on transfer are required in order to maintain compliance with the provisions of the Securities Act:

(1) the Rule 144A Global Note, the Regulation S Global Note and any Institutional Accredited Investor Global Note shall bear the following legend on the face thereof:

THE NOTES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION. THE HOLDER OF THIS SECURITY, BY ITS ACCEPTANCE HEREOF, AGREES ON ITS OWN BEHALF AND ON BEHALF OF ANY INVESTOR ACCOUNT FOR WHICH IT HAS PURCHASED SECURITIES, TO OFFER, SELL OR OTHERWISE TRANSFER SUCH SECURITY, PRIOR TO THE DATE THAT IS [IN THE CASE OF RULE 144A NOTES AND INSTITUTIONAL ACCREDITED INVESTOR NOTES: ONE YEAR AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF, THE ORIGINAL ISSUE DATE OF THE ISSUANCE OF ANY ADDITIONAL NOTES AND THE LAST DATE ON WHICH THE ISSUERS OR ANY AFFILIATE OF THE ISSUERS WAS THE OWNER OF THIS SECURITY (OR ANY PREDECESSOR OF SUCH SECURITY),] [IN THE CASE OF REGULATION S NOTES: 40 DAYS AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF AND THE DATE ON WHICH THIS SECURITY (OR ANY PREDECESSOR OF SUCH SECURITY) WAS FIRST OFFERED TO PERSONS OTHER THAN DISTRIBUTORS (AS DEFINED IN RULE 902 OF REGULATION S) IN RELIANCE ON REGULATION S], ONLY (A) (1) TO A PERSON WHO THE SELLER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER WITHIN THE MEANING OF RULE 144A UNDER THE SECURITIES ACT PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (2) IN AN OFFSHORE TRANSACTION COMPLYING WITH RULE 903 OR RULE 904 OF REGULATION S UNDER THE SECURITIES ACT, (3) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER (IF AVAILABLE), (4) TO AN INSTITUTIONAL INVESTOR THAT IS AN ACCREDITED INVESTOR WITHIN THE MEANING OF RULE 501 OF REGULATION D UNDER THE SECURITIES ACT IN A TRANSACTION EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OR (5) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND (B) IN ACCORDANCE WITH ALL APPLICABLE SECURITIES LAWS OF THE STATES OF THE UNITED STATES AND OTHER JURISDICTIONS.

(2) the Temporary Regulation S Global Note shall bear the following additional legend on the face thereof:

THIS SECURITY IS A TEMPORARY GLOBAL NOTE. PRIOR TO THE EXPIRATION OF THE RESTRICTED PERIOD APPLICABLE HERETO, BENEFICIAL INTERESTS HEREIN MAY NOT BE HELD BY ANY PERSON OTHER THAN (1) A NON-U.S. PERSON OR (2) A U.S. PERSON THAT PURCHASED SUCH INTEREST IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT. BENEFICIAL INTERESTS HEREIN ARE NOT EXCHANGEABLE FOR PHYSICAL NOTES OTHER THAN A PERMANENT GLOBAL NOTE IN ACCORDANCE WITH THE TERMS OF THE INDENTURE. TERMS IN THIS LEGEND ARE USED AS USED IN REGULATION S UNDER THE SECURITIES ACT.

(3) Each Global Note, whether or not an Initial Note, shall bear the following legend on the face thereof:

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE ISSUERS OR THEIR AGENTS FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO DTC, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.

(4) Each Note issued hereunder shall bear a legend in substantially the following form:

EACH PURCHASER AND TRANSFEREE OF THIS NOTE (OR ANY INTEREST HEREIN) SHALL BE DEEMED TO REPRESENT AND COVENANT THAT EITHER (1) IT IS NOT ACQUIRING OR HOLDING THIS NOTE FOR OR ON BEHALF OF, AND WILL NOT TRANSFER THIS NOTE TO, (A) ANY “EMPLOYEE BENEFIT PLAN” (AS DEFINED IN SECTION 3(3) OF THE U.S. EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”)) THAT IS SUBJECT TO TITLE I OF ERISA, (B) ANY “PLAN” AS DESCRIBED IN AND SUBJECT TO SECTION 4975 OF THE U.S. INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), (C) ANY ENTITY WHOSE ASSETS INCLUDE, OR ARE DEEMED TO INCLUDE, ASSETS OF SUCH AN EMPLOYEE BENEFIT PLAN

OR PLAN PURSUANT TO 29 C.F.R. SECTION 2510.3-101, AS MODIFIED BY SECTION 3(42) OF ERISA OR (D) ANY EMPLOYEE BENEFIT PLAN WHICH IS SUBJECT TO ANY FEDERAL, STATE, LOCAL, NON-U.S. OR OTHER LAW OR REGULATION THAT IS SUBSTANTIALLY SIMILAR TO SECTION 406 OF ERISA OR SECTION 4975 OF THE CODE (“SIMILAR LAW”), OR (2) ITS PURCHASE AND HOLDING OF THIS NOTE (OR ANY INTEREST HEREIN) WILL NOT CONSTITUTE OR RESULT IN A NON-EXEMPT PROHIBITED TRANSACTION UNDER SECTION 406 OF ERISA OR SECTION 4975 OF THE CODE (OR, IN THE CASE OF ANOTHER EMPLOYEE BENEFIT PLAN SUBJECT TO SIMILAR LAW, IS NOT IN VIOLATION OF ANY SIMILAR LAW).

(e) Book-Entry Provisions. This Section 2.1(e) shall apply only to Global Notes deposited with the Trustee, as custodian for DTC.

(i) Each Global Note initially shall (x) be registered in the name of DTC or the nominee of DTC, (y) be delivered to the Trustee as custodian for DTC and (z) bear legends as set forth in Section 2.1(d). Transfers of a Global Note (but not a beneficial interest therein) will be limited to transfers thereof in whole, but not in part, to the DTC, its successors or its respective nominees, except as set forth in Sections 2.1(e)(v) and 2.1(f). If a beneficial interest in a Global Note is transferred or exchanged for a beneficial interest in another Global Note, the Trustee will (x) record a decrease in the principal amount of the Global Note being transferred or exchanged equal to the principal amount of such transfer or exchange and (y) record a like increase in the principal amount of the other Global Note. Any beneficial interest in one Global Note that is transferred to a Person who takes delivery in the form of an interest in another Global Note, or exchanged for an interest in another Global Note, will, upon transfer or exchange, cease to be an interest in such Global Note and become an interest in the other Global Note and, accordingly, will thereafter be subject to all transfer and exchange restrictions, if any, and other procedures applicable to beneficial interests in such other Global Note for as long as it remains such an interest.

(ii) Members of, or participants in, DTC (“Agent Members”) shall have no rights under this Indenture with respect to any Global Note held on their behalf by DTC or by the Trustee as the custodian of DTC or under such Global Note, and DTC may be treated by the Issuers, the Trustee and any agent of the Issuers or the Trustee as the absolute owner of such Global Note for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Issuers, the Trustee or any agent of the Issuers or the Trustee from giving effect to any written certification, proxy or other authorization furnished by DTC or impair, as between DTC and its Agent Members, the operation of customary practices of DTC governing the exercise of the rights of a Holder of a beneficial interest in any Global Note.

(iii) In connection with any transfer of a portion of the beneficial interest in a Global Note pursuant to Section 2.1(f) to beneficial owners who are required to hold Definitive Notes, the Notes Custodian shall reflect on its books and records the date and a decrease in the principal amount of such Global Note in an amount equal to the principal amount of the beneficial interest in the Global Note to be transferred, and the Issuers shall execute, and the Trustee shall authenticate and make available for delivery, one or more Definitive Notes of like tenor and amount.

(iv) In connection with the transfer of an entire Global Note to beneficial owners pursuant to Section 2.1(f), such Global Note shall be deemed to be surrendered to the Trustee for cancellation, and the Issuers shall execute, and the Trustee shall authenticate and make available for delivery, to each beneficial owner identified by DTC in exchange for its beneficial interest in such Global Note, an aggregate principal amount of Definitive Notes of authorized denominations.

(v) The registered Holder of a Global Note may grant proxies and otherwise authorize any person, including Agent Members and persons that may hold interests through Agent Members, to take any action which a Holder is entitled to take under this Indenture or the Notes.

(vi) Any Holder of a Global Note shall, by acceptance of such Global Note, agree that transfers of beneficial interests in such Global Note may be effected only through a book-entry system maintained by (a) the Holder of such Global Note (or its agent) or (b) any Holder of a beneficial interest in such Global Note, and that ownership of a beneficial interest in such Global Note shall be required to be reflected in a book entry.

(f) Except as provided below, owners of beneficial interests in Global Notes will not be entitled to receive Definitive Notes. If required to do so pursuant to any applicable law or regulation, beneficial owners may obtain Definitive Notes in exchange for their beneficial interests in a Global Note upon written request in accordance with DTC’s and the Registrar’s procedures. In addition, Definitive Notes shall be transferred to all beneficial owners in exchange for their beneficial interests in a Global Note if (A) DTC notifies the Issuers that it is unwilling or unable to continue as depositary for such Global Note or DTC ceases to be a clearing agency registered under the Exchange Act, at a time when DTC is required to be so registered in order to act as depositary, and in each case a successor depositary is not appointed by the Issuers within 90 days of such notice or, (B) the Issuers in their sole discretion executes and delivers to the Trustee and Registrar an Officers’ Certificate stating that such Global Note shall be so exchangeable or (C) an Event of Default has occurred and is continuing and the Registrar has received a request from DTC. In the event of the occurrence of any of the events specified in the second preceding sentence or in clause (A), (B) or (C) of the preceding sentence, the Issuers shall promptly make available to the Trustee a reasonable supply of Definitive Notes.

(i) Any Definitive Note delivered in exchange for an interest in a Global Note pursuant to Section 2.1(e)(iii) or (iv) shall, except as otherwise provided by Section 2.6(d), bear the applicable legend regarding transfer restrictions applicable to the Definitive Note set forth in Section 2.1(d).

(ii) If a Definitive Note is transferred or exchanged for a beneficial interest in a Global Note, the Trustee will (x) cancel such Definitive Note, (y) record an increase in the principal amount of such Global Note equal to the principal amount of such transfer or exchange and (z) in the event that such transfer or exchange involves less than the entire principal amount of the canceled Definitive Note, the Issuers shall execute, and the Trustee shall authenticate and make available for delivery, to the transferring Holder a new Definitive Note representing the principal amount not so transferred.

(iii) If a Definitive Note is transferred or exchanged for another Definitive Note, (x) the Trustee will cancel the Definitive Note being transferred or exchanged, (y) the Issuers shall execute, and the Trustee shall authenticate and make available for delivery, one or more new Definitive Notes in authorized denominations having an aggregate principal amount equal to the principal amount of such transfer or exchange to the transferee (in the case of a transfer) or the Holder of the canceled Definitive Note (in the case of an exchange), registered in the name of such transferee or Holder, as applicable, and (z) if such transfer or exchange involves less than the entire principal amount of the canceled Definitive Note, the Issuers shall execute, and the Trustee shall authenticate and make available for delivery to the Holder thereof, one or more Definitive Notes in authorized denominations having an aggregate principal amount equal to the untransferred or unexchanged portion of the canceled Definitive Notes, registered in the name of the Holder thereof.

(iv) Notwithstanding anything to the contrary in this Indenture, in no event shall a Definitive Note be delivered upon exchange or transfer of a beneficial interest in the Temporary Regulation S Global Note prior to the end of the Restricted Period.

Section 2.2 Execution and Authentication. One Officer for each Issuer shall sign the Notes for such Issuer by manual or facsimile signature. If the Officer whose signature is on a Note no longer holds that office at the time the Trustee authenticates the Note, the Note shall be valid nevertheless.

A Note shall not be valid until an authorized officer of the Trustee manually authenticates the Note. The signature of the Trustee on a Security shall be conclusive evidence that such Note has been duly and validly authenticated and issued under this Indenture. A Note shall be dated the date of its authentication.

At any time and from time to time after the execution and delivery of this Indenture, the Trustee shall authenticate and make available for delivery: (1) Initial Notes for original issue on the Issue Date in an aggregate principal amount of $275,000,000, (2) subject to the terms of this Indenture, Additional Notes for original issue in an unlimited principal amount, (3) Exchange Notes for issue only in an exchange offer pursuant to the Registration Rights Agreement or upon resale under an effective Shelf Registration Statement, and only in exchange for Initial Notes or Additional Notes of an equal principal amount and (4) under the circumstances set forth in Section 2.6(e), Initial Notes in the form of an Unrestricted Global Note, in each case upon a written order of the Issuers signed by one Officer of each of the Issuers (the “Issuers’ Order”). Such Issuers’ Order shall specify whether the Notes will be in the form of Definitive Notes or Global Notes, the amount of the Notes to be authenticated and the date on which the original issue of Notes is to be authenticated and whether the Notes are to be Initial Notes, Additional Notes or Exchange Notes.

The Trustee may appoint an agent (the “Authenticating Agent”) reasonably acceptable to the Issuers to authenticate the Notes. Any such instrument shall be evidenced by an instrument signed by a Trust Officer, a copy of which shall be furnished to the Issuers. Unless limited by the terms of such appointment, any such Authenticating Agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by the Authenticating Agent. An Authenticating Agent has the same rights as any Registrar, Paying Agent or agent for service of notices and demands.

In case the Issuers or any Subsidiary Guarantor, pursuant to Article IV or Section 10.2, as applicable, shall be consolidated or merged with or into any other Person or shall convey, transfer, lease or otherwise dispose of its properties and assets substantially as an entirety to any Person, and the successor Person resulting from such consolidation, or surviving such merger, or into which the Issuers or any Subsidiary Guarantor shall have been merged, or the Person which shall have received a conveyance, transfer, lease or other disposition as aforesaid, shall have executed an indenture supplemental hereto with the Trustee pursuant to Article IV or Section 10.2, as applicable, any of the Notes authenticated or delivered prior to such consolidation, merger, conveyance, transfer, lease or other disposition may (but shall not be required), from time to time, at the request of the successor Person, be exchanged for other Notes executed in the name of the successor Person with such changes in phraseology and form as may be appropriate, but otherwise in substance of like tenor as the Notes surrendered for such exchange and of like principal amount; and the Trustee, upon the Issuers’ Order of the successor Person, shall authenticate and make available for delivery Notes as specified in such order for the purpose of such exchange. If Notes shall at any time be authenticated and delivered in any new name of a successor Person pursuant to this Section 2.2 in exchange or substitution for or upon registration of transfer of any Notes, such successor Person, at the option of the Holders but without expense to them, shall provide for the exchange of all Notes at the time outstanding for Notes authenticated and delivered in such new name.

Section 2.3 Registrar and Paying Agent.

The Issuers shall maintain in the Borough of Manhattan, The City of New York, an office or agency where Notes may be presented for registration of transfer or for exchange (the “Registrar”) and an office or agency where Notes may be presented for payment (the “Paying Agent”). The Registrar shall keep a register of the Notes and of their transfer and exchange (the “Notes Register”). The Issuers may have one or more co-registrars and one or more additional paying agents. The term “Paying Agent” includes any additional paying agent and the term “Registrar” includes any co-registrar.

The Issuers shall advise the Trustee in writing prior to any interest payment date of any Special Interest payable to pursuant to the Registration Rights Agreement.

The Issuers shall enter into an appropriate agency agreement with any Registrar or Paying Agent not a party to this Indenture, which shall incorporate the terms of the TIA. The agreement shall implement the provisions of this Indenture that relate to such agent. The Issuers shall notify the Trustee of the name and address of each such agent. If the Issuers fail to maintain a Registrar or Paying Agent, the Trustee shall act as such and shall be entitled to appropriate compensation therefor pursuant to Section 7.7. The Issuer or any of its Restricted Subsidiaries may act as Paying Agent or Registrar.

The Issuers initially appoint the Trustee as Registrar and Paying Agent for the Notes. The Issuers may change any Registrar or Paying Agent without prior notice to the Holders, but upon written notice to such Registrar or Paying Agent and to the Trustee; provided, however, that no such removal shall become effective until (i) acceptance of any appointment by a successor as evidenced by an appropriate agreement entered into by the Issuers and such successor Registrar or Paying Agent, as the case may be, and delivered to the Trustee or (ii) notification to the Trustee that the Trustee shall serve as Registrar or Paying Agent until the appointment of a successor in accordance with clause (i) above. The Registrar or Paying Agent may resign at any time upon written notice to the Issuers and the Trustee.

Section 2.4 Paying Agent to Hold Money in Trust.

By no later than 10:00 a.m. (New York City time) on the date on which any principal of, premium, if any, or interest on any Note is due and payable, the Issuers shall deposit with the Paying Agent a sum sufficient in immediately available funds to pay such principal, premium or interest when due. The Issuers shall require each Paying Agent (other than the Trustee) to agree in writing that such Paying Agent shall hold in trust for the benefit of Holders or the Trustee all money held by such Paying Agent for the payment of principal of, premium, if any, or interest on the Notes (whether such assets have been distributed to it by the Issuers or other obligors on the Notes), shall notify the Trustee in writing of any default by the Issuers or any Guarantor in making any such payment and shall during the continuance of any default by the Issuers (or any other obligor upon the Notes) in the making of any payment in respect of the Notes, upon the written request of the Trustee, forthwith deliver to the Trustee all sums held in trust by such Paying Agent for payment in respect of the Notes together with a full accounting thereof. If the Issuers or a Subsidiary of the Issuers acts as Paying Agent, it shall segregate the money held by it as Paying Agent and hold it as a separate trust fund. The Issuers at any time may require a Paying Agent (other than the Trustee) to pay all money held by it to the Trustee and to account for any funds or assets disbursed by such Paying Agent. Upon complying with this Section 2.4, the Paying Agent (if other than the Issuer or a Subsidiary of the Issuer) shall have no further liability for the money delivered to the Trustee. Upon any bankruptcy, reorganization or similar proceeding with respect to the Issuer, the Trustee shall serve as Paying Agent for the Notes.

Section 2.5 Holder Lists.

The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of Holders and shall otherwise comply with TIA § 312(a). If the Trustee is not the Registrar, or to the extent otherwise required under the TIA, the Issuers, on their own behalf and on behalf of each of the Guarantors, shall furnish or cause the Registrar to furnish to the Trustee, in writing at least five business days before each interest payment date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of Holders and the Issuers shall otherwise comply with TIA § 312(a).

Section 2.6 Transfer and Exchange.

(a) A Holder may transfer a Note (or a beneficial interest therein) to another Person or exchange a Note (or a beneficial interest therein) for another Note or Notes of any authorized denomination by presenting to the Registrar a written request therefor stating the name of the proposed transferee or requesting such an exchange, accompanied by any certification, opinion or other document required by this Section 2.6, which written request shall be duly executed by the Holder thereof or such Holder’s attorney duly authorized in writing, with such signature guaranteed by an “eligible guarantor institution” meeting the requirements of the Note Registrar, which requirements include membership or participation in the Securities Transfer Agent’s Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Exchange Act. The Registrar will promptly register any transfer or exchange that meets the requirements of this Section 2.6 by noting the same in the register maintained by the Registrar for the purpose, and no transfer or exchange will be effective until it is registered in such register. The transfer or exchange of any Note (or a beneficial interest therein) may only be made in accordance with this Section 2.6 and Sections 2.1(e) and Section 2.1(f), as applicable, and, in the case of a Global Note (or a beneficial interest therein), the applicable rules and procedures of DTC, Euroclear and Clearstream. The Registrar shall refuse to register any requested transfer or exchange that does not comply with this paragraph.

(b) Transfers of Rule 144A Notes and Institutional Accredited Investor Notes. The following provisions shall apply with respect to any proposed registration of transfer of a Rule 144A Note or an Institutional Accredited Investor Notes prior to the date which is one year after the later of the date of its original issue and the last date on which the Issuer or any Affiliate of the Issuer was the owner of such Notes (or any predecessor thereto) (the “Resale Restriction Termination Date”):

(i) a registration of transfer of a Rule 144A Note or an Institutional Accredited Investor Note or a beneficial interest therein to a QIB shall be made upon the representation of the transferee in the form as set forth on the reverse of the Note that it is purchasing for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A, and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Issuers as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon its foregoing representations in order to claim the exemption from registration provided by Rule 144A; provided that no such written representation or other written certification shall be required in connection with the transfer of a beneficial interest in the Rule 144A Global Note to a transferee in the form of a beneficial interest in that Rule 144A Global Note in accordance with this Indenture and the applicable procedures of DTC.

(ii) a registration of transfer of a Rule 144A Note or an Institutional Accredited Investor Note or a beneficial interest therein to an IAI shall be made by the Trustee or its agent of a certificate substantially in the form set forth in Section 2.8 from the proposed transferee and, if requested by the Issuers, the delivery of an opinion of counsel, certification and/or other information satisfactory to the Issuers; and

(iii) a registration of transfer of a Rule 144A Note or an Institutional Accredited Investor Note or a beneficial interest therein to a Non-U.S. Person shall be made upon receipt by the Trustee or its agent of a certificate substantially in the form set forth in Section 2.9 from the proposed transferee and, if requested by the Issuers, the delivery of an opinion of counsel, certification and/or other information satisfactory to the Issuers.

(c) Transfers of Regulation S Notes. The following provisions shall apply with respect to any proposed transfer of a Regulation S Note prior to the expiration of the Restricted Period:

(i) a transfer of a Regulation S Note or a beneficial interest therein to a QIB shall be made upon the representation of the transferee, in the form of assignment on the reverse of the certificate, that it is purchasing the Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A, is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Issuers as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon its foregoing representations in order to claim the exemption from registration provided by Rule 144A;

(ii) a transfer of a Regulation S Note or a beneficial interest therein to an IAI shall be made upon receipt by the Trustee or its agent of a certificate substantially in the form set forth in Section 2.8 from the proposed transferee and, if requested by the Issuers or the Trustee, the delivery of an opinion of counsel, certification and/or other information satisfactory to each of them; and

(iii) a transfer of a Regulation S Note or a beneficial interest therein to a Non-U.S. Person shall be made upon receipt by the Trustee or its agent of a certificate substantially in the form set forth in Section 2.9 hereof from the proposed transferee and, if requested by the Issuers, receipt by the Trustee or its agent of an opinion of counsel, certification and/or other information satisfactory to the Issuers.

After the expiration of the Restricted Period, interests in the Regulation S Note may be transferred in accordance with applicable law without requiring the certification set forth in Section 2.8, Section 2.9 or any additional certification.

(d) Restricted Notes Legend. Upon the transfer, exchange or replacement of Notes not bearing a Restricted Notes Legend, the Registrar shall deliver Notes that do not bear a Restricted Notes Legend. Upon the transfer, exchange or replacement of Notes bearing a Restricted Notes Legend, the Registrar shall deliver only Notes that bear a Restricted Notes Legend unless (i) Initial Notes are being exchanged for Exchange Notes in an exchange offer pursuant to the Registration Rights Agreement, in which case the Exchange Notes shall not bear a Restricted Notes Legend, (ii) an Initial Note is being transferred pursuant to the Shelf Registration Statement or other effective registration statement, (iii) Initial Notes are being exchanged for Notes that do not bear the Restricted Notes Legend in accordance with Section 2.6(e) or (iv) there is delivered to the Registrar an Opinion of Counsel reasonably satisfactory to the Issuers and the Trustee to the effect that neither such legend nor the related restrictions on transfer are required in order to maintain compliance with the provisions of the Securities Act. Any Additional Notes sold in a registered offering shall not be required to bear the Restricted Notes Legend.

(e) Automatic Exchange from Global Note Bearing Restricted Notes Legend to Global Note Not Bearing Restricted Notes Legend. Upon the Issuers’ satisfaction that the Restricted Notes Legend shall no longer be required in order to maintain compliance with the Securities Act, beneficial interests in a Global Note or in a Definitive Note bearing the Restricted Notes Legend (a “Restricted Global Note”) may be automatically exchanged into beneficial interests in a Global Note or in a Definitive Note, as applicable, not bearing the Restricted Notes Legend (an “Unrestricted Global Note”) without any action required by or on behalf of the Holder (the “Automatic Exchange”) at any time on or after the date that is the 366th calendar day after (A) with respect to the Notes issued on the Issue Date or (B) with respect to Additional Notes, if any, the issue date of such Additional Notes, or, in each case, if such day is not a business day, on the next succeeding business day (the “Automatic Exchange Date”). Upon the Issuers’ satisfaction that the Restricted Notes Legend shall no longer be required in order to maintain compliance with the Securities Act, the Issuers may pursuant to the rules and procedures (i) provide written notice to DTC at least fifteen (15) calendar days prior to the Automatic Exchange Date, instructing DTC to exchange all of the outstanding beneficial interests in a particular Restricted Global Note to the Unrestricted Global Note, which the Issuers shall have previously otherwise made eligible for exchange with the DTC, (ii) provide prior written notice (the “Automatic Exchange Notice”) to each Holder at such Holder’s address appearing in the register of Holders at least fifteen (15) calendar days prior to the Automatic Exchange Date (the “Automatic Exchange Notice Date”), which notice must include (w) the Automatic Exchange Date, (x) the section of this Indenture pursuant to which the Automatic Exchange shall occur, (y) the “CUSIP” number of the Restricted Global Note from which such Holder’s beneficial interests will be transferred and the (z) “CUSIP” number of the Unrestricted Global Note into which such Holder’s beneficial interests will be transferred, and (iii) on or prior to the Automatic Exchange Date, deliver to the Trustee for authentication one or more Unrestricted Global Notes, duly executed by the Issuers, in an aggregate principal amount equal to the aggregate principal amount of Restricted Global Notes to be exchanged. Upon receipt by the Trustee of an Officers’ Certificate of the Issuers setting forth the information to be stated in such Automatic Exchange Notice, which Officers’ Certificate must be received by the Trustee, on no less than five (5) calendar days prior to the Automatic Exchange Notice Date, the Trustee shall deliver, in the Issuers’ name and at the Issuers’ expense, the Automatic Exchange Notice to each Holder at such Holder’s address appearing in the register of Holders. Notwithstanding anything to the contrary in this Section 2.6(e), during the fifteen (15) day period prior to the Automatic Exchange Date, no transfers or exchanges other than pursuant to this Section 2.6(e) shall be permitted without the prior written consent of the Issuers. As a condition to any Automatic Exchange, the Issuers shall provide, and the Trustee shall be entitled to rely upon, an Officers’ Certificate and Opinion of Counsel in form reasonably acceptable to the Trustee , each to the effect that the Automatic Exchange shall be effected in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Restricted Notes Legend shall no longer be required in order to maintain compliance with the Securities Act and that the aggregate principal amount of the particular Restricted Global Note is to be transferred to the particular Unrestricted Global Note by adjustment made on the records of the Trustee, as custodian for the Depositary to reflect the Automatic Exchange. Upon such exchange of beneficial interests pursuant to this Section 2.6(e), the aggregate principal amount of the Global Notes shall be increased or decreased by adjustments made on the records of the Trustee, as custodian for the Depositary, to reflect the relevant increase or decrease in the principal amount of such Global Note resulting from the applicable exchange. The Issuers shall also provide written notice to the Holder of Restricted Notes that are Definitive Notes at least fifteen (15) calendar days prior to the Automatic Exchange Date offering to exchange all of such Definitive Notes for Unrestricted Notes, which shall include information similar to the notice provided to Holders of Global Notes under clause (ii) above, and upon request of such, Holders of Definitive Notes shall follow the procedures set forth above for exchanging such Definitive Notes for Definitive Notes that are not Restricted Notes. The Restricted Notes from which beneficial interests are transferred pursuant to an Automatic Exchange shall be canceled following the Automatic Exchange.

(f) Retention of Written Communications. The Registrar shall retain copies of all letters, notices and other written communications received pursuant to Section 2.1 or this Section 2.6. The Issuers shall have the right to inspect and make copies of all such letters, notices or other written communications at any reasonable time upon the giving of reasonable prior written notice to the Registrar.

(g) Obligations with Respect to Transfers and Exchanges of Notes.

(i) To permit registrations of transfers and exchanges, the Issuers shall, subject to the other terms and conditions of this Article II, execute and the Trustee shall authenticate Definitive Notes and Global Notes at the Registrar’s written request.

(ii) No service charge shall be made to a Holder for any registration of transfer or exchange, but the Issuers may require the Holder to pay a sum sufficient to cover any transfer tax assessments or similar governmental charge payable in connection therewith (other than any such transfer taxes, assessments or similar governmental charges payable upon exchange or transfer pursuant to Sections 2.2, 2.6, 2.10, 2.12, 3.5, 3.10, 5.6 or 9.5).

(iii) The Issuers (and the Registrar) shall not be required to register the transfer of or exchange of any Note (A) for a period beginning (1) 15 days before the mailing of a notice of an offer to repurchase or redeem Notes and ending at the close of business on the day of such mailing or (2) 15 days before an interest payment date and ending on such interest payment date, (B) called for redemption, except the unredeemed portion of any Note being redeemed in part or (C) tendered and not withdrawn in connection with a Change of Control Offer, Collateral Disposition Offer or Asset Sale Offer.

(iv) Prior to the due presentation for registration of transfer of any Note, the Issuers, the Trustee, the Paying Agent or the Registrar may deem and treat the person in whose name a Note is registered as the owner of such Note for the purpose of receiving payment of principal of, premium, if any, and (subject to paragraph 2 of the forms of Notes attached hereto as Exhibits A and B) interest on such Note and for all other purposes whatsoever, including without limitation the transfer or exchange of such Note, whether or not such Note is overdue, and none of the Issuers, the Trustee, the Paying Agent or the Registrar shall be affected by notice to the contrary.

(v) Any Definitive Notes delivered in exchange for an interest in a Global Note pursuant to Section 2.1(f) shall, except as otherwise provided by Section 2.6(d), bear the applicable legend regarding transfer restrictions applicable to the Definitive Note set forth in Section 2.1(d).

(vi) All Notes issued upon any transfer or exchange pursuant to the terms of this Indenture shall evidence the same debt and shall be entitled to the same benefits under this Indenture as the Notes surrendered upon such transfer or exchange.

(h) No Obligation of the Trustee. (1) Neither the Trustee nor its agents shall have any responsibility or obligation to any beneficial owner of a Global Note, a member of, or a participant in, DTC or other Person with respect to the accuracy of the records of DTC or its nominee or of any participant or member thereof, with respect to any ownership interest in the Notes or with respect to the delivery to any participant, member, beneficial owner or other Person (other than DTC) of any notice (including any notice of redemption or purchase) or the payment of any amount or delivery of any Notes (or other security or property) under or with respect to such Notes. All notices and communications to be given to the Holders and all payments to be made to Holders in respect of the Notes shall be given or made only to or upon the order of the registered Holders (which shall be DTC or its nominee in the case of a Global Note). The rights of beneficial owners in any Global Note shall be exercised only through DTC subject to the applicable rules and procedures of DTC. The Trustee may rely and shall be fully protected in relying upon information furnished by DTC with respect to its members, participants and any beneficial owners.

(2) Neither the Trustee nor its agents shall have any obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among DTC participants, members or beneficial owners in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof. Neither the Trustee nor any of its agents shall have any responsibility for any actions taken or not taken by DTC.

Section 2.7 Form of Certificate to be Delivered upon Termination of Restricted Period.

[Date]

Northern Tier Energy LLC

Northern Tier Finance Corporation

c/o Deutsche Bank Trust Company Americas

Deutsche Bank Trust Company Americas

Trust and Agency Services

60 Wall Street, MS NYC60-2710

New York, New York 10005

Attn: Corporate Deal Team Manager — Northern Tier

Fax: 732-578-4635

With a copy to:

Deutsche Bank Trust Company Americas

c/o Deutsche Bank National Trust Company

Trust and Agency Services

100 Plaza One, Mailstop JCY03-0699

Jersey City, New Jersey 07311

Attn: Corporate Deal Team Manager — Northern Tier

Fax: 732-578-4635

Re:	Northern Tier Energy LLC (the “Issuer”), Northern Tier Finance Corporation (the “Co-Issuer” and, together with the Issuer, the “Issuers”).

7.125% Senior Secured Notes due 2020 (the “Notes”)

Ladies and Gentlemen:

This letter relates to the Notes represented by a temporary global Note (the “Temporary Regulation S Global Note”). Pursuant to Section 2.1 of this Indenture dated as of November 8, 2012 relating to the Notes (the “Indenture”), we hereby certify that the persons who are the beneficial owners of $[            ] principal amount of Notes represented by the Temporary Regulation S Global Note are persons outside the United States to whom beneficial interests in such Notes could be transferred in accordance with Rule 904 of Regulation S promulgated under the Securities Act of 1933, as amended. Accordingly, the Issuers are hereby requested to issue, and the Trustee is hereby requested to authenticate, a Permanent Regulation S Global Note representing the undersigned’s interest in the principal amount of Notes represented by the Temporary Regulation S Global Note, all in the manner provided by this Indenture. We certify that we [are] [are not] an Affiliate of the Issuers.

The Trustee, the Registrar and the Issuers are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby. Terms used in this letter have the meanings set forth in Regulation S.

Very truly yours,

[Name of Transferor]

By:

Authorized Signature

*SIGNATURE GUARANTEE:

Signatures must be guaranteed by and “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

Section 2.8 Form of Certificate to be Delivered in Connection with Transfers to Institutional Accredited Investors.

[Date]

Northern Tier Energy LLC

Northern Tier Finance Corporation

c/o Deutsche Bank Trust Company Americas

as Trustee and Registrar —

Deutsche Bank Trust Company Americas

Trust and Agency Services

60 Wall Street, MS NYC60-2710

New York, New York 10005

Attn: Corporate Deal Team Manager — Northern Tier

Fax: 732-578-4635

With a copy to:

Deutsche Bank Trust Company Americas

c/o Deutsche Bank National Trust Company

Trust and Agency Services

100 Plaza One, Mailstop JCY03-0699

Jersey City, New Jersey 07311

Attn: Corporate Deal Team Manager — Northern Tier

Fax: 732-578-4635

Ladies and Gentlemen:

This certificate is delivered to request a transfer of $[            ] principal amount of the 7.125% Senior Secured Notes due 2020 (the “Notes”) of Northern Tier Energy LLC (the “Issuer”), Northern Tier Finance Corporation (the “Co-Issuer” and, together with the Issuer, the “Issuers”).

Upon transfer, the Notes would be registered in the name of the new beneficial owner as follows:

Name:

Address:

Taxpayer ID Number:

The undersigned represents and warrants to you that:

1. We are an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act of 1933, as amended (the “Securities Act”)) purchasing for our own account or for the account of such an institutional “accredited investor” at least $500,000 principal amount of the Notes, and we are acquiring the Notes not with a view to, or for offer or sale in connection with, any distribution in violation of the Securities Act. We have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risk of our investment in the Notes and we invest in or purchase securities similar to the Notes in the normal course of our business. We and any accounts for which we are acting are each able to bear the economic risk of our or its investment.

2. We understand that the Notes have not been registered under the Securities Act and, unless so registered, may not be sold except as permitted in the following sentence. We agree on our own behalf and on behalf of any investor account for which we are purchasing Notes to offer, sell or otherwise transfer such Notes prior to the date that is one year after the later of the date of original issue and the last date on which the Issuers or any affiliate of the Issuers was the owner of such Notes (or any predecessor thereto) (the “Resale Restriction Termination Date”) only (a) to the Issuers or any Subsidiary thereof, (b) pursuant to an effective registration statement under the Securities Act, (c) in a transaction complying with the requirements of Rule 144A under the Securities Act, to a person we reasonably believe is a “qualified institutional buyer” under Rule 144A of the Securities Act (a “QIB”) that is purchasing for its own account or for the account of a QIB and to whom notice is given that the transfer is being made in reliance on Rule 144A, (d) pursuant to offers and sales to non-U.S. persons that occur outside the United States within the meaning of Regulation S under the Securities Act, (e) to an institutional “accredited investor” within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act that is purchasing for its own account or for the account of such an institutional “accredited investor,” in each case in a minimum principal amount of Notes of $500,000 for investment purposes and not with a view to or for offer or sale in connection with any distribution in violation of the Securities Act or (f) pursuant to any other available exemption from the registration requirements of the Securities Act, subject in each of the foregoing cases to any requirement of law that the disposition of our property or the property of such investor account or accounts be at all times within our or their control and in compliance with any applicable state securities laws. The foregoing restrictions on resale will not apply subsequent to the Resale Restriction Termination Date. If any resale or other transfer of the Notes is proposed to be made pursuant to clause (e) above prior to the Resale Restriction Termination Date, the transferor shall deliver a letter from the transferee substantially in the form of this letter to the Issuers and the Trustee, which shall provide, among other things, that the transferee is an institutional “accredited investor” (within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act) and that it is acquiring such Notes for investment purposes and not for distribution in violation of the Securities Act. Each purchaser acknowledges that the Issuers and the Trustee reserve the right prior to any offer, sale or other transfer prior to the Resale Termination Date of the Notes pursuant to clauses (d), (e) or (f) above to require the delivery of an opinion of counsel, certifications and/or other information satisfactory to the Issuers and the Trustee.

3. We [are] [are not] an Affiliate of the Issuer.

TRANSFEREE:

BY:

Section 2.9 Form of Certificate to be Delivered in Connection with Transfers Pursuant to Regulation S.

[Date]

Northern Tier Energy LLC

Northern Tier Finance Corporation

c/o Deutsche Bank Trust Company Americas

as Trustee and Registrar —

Deutsche Bank Trust Company Americas

Trust and Agency Services

60 Wall Street, MS NYC60-2710

New York, New York 10005

Attn: Corporate Deal Team Manager — Northern Tier

Fax: 732-578-4635

With a copy to:

Deutsche Bank Trust Company Americas

c/o Deutsche Bank National Trust Company

Trust and Agency Services

100 Plaza One, Mailstop JCY03-0699

Jersey City, New Jersey 07311

Attn: Corporate Deal Team Manager — Northern Tier

Fax: 732-578-4635

Re:	Northern Tier Energy LLC (the “Issuer”), Northern Tier Finance Corporation (the “Co-Issuer” and, together with the Issuer, the “Issuers”)

7.125% Senior Secured Notes due 2020 (the “Notes”)

Ladies and Gentlemen:

In connection with our proposed sale of $[            ] aggregate principal amount of the Notes, we confirm that such sale has been effected pursuant to and in accordance with Regulation S under the United States Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, we represent that:

(a) the offer of the Notes was not made to a person in the United States;

(b) either (i) at the time the buy order was originated, the transferee was outside the United States or we and any person acting on our behalf reasonably believed that the transferee was outside the United States or (ii) the transaction was executed in, on or through the facilities of a designated off-shore securities market and neither we nor any person acting on our behalf knows that the transaction has been pre-arranged with a buyer in the United States;

(c) no directed selling efforts have been made in the United States in contravention of the requirements of Rule 903(b)(2) or Rule 904(a) (2) of Regulation S, as applicable; and

(d) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act.

In addition, if the sale is made during a restricted period and the provisions of Rule 903(b)(2), Rule 903(b)(3) or Rule 904(b)(1) of Regulation S are applicable thereto, we confirm that such sale has been made in accordance with the applicable provisions of Rule 903(b)(2), Rule 903(b)(3) or Rule 904(b)(1), as the case may be.

We also hereby certify that we [are] [are not] an Affiliate of the Issuers and, to our knowledge, the transferee of the Notes [is] [is not] an Affiliate of the Issuers.

The Trustee, the Registrar and the Issuers are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby. Terms used in this certificate have the meanings set forth in Regulation S.

Very truly yours,

[Name of Transferor]

By:

Authorized Signature

*SIGNATURE GUARANTEE:

Signatures must be guaranteed by and “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

Section 2.10 Mutilated, Destroyed, Lost or Stolen Notes.

If a mutilated Note is surrendered to the Registrar or if the Holder of a Note claims that the Note has been lost, destroyed or wrongfully taken, the Issuers shall issue and the Trustee, upon receipt of an Issuers’ Order, shall authenticate a replacement Note if the requirements of Section 8-405 of the Uniform Commercial Code are met, such that the Holder (a) satisfies the Issuers or the Trustee that such Note has been lost, destroyed or wrongfully taken within a reasonable time after such Holder has notice of such loss, destruction or wrongful taking and the Registrar has not registered a transfer prior to receiving such notification, (b) makes such request to the Issuers or Trustee prior to the Note being acquired by a protected purchaser as defined in Section 8-303 of the Uniform Commercial Code (a “protected purchaser”) and (c) satisfies any other reasonable requirements of the Trustee and the Issuers; provided, however, if after the delivery of such replacement Note, a protected purchaser of the Note for which such replacement Note was issued presents for payment or registration such replaced Note, the Trustee or the Issuers shall be entitled to recover such replacement Note from the Person to whom it was issued and delivered or any Person taking therefrom, except a protected purchaser, and shall be entitled to recover upon the security or indemnity provided therefor to the extent of any loss, damage, cost or expense incurred by the Issuers or the Trustee in connection therewith. If required by the Trustee or the Issuers, such Holder shall furnish an indemnity bond sufficient in the judgment of the Issuers and the Trustee to protect the Issuers, the Trustee, the Paying Agent and the Registrar from any loss which any of them may suffer if a Note is replaced, and, in the absence of notice to the Issuers, any Guarantor or the Trustee that such Note has been acquired by a protected purchaser, the Issuers shall execute, and upon receipt of an Issuers’ Order, the Trustee shall authenticate and make available for delivery, in exchange for any such mutilated Note or in lieu of any such destroyed, lost or stolen Note, a new Note of like tenor and principal amount, bearing a number not contemporaneously outstanding.

In case any such mutilated, destroyed, lost or stolen Note has become or is about to become due and payable, the Issuers in their discretion may, instead of issuing a new Note, pay such Note.

Upon the issuance of any new Note under this Section 2.10, the Issuers may require that such Holder pay a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of counsel and of the Trustee) in connection therewith.

Subject to the proviso in the initial paragraph of this Section 2.10, every new Note issued pursuant to this Section in lieu of any mutilated, destroyed, lost or stolen Note shall constitute an original additional contractual obligation of the Issuers, each Guarantor (if applicable) and any other obligor upon the Notes, whether or not the mutilated, destroyed, lost or stolen Note shall be at any time enforceable by anyone, and shall be entitled to all benefits of this Indenture equally and proportionately with any and all other Notes duly issued hereunder.

The provisions of this Section 2.10 are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes.

Section 2.11 Outstanding Notes.

Notes outstanding at any time are all Notes authenticated by the Trustee except for those cancelled by it, those delivered to it for cancellation and those described in this Section 2.11 as not outstanding. A Note does not cease to be outstanding in the event the Issuers or an Affiliate of the Issuers holds the Note; provided, however, that (i) for purposes of determining which are outstanding for consent or voting purposes hereunder, the provisions of Section 13.6 shall apply and (ii) in determining whether the Trustee shall be protected in making a determination whether the Holders of the requisite principal amount of outstanding Notes are present at a meeting of Holders for quorum purposes or have consented to or voted in favor of any request, demand, authorization, direction, notice, consent, waiver, amendment or modification hereunder, or relying upon any such quorum, consent or vote, only Notes which a Trust Officer of the Trustee actually knows to be held by the Issuers or an Affiliate of the Issuers shall not be considered outstanding.

If a Note is replaced pursuant to Section 2.10 (other than a mutilated Note surrendered for replacement), it ceases to be outstanding unless the Trustee and the Issuers receive proof satisfactory to them that the replaced Note is held by a protected purchaser. A mutilated Note ceases to be outstanding upon surrender of such Note and replacement pursuant to Section 2.10.

If the Paying Agent segregates and holds in trust, in accordance with this Indenture, on a redemption date or maturity date money sufficient to pay all principal, premium, if any, and accrued interest payable on that date with respect to the Notes (or portions thereof) to be redeemed or maturing, as the case may be, and the Paying Agent is not prohibited from paying such money to the Holders on that date pursuant to the terms of this Indenture, then on and after that date such Notes (or portions thereof) cease to be outstanding and interest on them ceases to accrue.

Section 2.12 Temporary Notes

In the event that Definitive Notes are to be issued under the terms of this Indenture, until such Definitive Notes are ready for delivery, the Issuers may prepare and the Trustee, upon receipt of an Issuers’ Order, shall authenticate temporary Notes. Temporary Notes shall be substantially in the form, and shall carry all rights, of Definitive Notes but may have variations that the Issuers considers appropriate for temporary Notes. Without unreasonable delay, the

Issuers shall prepare and the Trustee, upon receipt of an Issuers’ Order, shall authenticate Definitive Notes. After the preparation of Definitive Notes, the temporary Notes shall be exchangeable for Definitive Notes upon surrender of the temporary Notes at any office or agency maintained by the Issuers for that purpose and such exchange shall be without charge to the Holder. Upon surrender for cancellation of any one or more temporary Notes, the Issuers shall execute, and the Trustee, upon receipt of an Issuers’ Order, shall authenticate and make available for delivery in exchange therefor, one or more Definitive Notes representing an equal principal amount of Notes. Until so exchanged, the Holder of temporary Notes shall in all respects be entitled to the same benefits under this Indenture as a Holder of Definitive Notes.

Section 2.13 Cancellation.

The Issuers at any time may deliver Notes to the Trustee for cancellation. The Registrar and the Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee and no one else shall cancel all Notes surrendered for registration of transfer, exchange, payment or cancellation and dispose of such Notes in accordance with its internal policies and customary procedures including delivery of a certificate describing such Notes disposed (subject to the record retention requirements of the Exchange Act) or deliver canceled Notes to the Issuers pursuant to written direction by one Officer. If the Issuers or any Guarantor acquires any of the Notes, such acquisition shall not operate as a redemption or satisfaction of the Indebtedness represented by such Notes unless and until the same are surrendered to the Trustee for cancellation pursuant to this Section 2.13. The Issuers may not issue new Notes to replace Notes it has paid or delivered to the Trustee for cancellation for any reason other than in connection with a transfer or exchange.

At such time as all beneficial interests in a Global Note have either been exchanged for Definitive Notes, transferred, redeemed, repurchased or canceled, such Global Note shall be returned by DTC to the Trustee for cancellation or retained and canceled by the Trustee. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for Definitive Notes, transferred in exchange for an interest in another Global Note, redeemed, repurchased or canceled, the principal amount of Notes represented by such Global Note shall be reduced and an adjustment shall be made on the books and records of the Trustee (if it is then the Notes Custodian for such Global Note) with respect to such Global Note, by the Trustee or the Notes Custodian, to reflect such reduction.

Section 2.14 Payment of Interest; Defaulted Interest.

Interest on any Note which is payable, and is punctually paid or duly provided for, on any interest payment date shall be paid to the Person in whose name such Note (or one or more Predecessor Notes) is registered at the close of business on the regular record date for such payment at the office or agency of the Issuers maintained for such purpose pursuant to Section 2.3.

Any interest on any Note which is payable, but is not paid when the same becomes due and payable and such nonpayment continues for a period of 30 days shall forthwith cease to be payable to the Holder on the regular record date, and such defaulted interest and (to the extent lawful) interest on such defaulted interest at the rate borne by the Notes (such defaulted interest and interest thereon herein collectively called “Defaulted Interest”) shall be paid by the Issuers, at its election in each case, as provided in clause (a) or (b) below:

(a) The Issuers may elect to make payment of any Defaulted Interest to the Persons in whose names the Notes (or their respective Predecessor Notes) are registered at the close of business on a Special Record Date (as defined below) for the payment of such Defaulted Interest, which shall be fixed in the following manner. The Issuers shall notify the Trustee in writing of the amount of Defaulted Interest proposed to be paid on each Note and the date (not less than 30 days after such notice) of the proposed payment (the “Special Interest Payment Date”), and at the same time the Issuers shall deposit with the Trustee an amount of money equal to the aggregate amount proposed to be paid in respect of such Defaulted Interest or shall make arrangements satisfactory to the Trustee for such deposit prior to the date of the proposed payment, such money when deposited to be held in trust for the benefit of the Persons entitled to such Defaulted Interest as in this Section 2.14(a). Thereupon the Issuers shall fix a record date (the “Special Record Date”) for the payment of such Defaulted Interest, which date shall be not more than 15 days and not less than 10 days prior to the Special Interest Payment Date and not less than 10 days after the receipt by the Trustee of the notice of the proposed payment. The Issuers shall promptly notify the Trustee of such Special Record Date, and in the name and at the expense of the Issuers, the Trustee shall cause notice of the proposed payment of such Defaulted Interest and the Special Record Date and Special Interest Payment Date therefor to be given in the manner provided for in Section 13.2, not less than 10 days prior to such Special Record Date. Notice of the proposed payment of such Defaulted Interest and the Special Record Date and Special Interest Payment Date therefor having been so given, such Defaulted Interest shall be paid on the Special Interest Payment Date to the Persons in whose names the Notes (or their respective Predecessor Notes) are registered at the close of business on such Special Record Date and shall no longer be payable pursuant to the provisions in Section 2.14(b).

(b) The Issuers may make payment of any Defaulted Interest in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed, and upon such notice as may be required by such exchange, if, after notice given by the Issuers to the Trustee of the proposed payment pursuant to this Section 2.14(b), such manner of payment shall be deemed practicable by the Trustee.

Subject to the foregoing provisions of this Section 2.14, each Note delivered under this Indenture upon registration of, transfer of or in exchange for or in lieu of any other Note shall carry the rights to interest accrued and unpaid, and to accrue, which were carried by such other Note.

Section 2.15 Computation of Interest.

Interest on the Notes shall be computed as set forth in Exhibits A and B.

Section 2.16 CUSIP, Common Code and ISIN Numbers.

The Issuers in issuing the Notes may use “CUSIP”, “Common Code” and “ISIN” numbers and, if so, the Trustee shall use “CUSIP”, “Common Code” and “ISIN” numbers in notices of redemption or purchase as a convenience to Holders; provided, however, that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of a redemption or purchase and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption or purchase shall not be affected by any defect in or omission of such CUSIP, Common Code and ISIN numbers. The Issuers shall promptly notify the Trustee in writing of any change in the CUSIP, Common Code and ISIN numbers.

ARTICLE III

COVENANTS SECTION

Section 3.1 Payment of Notes.

The Issuers shall promptly pay the principal of, premium, if any, and interest (including Special Interest) on the Notes on the dates and in the manner provided in the Notes and in this Indenture. Principal, premium, if any, and interest (including Special Interest) shall be considered paid on the date due if on such date the Trustee or the Paying Agent holds in accordance with this Indenture money sufficient to pay all principal, premium, if any, and interest (including Special Interest) then due and the Trustee or the Paying Agent, as the case may be, is not prohibited from paying such money to the Holders on that date pursuant to the terms of this Indenture.

The Issuers shall pay Defaulted Interest and interest on overdue principal at the rate specified therefor in the Notes, and it shall pay interest on overdue installments of interest (including Special Interest) at the same rate to the extent lawful.

Notwithstanding anything to the contrary contained in this Indenture, the Issuers may, to the extent it is required to do so by law, deduct or withhold income or other similar taxes imposed by the United States of America from principal or interest payments hereunder.

Section 3.2 Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.

(a) The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, incur any Indebtedness (including Acquired Debt) or issue any Disqualified Stock, and the Issuer will not permit any of its Restricted Subsidiaries to issue any preferred stock (other than in each case Disqualified Stock or preferred stock of Restricted Subsidiaries held by the Issuer or a Restricted Subsidiary, so long as so held); provided, however, that (i) the Issuer or any Restricted Subsidiary may incur Indebtedness (including Acquired Debt) and issue Disqualified Stock and (ii) any Restricted Subsidiary may issue preferred stock, if the Fixed Charge Coverage Ratio for the Issuer’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or Disqualified Stock or preferred stock is issued would have been at least 2.0 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock or preferred stock had been issued, as the case may be, and the application of proceeds therefrom had occurred, at the beginning of such four-quarter period; provided further that the amount of Indebtedness (excluding Acquired Debt not incurred in connection with or in contemplation of the applicable merger, acquisition or other similar transaction), Disqualified Stock and preferred stock that may be incurred or issued, as applicable, by Restricted Subsidiaries that are not Subsidiary Guarantors, pursuant to the foregoing, shall not exceed $25.0 million at any one time outstanding.

(b) Section 3.2(a) will not prohibit the incurrence or issuance of any of the following items of Indebtedness (collectively, “Permitted Debt”) or the issuance of any Disqualified Stock or preferred stock described below:

(1) Indebtedness (including letters of credit) incurred by the Issuer or any Subsidiary Guarantor under Credit Facilities (and the incurrence by the Subsidiary Guarantors of the Guarantees thereof) in an aggregate principal amount at any one time outstanding under this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Issuer and its Restricted Subsidiaries thereunder) not to exceed the greater of (a) $450.0 million and (b) the sum of (i) 90% of the book value of the Issuer’s and its Restricted Subsidiaries’ accounts receivable and (ii) 85% of the Issuer’s and its Restricted Subsidiaries’ inventory, calculated on a consolidated basis and in accordance with GAAP, in each case based on the Issuer’s balance sheet as of the end of the latest quarter for which the Issuer has internal financial statements available (and after giving pro forma effect to any acquisitions made subsequent to such balance sheet date; provided that any such adjustments shall be calculated in the manner provided in the definition of Fixed Charge Coverage Ratio);

(2) Pari Passu Notes Lien Indebtedness incurred by the Issuer or any Subsidiary Guarantor pursuant to this clause (2) not to exceed the Pari Passu Notes Lien Indebtedness Debt Limit after giving pro forma effect to such incurrence and the application of the net proceeds thereof;

(3) Indebtedness incurred by the Issuer and the Subsidiary Guarantors represented by (i) the Notes and the Subsidiary Guarantees issued on the Issue Date (other than any Additional Notes) and (ii) any Exchange Notes (including the Subsidiary Guarantees thereof);

(4) Existing Indebtedness (other than indebtedness described in Sections 3.2(b)(1) and 3.2(b)(3));

(5) Indebtedness of the Issuer or any of its Restricted Subsidiaries (including, without limitation, Capital Lease Obligations, Attributable Debt, mortgage financings or purchase money obligations), Disqualified Stock issued by the Issuer or any Restricted Subsidiary and preferred stock issued by any Restricted Subsidiary, in each case incurred for the purpose of financing all or any part of the purchase price or cost of design, construction, installation, repair or improvement of property (real or personal), plant or equipment or other fixed or capital assets used in the business of the Issuer or such Restricted Subsidiary or in a Permitted Business (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets (but no other material assets)), in an aggregate principal amount at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to the provision described in this clause (5), not to exceed as of any date of incurrence the greater of (x) $35.0 million and (y) 3.5% of the Issuer’s Consolidated Total Assets at such time;

(6) Permitted Refinancing Indebtedness incurred by the Issuer or any of its Restricted Subsidiaries in exchange for, or the net proceeds of which are used to refund, refinance or replace, Indebtedness (other than intercompany Indebtedness) that was permitted by this Indenture to be incurred or Disqualified Stock or preferred stock permitted to be issued under the provisions described in Section 3.2(a) or Sections 3.2(b)(3), (b)(4), (b)(5), (b)(6), (b)(9), (b)(11), (b)(16) or (b)(17);

(7) intercompany Indebtedness incurred by the Issuer or any of its Restricted Subsidiaries or any Subsidiary Guarantor and owing to and held by the Issuer or any of its Restricted Subsidiaries or any Subsidiary Guarantor; provided, however, that:

(i) if the Issuer or any Subsidiary Guarantor is the obligor on such Indebtedness and the payee is a Person other than the Issuer or a Subsidiary Guarantor, such Indebtedness must be unsecured and expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Notes, in the case of the Issuer, or the Subsidiary Guarantee, in the case of a Subsidiary Guarantor; and

(ii) (x) any subsequent issuance or transfer of Equity Interests or any other event that results in any such Indebtedness being held by a Person other than the Issuer or a Restricted Subsidiary thereof and (y) any sale or other transfer of any such Indebtedness to a Person that is not either the Issuer or a Restricted Subsidiary thereof, shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Issuer or such Restricted Subsidiary, as the case may be, that was not permitted by the provision described in this clause (7);

(8) (i) the Guarantee by the Issuer or any of the Subsidiary Guarantors of Indebtedness of the Issuer or a Restricted Subsidiary of the Issuer that was permitted to be incurred by another provision of this Section 3.2, (ii) the Guarantee by any Foreign Subsidiary of Indebtedness of another Foreign Subsidiary of the Issuer that was permitted to be incurred by another provision of this Section 3.2, (iii) any Guarantee by a Restricted Subsidiary of the Issuer of Indebtedness of the Issuer that was permitted to be incurred by another provision of this Section 3.2 (so long as such Restricted Subsidiary also guarantees the Notes if required pursuant to Sections 3.7 or 3.12) or (iv) any Guarantee by a Subsidiary Guarantor of any Indebtedness of any other Subsidiary Guarantor;

(9) (i) Indebtedness, Disqualified Stock or preferred stock of the Issuer or any of its Restricted Subsidiaries incurred to finance an acquisition or (ii) Acquired Debt; provided that, in either case, after giving effect to the transactions that result in the incurrence or issuance thereof, on a pro forma basis, either (a) the Issuer would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 3.2(a) or (b) the Fixed Charge Coverage Ratio for the Issuer would not be less than immediately prior to such transactions;

(10) preferred stock of a Restricted Subsidiary of the Issuer issued to the Issuer or another Restricted Subsidiary of the Issuer; provided that (a) any subsequent issuance or transfer of Equity Interests or any other event that results in any such preferred stock being held by a Person other than the Issuer or a Restricted Subsidiary thereof and (b) any sale or other transfer of any such preferred stock to a Person that is not either the Issuer or a Restricted Subsidiary thereof will be deemed, in each case, to constitute an issuance of such preferred stock that was not permitted by the provision described in this clause (10);

(11) additional Indebtedness of the Issuer or any of its Restricted Subsidiaries incurred in an aggregate principal amount at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to the provision described in this clause (11), not to exceed as of any date of incurrence the greater of (x) $35.0 million and (y) 3.5% of the Issuer’s Consolidated Total Assets;

(12) Indebtedness incurred by the Issuer or any Restricted Subsidiary of the Issuer to the extent that the net proceeds thereof are promptly deposited to defease or to satisfy and discharge all of the then outstanding Notes;

(13) Indebtedness of the Issuer or any Restricted Subsidiary of the Issuer consisting of obligations to pay insurance premiums or take-or-pay obligations contained in supply arrangements, in each case, incurred in the ordinary course of business;

(14) Indebtedness in respect of any bankers’ acceptance, bank guarantees, letter of credit, warehouse receipt or similar facilities, and reinvestment obligations related thereto, entered into in the ordinary course of business;

(15) Guarantees (other than Guarantees of Indebtedness) incurred in the ordinary course of business in respect of obligations of (or to) suppliers, customers, franchisees, lessors and licensees that, in each case, are non-Affiliates;

(16) Indebtedness consisting of promissory Notes issued by the Issuer or any of its Restricted Subsidiaries to any current, future or former director, officer, employee or consultant (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Issuer, the direct or indirect parent of the Issuer or any Restricted Subsidiary of the Issuer (or any of their Affiliates), or their estates or the beneficiaries of such estates to finance the purchase, redemption, acquisition or retirement for value of Equity Interests permitted by Section 3.3(b)(6), in an aggregate principal amount at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to the provision described in this clause (16), not to exceed $5.0 million as of any date of incurrence;

(17) Contribution Indebtedness;

(18) (i) Indebtedness incurred in connection with any Sale and Leaseback Transaction entered into after the Issue Date and any refinancing, refunding, renewal or extension of any such Indebtedness; provided that, except to the extent otherwise permitted hereunder, the principal amount of any such Indebtedness is not increased above the principal amount thereof outstanding immediately prior to such refinancing, refunding, renewal or extension and the direct and contingent obligors with respect to such Indebtedness are not changed;

(ii) Indebtedness owed on a short-term basis of no longer than 30 days to banks and other financial institutions in respect of overdraft facilities, employee credit card programs and other cash management arrangements in the ordinary course of business; and

(iii) Indebtedness representing deferred compensation to directors, officers, or employees of the Issuer (or any direct or indirect parent of the Issuer) and its Restricted Subsidiaries incurred in the ordinary course of business;

(19) Hedging Obligations; and

(20) cash management obligations and other Indebtedness in respect of netting services, automatic clearinghouse arrangements, overdraft protections and similar arrangements in each case in connection with deposit accounts in the ordinary course of business.

(c) For purposes of determining compliance with this Section 3.2, in the event that any proposed Indebtedness, Disqualified Stock or preferred stock meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (20) above, or is entitled to be incurred or issued pursuant to Section 3.2(a), the Issuer, in its sole discretion, will be permitted to divide and classify at the time of its incurrence or issuance, and may from time to time divide or reclassify, all or a portion of such item of Indebtedness, Disqualified Stock or preferred stock such that it will be deemed to have been incurred pursuant to one or more of such clauses (in whole or in part) or Section 3.2(a), to the extent that such reclassified Indebtedness could be incurred pursuant to such new clause or Section 3.2(a) at the time of such reclassification (including in part pursuant to one or more clauses and/or in part pursuant to Section 3.2(a)), provided, however, that Indebtedness outstanding under the ABL Facility will be deemed to have been incurred in reliance on the exception provided by Section 3.2(b)(1) and may not later be reclassified.

For the purpose of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred (in the case of term debt) or first committed (in the case of revolving credit debt); provided that if such Indebtedness denominated in a foreign currency is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such Permitted Refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced, plus the amount of any premium (including tender premiums), defeasance costs and any fees, underwriter discounts and other costs and expenses incurred in connection with the issuance of such new Indebtedness. The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

Notwithstanding any other provision of this Section 3.2, the maximum amount of Indebtedness that may be incurred pursuant to this Section 3.2 will not be deemed to be exceeded, with respect to any outstanding Indebtedness, due solely to the result of fluctuations in the exchange rates of currencies. In addition, for purposes of determining any particular amount of Indebtedness, any Guarantees, Liens or obligations with respect to letters of credit, in each case, supporting Indebtedness otherwise included in the determination of such particular amount, will not be included.

The Issuer will not incur, and will not permit any Subsidiary Guarantor to directly or indirectly incur, any Indebtedness (including Acquired Debt and Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of the Issuer or such Subsidiary Guarantor unless such Indebtedness is also contractually subordinated in right of payment to the Notes and the applicable Subsidiary Guarantees on substantially identical terms; provided, however, that no Indebtedness will be deemed to be contractually subordinated in right of payment to any other Indebtedness of the Issuer solely by virtue of being unsecured or by virtue of being secured on a junior priority basis or by virtue of the fact that the holders of any secured Indebtedness have entered into intercreditor agreements giving one or more of such holders priority over the other holders in the collateral held by them.

Section 3.3 Restricted Payments.

(a) The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any other payment or distribution (whether made in cash, securities or other property) on account of the Issuer’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Issuer or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Issuer’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends, payments or distributions (i) payable solely in Equity Interests (other than Disqualified Stock) of the Issuer or to the Issuer or a Restricted Subsidiary of the Issuer or (ii) payable by a Restricted Subsidiary so long as, in the case of any dividend, payment or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly Owned Restricted Subsidiary, the Issuer or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities);

(2) purchase, redeem, defease or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation) any Equity Interests of the Issuer or any direct or indirect parent of the Issuer held by Persons other than the Issuer or any Restricted Subsidiary of the Issuer (other than in exchange for Equity Interests of the Issuer (other than Disqualified Stock));

(3) make any payment on or with respect to, or purchase, repurchase, redeem, defease or otherwise acquire or retire for value or give any irrevocable notice of redemption with respect thereto, any Subordinated Debt (excluding any intercompany Indebtedness between or among the Issuer and any of the Subsidiary Guarantors permitted to be incurred under this Indenture), except payments of (x) interest, (y) principal at the Stated Maturity thereof (or the satisfaction of a scheduled sinking fund obligation) or (z) principal and accrued interest, due within one year of the date of such payment, purchase, redemption, defeasance, acquisition or retirement; or

(4) make any Restricted Investment

(all such restricted payments and other restricted actions set forth in clauses (1) through (4) above (other than any exceptions thereto) being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment, no Default (other than a Reporting Default) or Event of Default shall have occurred and be continuing or would occur as a consequence thereof and either:

(i) if the Fixed Charge Coverage Ratio for the Issuer’s most recently ended four full fiscal quarters for which internal financial statements are available at the time of such Restricted Payment (the “Trailing Four Quarters”) is not less than 1.75 to 1.0, such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Issuer and its Restricted Subsidiaries (excluding Restricted Payments permitted by clauses (2) through (12) of the next succeeding paragraph (b)) with respect to the quarter for which such Restricted Payment is made, is less than the sum, without duplication, of:

(A) Available Cash with respect to the Issuer’s most recently completed fiscal quarter, plus

(B) 100% of the aggregate net cash proceeds and the fair market value, as determined in good faith by the Board of Directors of the Issuer, of marketable securities or other property received by the Issuer since immediately after the date of the 2017 Notes Indenture (i) as a contribution to its equity capital or from the issue or sale of Equity Interests of the Issuer or (ii) from the issue or sale of Equity Interests of any direct or indirect parent of the Issuer to the extent such net cash proceeds or other assets are actually contributed to the Issuer as equity (other than (a) Refunding Capital Stock, (b) Equity Interests or converted debt securities of the Issuer sold to a Restricted Subsidiary, or to an employee stock ownership plan or other trust established by the Issuer or a Restricted Subsidiary, (c) Equity Interests sold to any current, future or former director, officer, employee or consultant (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Issuer, any direct or indirect parent of the Issuer or the Issuer’s Subsidiaries or their estates or the beneficiaries of such estates after the date of the 2017 Notes Indenture to the extent such amounts have been applied to Restricted Payments in accordance with Section 3.3(b)(6) or (d) Disqualified Stock or debt securities that have been converted into Disqualified Stock, or (iii) from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of the Issuer that have been converted into or exchanged subsequent to the date of the 2017 Notes Indenture for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Restricted Subsidiary of the Issuer), less the amount of any cash distributed by the Issuer upon such conversion or exchange, plus

(C) the net cash proceeds and the fair market value of marketable securities or other property, as determined in good faith by the Board of Directors of the Issuer, received by the Issuer or any Restricted Subsidiary of the Issuer from (i) the disposition, sale, liquidation, retirement or redemption of all or any portion of any Restricted Investment made after the date of the 2017 Notes Indenture, net of disposition costs and repurchases and redemptions of such Restricted Investments from the Issuer or its Restricted Subsidiaries and repayments of loans or advances which constitute Restricted Investments made after the date of the 2017 Notes Indenture by the Issuer and the Restricted Subsidiaries, and releases of guarantees which constitute Restricted Investments by the Issuer or its Restricted Subsidiaries and (ii) the sale (other than to the Parent Guarantor, the Issuer or a Restricted Subsidiary of the Issuer) of the Capital Stock of an Unrestricted Subsidiary, plus

(D) without duplication, (i) to the extent that any Unrestricted Subsidiary of the Issuer that was designated as such after the date of the 2017 Notes Indenture is redesignated as a Restricted Subsidiary, the fair market value, as determined in good faith by the Board of Directors of the Issuer, of the Issuer’s direct or indirect investment in such Subsidiary as of the date of such redesignation not to exceed the amount of investments previously made by the

Issuer or any Restricted Subsidiary in such Unrestricted Subsidiary or to the extent such investment constituted a Permitted Investment, plus (ii) an amount equal to the net reduction in investments in Unrestricted Subsidiaries resulting from payments of dividends, repayments of the principal of loans or advances or other transfers of assets from Unrestricted Subsidiaries of the Issuer to the Issuer or any Restricted Subsidiary of the Issuer after the date of the 2017 Notes Indenture, in each case, to the extent that any amounts in respect of any such investment or net reduction in investment have not been included in Available Cash for any period commencing on or after the date of the 2017 Notes Indenture, plus

(E) without duplication, in the event the Issuer or any Restricted Subsidiary of the Issuer makes any investment in a Person that, as a result of or in connection with such investment, becomes a Restricted Subsidiary of the Issuer, an amount equal to the fair market value of the existing investment in such Person that was previously treated as a Restricted Payment not to exceed the amount of investments previously made by the Issuer or any Restricted Subsidiary in such Person (items (B), (C), (D) and (E) being referred to as “Incremental Funds”), minus

(F) the aggregate amount of Incremental Funds previously expended pursuant to this Section 3.3(a)(i) and Section 3.3(a)(ii); or

(ii) if the Fixed Charge Coverage Ratio for the Trailing Four Quarters is less than 1.75 to 1.0, such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Issuer and its Restricted Subsidiaries (excluding Restricted Payments permitted by clauses (2) through (12) of Section 3.3(b)) with respect to the quarter for which such Restricted Payment is made, is less than the sum, without duplication, of

(A) $75.0 million less the aggregate amount of all prior Restricted Payments made by the Issuer and its Restricted Subsidiaries pursuant to this clause (ii)(A) since the date of the 2017 Notes Indenture, plus

(B) Incremental Funds to the extent not previously expended pursuant to this Section 3.3(a)(ii) and Section 3.3(a)(i).

(b) The provisions of Section 3.3(a) will not prohibit:

(1) the payment of any dividend or distribution or the consummation of any redemption within 60 days after the date of the declaration thereof or the giving of a redemption notice related thereto, as the case may be, if at said date of declaration or notice such payment would have complied with the provisions of this Indenture;

(2) (i) the making of any Restricted Payment in exchange for, or out of the proceeds of the substantially concurrent sale of, Equity Interests of the Issuer or any direct or indirect parent of the Issuer, to the extent contributed to the Issuer, after the Issue Date (other than any Disqualified Stock or any Equity Interests sold to the

Issuer or a Restricted Subsidiary of the Issuer or to an employee stock ownership plan or any trust established by the Issuer or a Restricted Subsidiary) or from substantially concurrent contributions to the equity capital of the Issuer (collectively, including any such contributions, “Refunding Capital Stock”); and

(ii) the declaration and payment of accrued dividends on any Equity Interests redeemed, repurchased, retired, defeased or acquired out of the proceeds of the sale of Refunding Capital Stock within 45 days of such sale;

provided that the amount of any such proceeds or contributions that are utilized for any Restricted Payment pursuant to this clause (2) shall be excluded (or deducted, if included) from the calculation of Available Cash and Incremental Funds and from Section 3.3(b)(4);

(3) the payment, defeasance, redemption, repurchase, retirement or other acquisition of (i) any Subordinated Debt or (ii) Disqualified Stock of the Issuer or any Restricted Subsidiary thereof, in each such case of (i) or (ii), in exchange for, or out of the net cash proceeds from, an incurrence of Permitted Refinancing Indebtedness;

(4) Restricted Investments acquired (a) from the proceeds of a capital contribution to, or out of the net cash proceeds of substantially concurrent contributions to, the equity capital of the Issuer, or (b) from the net cash proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary of the Issuer or to an employee stock ownership plan or any trust established by the Issuer) of, or in exchange for, Equity Interests of the Issuer (other than Disqualified Stock); provided that for the purposes hereof, the amount of any such net cash proceeds that are utilized for any such acquisition and the fair market value of any assets so acquired or exchanged shall be excluded from the calculation of Available Cash and Incremental Funds and from Section 3.3(b)(2);

(5) the repurchase of Equity Interests deemed to occur (i) upon the exercise of options or warrants if such Equity Interests represent all or a portion of the exercise price thereof and (ii) in connection with the withholding of a portion of the Equity Interests granted or awarded to any current, future or former director, officer, employee or consultant (or their respective Controlled Investment Affiliates or Immediate Family Members) to pay for the taxes payable by such director, officer, employee or consultant (or their respective Controlled Investment Affiliates or Immediate Family Members) upon such grant or award (and payments of dividends to any direct or indirect parent of the Issuer for such purpose);

(6) the purchase, redemption, retirement or other acquisition for value of any Equity Interests of the Issuer or any direct or indirect parent of the Issuer held by any current, future or former director, officer, employee or consultant (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Issuer or any direct or indirect parent of the Issuer or any Restricted Subsidiary of the Issuer, or their estates or the beneficiaries of such estates (including the payment of dividends and distributions to any direct or indirect parent of the Issuer to enable such parent to repurchase Equity Interests owned by its directors, officers, employees or consultants

(or their respective Controlled Investment Affiliates or Immediate Family Members)), in an amount not to exceed $10.0 million in any calendar year beginning after the Issue Date; provided that the Issuer may carry over and make in subsequent calendar years, in addition to the amounts permitted for such calendar year, the amount of purchases, redemptions, acquisitions or retirements for value (and dividends and distributions) permitted to have been but not made in any preceding calendar year up to a maximum of $15.0 million in any calendar year, provided, further, that such amounts will be increased by (i) the cash proceeds from the sale after the Issue Date of Equity Interests (other than Disqualified Stock) of the Issuer or, to the extent contributed to the Issuer, Equity Interests of any direct or indirect parent of the Issuer, in each case to directors, officers, employees or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Issuer or any direct or indirect parent of the Issuer or any Restricted Subsidiary of the Issuer after the Issue Date, plus (ii) the cash proceeds of key man life insurance policies received by the Issuer, its Restricted Subsidiaries, or any direct or indirect parent of the Issuer and contributed to the Issuer after the Issue Date, less (iii) the amount of any Restricted Payments previously made with the cash proceeds described in clauses (i) and (ii) of this clause (6), in the case of each of clauses (i) and (ii), provided, however, that the amount of any such net cash proceeds that are utilized for any such purchase, redemption, retirement or other acquisition for value will be excluded (or deducted, if included) from the calculation of Available Cash and Incremental Funds and are not otherwise applied to make or otherwise increase the amounts available for Restricted Payments pursuant to Sections 3.3(b)(2) or (4);

(7) upon the occurrence of a Change of Control (or similarly defined term in other Indebtedness) and within 90 days after completion of the offer to repurchase Notes and other Pari Passu Notes Lien Indebtedness and Pari Passu Lien Indebtedness, as applicable, pursuant to Section 3.10 (including the purchase of all Notes tendered), any repayment, repurchase, redemption, defeasance or other acquisition or retirement for value of any Subordinated Debt that is required to be repurchased or redeemed pursuant to the terms thereof as a result of such Change of Control (or similarly defined term in other Indebtedness), at a purchase price not greater than 101% of the outstanding principal amount or liquidation preference thereof (plus accrued and unpaid interest and liquidated damages, if any);

(8) within 90 days after completion of any offer to repurchase Notes or other Pari Passu Notes Lien Indebtedness and Pari Passu Lien Indebtedness, as applicable, pursuant to Section 3.5 (including the purchase of all Notes tendered), any repayment, repurchase, redemption, defeasance or other acquisition or retirement for value of any Subordinated Debt that is required to be repurchased or redeemed pursuant to the terms thereof as a result of such Asset Sale (or similarly defined term in such other Indebtedness), at a purchase price not greater than 100% of the outstanding principal amount or liquidation preference thereof (plus accrued and unpaid interest and liquidated damages, if any);

(9) payments or distributions, in the nature of satisfaction of dissenters’ rights, pursuant to or in connection with a consolidation, merger or transfer of assets that complies with the provisions of this Indenture applicable to mergers, consolidations and transfers of all or substantially all the property and assets of the Issuer;

(10) the payment of cash in lieu of the issuance of fractional shares of Equity Interests upon exercise or conversion of securities exercisable or convertible into Equity Interests of the Issuer or any direct or indirect parent of the Issuer (and payments of dividends to any direct or indirect parent of the Issuer for such purposes);

(11) the declaration and payment of dividends or distributions by the Issuer or any Restricted Subsidiary to, or the making of loans to, any direct or indirect parent of the Issuer in amounts sufficient for any direct or indirect parent of the Issuer to pay, in each case without duplication:

(i) franchise and excise taxes and other fees, taxes and expenses, in each case, to the extent required to maintain their corporate existence;

(ii) so long as the Issuer is (x) treated as a pass-through or disregarded entity for tax purposes, and of which any direct or indirect parent of the Issuer is an owner, member or partner (directly or through one or more entities that are treated as pass-through entities for tax purposes) or (y) a member of an affiliated, consolidated, combined, unitary or similar group that includes any direct or indirect parent of the Issuer, federal, state and local income taxes, to the extent such income taxes are attributable to the income of the Issuer or one or more of its Restricted Subsidiaries and, to the extent of the amount actually received from its Unrestricted Subsidiaries, in amounts required to pay such taxes to the extent attributable to the income of such Unrestricted Subsidiaries; provided, that in each case the amount of such payments or loans in any fiscal year does not exceed the amount that the Issuer and its Restricted Subsidiaries would be required to pay in respect of federal, state and local taxes for such fiscal year were the Issuer, its Restricted Subsidiaries and Unrestricted Subsidiaries (to the extent described above) members of an affiliated, consolidated, combined, unitary or similar group that were subject to tax, of which the Issuer was the common parent;

(iii) (x) customary salary, bonus and other benefits payable to employees, directors, officers and managers of any direct or indirect parent of the Issuer to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of the Issuer and its Restricted Subsidiaries and (y) any reasonable and customary indemnification claims made by directors or officers of the Issuer or any direct or indirect parent of the Issuer;

(iv) general corporate administrative, operating and overhead costs and expenses of any direct or indirect parent of the Issuer to the extent such costs and expenses are attributable to the ownership or operation of the Issuer and its Restricted Subsidiaries;

(v) fees and expenses related to any equity or debt offering or acquisition by any direct or indirect parent of the Issuer (whether or not successful); and

(vi) payments to fund investments that would otherwise be permitted to be made pursuant to this Section 3.3 if made by the Issuer; provided that (A) such Restricted Payment shall be made substantially concurrently with the closing of such investment, (A) such direct or indirect parent of the Issuer shall, immediately following the closing thereof, cause (1) all property acquired (whether assets or Equity Interests) to be contributed to the capital of the Issuer or any of its Restricted Subsidiaries or (2) the merger or amalgamation of the Person formed or acquired into the Issuer or one of its Restricted Subsidiaries (to the extent not prohibited by Section 4.1) in order to consummate such investment, (C) such direct or indirect parent company and its Affiliates (other than the Issuer or any of its Restricted Subsidiaries) receives no consideration or other payment in connection with such transaction except to the extent the Issuer or any of its Restricted Subsidiaries could have given such consideration or made such payment in compliance with this Indenture, (D) any property received by the Issuer will be excluded (or deducted, if included) from the calculation of Available Cash and Incremental Funds; and (E) such investment shall be deemed to be made by the Issuer or such Restricted Subsidiary pursuant to another provision of this Section 3.3(b) or pursuant to the definition of “Permitted Investments” (other than clause (5) thereof); and

(12) the declaration and payment of dividends or distributions to holders of any class or series of Disqualified Stock of the Issuer or any of its Restricted Subsidiaries and preferred stock of any Restricted Subsidiary issued or incurred after the Issue Date in accordance with Section 3.2;

provided that, except in the case of Sections 3.3(b)(1) and 3.3(b)(11), no Default (other than a Reporting Default) or Event of Default shall have occurred and be continuing or would occur as a consequence thereof.

(c) Notwithstanding anything to the contrary in the foregoing, (i) Restricted Investments of assets and property constituting Collateral (other than cash and Cash Equivalents) made pursuant to Section 3.3(a) may only be made in Subsidiary Guarantors and (ii) upon the occurrence of a Refinery Event of Loss, until such time as all Net Proceeds therefrom in excess of the Refinery Event of Loss Threshold have either been invested in Replacement Assets that would constitute Note Priority Collateral (which Replacement Assets are thereupon with their acquisition added to the Collateral securing the Notes) or applied towards a Collateral Disposition Offer (in accordance with Section 3.5(a)), the Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, make any Restricted Payment of the type described in Section 3.3(a)(1) or 3.3(a)(2) by means of Section 3.3(a).

(d) The amount of all Restricted Payments (other than cash) shall be the fair market value (as determined in Good Faith by the Issuer) on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued to or by the Issuer or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment, provided, however, that the fair market value of any Restricted Payments that are required to be valued by this covenant will be determined, in the case of amounts of $20.0 million or less, by an officer of the Issuer and, in the case of amounts over $20.0 million, by the Board of Directors of the Issuer, whose determination shall be evidenced by a resolution of the Board of Directors of the Issuer set forth in an Officers’ Certificate. In determining whether any Restricted Payment is permitted by this Section 3.3, the Issuer and its Restricted Subsidiaries may allocate on the date of its payment all or any portion of such Restricted Payment among the categories described in Sections 3.3(b)(1) through (12) or among such categories and the types of Restricted Payments described in Section 3.3(a) (including categorization in whole or in part as a Permitted Investment); provided that, at the time of such allocation, all such Restricted Payments, or allocated portions thereof, would be permitted under the various provisions of this Section 3.3 and provided further that the Issuer and its Restricted Subsidiaries may reclassify all or a portion of such Restricted Payment or Permitted Investment in any manner that complies with this covenant, and following such reclassification such Restricted Payment or Permitted Investment shall be treated as having been made pursuant to only the clause or clauses of this covenant to which such Restricted Payment or Permitted Investment has been reclassified.

Section 3.4 Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.

(a) The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

(1) pay dividends or make any other distributions on its Capital Stock (or with respect to any other interest or participation in, or measured by, its profits) to the Issuer or any of its Restricted Subsidiaries or pay any Indebtedness owed to the Issuer or any of its Restricted Subsidiaries;

(2) make loans or advances to the Issuer or any of its Restricted Subsidiaries; or

(3) sell, lease or transfer any of its properties or assets to the Issuer or any of its Restricted Subsidiaries.

(b) The restrictions in Section 3.4(a) will not apply to encumbrances or restrictions:

(1) existing under, by reason of or with respect to the ABL Facility, Existing Indebtedness, or any other agreements in effect on the Issue Date and any amendments, modifications, restatements, renewals, extensions, increases, supplements, refundings, replacements or refinancings thereof; provided that the encumbrances and restrictions in any such amendments, modifications, restatements, renewals, extensions, increases, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, than those in effect on the Issue Date;

(2) existing under, by reason of or with respect to any other Credit Facility of the Issuer permitted under this Indenture; provided that the applicable encumbrances and restrictions contained in the agreement or agreements governing the other Credit Facility are not materially more restrictive, taken as a whole, than those contained in the ABL Facility (with respect to other credit agreements) as in effect on the Issue Date or this Indenture (with respect to other indentures) as in effect on the Issue Date;

(3) existing under, by reason of or with respect to applicable law, rule, regulation or administrative or court order;

(4) with respect to any Person or the property or assets of a Person acquired by the Issuer or any of its Restricted Subsidiaries existing at the time of such acquisition and not incurred in connection with or in contemplation of such acquisition, which encumbrance or restriction is not applicable to any Person or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired and that in the case of Indebtedness, such Indebtedness was permitted by the terms of this Indenture and any amendments, modifications, restatements, renewals, extensions, increases, supplements, refundings, replacements or refinancings thereof; provided that the encumbrances and restrictions in any such amendments, modifications, restatements, renewals, extensions, increases, supplements, refundings, replacements or refinancings are entered into in the ordinary course of business or not materially more restrictive, taken as a whole, than those contained in the ABL Facility, this Indenture, Existing Indebtedness or such other agreements as in effect on the date of the acquisition;

(5) in the case of the provision described in Section 3.4(a)(3):

(i) that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract or similar property or asset entered into in the ordinary course of business,

(ii) existing by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, the property or assets of the Issuer or any Restricted Subsidiary subject to such transaction not otherwise prohibited by this Indenture,

(iii) existing under, by reason of or with respect to (A) purchase money obligations for property acquired in the ordinary course of business that impose restrictions on the property so acquired or (B) capital leases or operating leases entered into in the ordinary course of business that impose encumbrances or restrictions on the property covered thereby, or

(iv) arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of the Issuer or any Restricted Subsidiary thereof in any manner material to the Issuer or any Restricted Subsidiary thereof;

(6) existing under, by reason of or with respect to (x) customary provisions in joint venture, operating or similar agreements relating solely to such joint ventures and (y) asset sale agreements and stock sale agreements arising in connection with the entering into of such transactions and that impose restrictions on the assets to be sold;

(7) existing under, by reason of or with respect to any agreement for the sale or other disposition of some or all of the Capital Stock of, or any property and assets of, a Restricted Subsidiary of the Issuer that restrict distributions by that Restricted Subsidiary pending the closing of such sale or other disposition;

(8) existing under, by reason of or with respect to Permitted Refinancing Indebtedness; provided that the encumbrances and restrictions contained in the agreements governing that Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(9) restricting cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(10) existing under, by reason of or with respect to customary provisions contained in leases or licenses of intellectual property and other agreements, in each case, entered into in the ordinary course of business;

(11) existing under, by reason of or with respect to this Indenture, the Notes, the Exchange Notes, the Subsidiary Guarantees and the Security Documents;

(12) existing under, by reason of or with respect to Indebtedness of the Issuer or a Restricted Subsidiary thereof not prohibited to be incurred under this Indenture; provided that (x) such encumbrances or restrictions are ordinary and customary in light of the type of Indebtedness being incurred and the jurisdiction of the obligor and (y) such encumbrances or restrictions will not affect in any material respect the Issuer’s or any Subsidiary Guarantor’s ability to make principal and interest payments on the Notes, as determined in Good Faith by the Issuer;

(13) consisting of customary restrictions pursuant to any Permitted Receivables Financing that in the good faith determination of the Board of Directors of the Issuer, are necessary or advisable to effect such Permitted Receivables Financing; and

(14) existing under the Intermediation Agreement and the Pari Passu Lien Hedge Agreements as in effect on the Issue Date and any amendments, modifications, restatements, renewals, extensions, supplements, refundings, replacements or refinancings thereof, provided that the encumbrances and restrictions in any such amendments, modifications, restatements, renewals, extensions, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, than those prior to such amendment, modification, restatement, renewal, extension, supplement, refunding, replacement or refinancing.

For purposes of determining compliance with this covenant, (1) the priority of any preferred stock in receiving dividends or liquidating distributions prior to distributions being paid on common stock shall not be deemed a restriction on the ability to make distributions on Capital Stock and (2) the subordination of loans or advances made to the Issuer or a Restricted Subsidiary of the Issuer to other Indebtedness incurred by the Issuer or any such Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances.

Section 3.5 Asset Sales.

(a) The Issuer will not, and will not permit any of its Restricted Subsidiaries to, make any Asset Sale of Collateral unless:

(1) other than in case of an Event of Loss, the Issuer or such Restricted Subsidiary, as the case may be, receives consideration at least equal to the fair market value (such fair market value to be determined as of the date of contractually agreeing to such Asset Sale), as determined in Good Faith by the Issuer (including as to the value of all non-cash consideration), of the Collateral subject to such Asset Sale;

(2) at least 75% of the consideration from such Asset Sale received by the Issuer or such Restricted Subsidiary, as the case may be, is in the form of (A) cash, (B) Cash Equivalents, (C) Replacement Assets of a type which would constitute (x) Note Priority Collateral in the case of an Asset Sale of Note Priority Collateral or (y) ABL Priority Collateral in the case of an Asset Sale of ABL Priority Collateral (which in both cases are thereupon with their acquisition added to the Collateral securing the Notes) or (D) any combination of the foregoing;

(3) to the extent that any consideration from such Asset Sales received by the Issuer or a Restricted Subsidiary, as the case may be, constitutes securities or other assets that are of a type or class that constitute Collateral, such securities or other assets, including the assets of any Person that becomes a Subsidiary Guarantor as a result of such transaction, are concurrently with their acquisition added to the Collateral securing the Notes (as Note Priority Collateral or ABL Priority Collateral, as applicable) in the manner provided for in this Indenture or any of the Security Documents; and

(4) the Net Proceeds from any such Asset Sale of Note Priority Collateral is paid directly by the purchaser thereof to the Collateral Agent to be held in trust in a Collateral Account for application in accordance with this covenant.

Notwithstanding the foregoing provisions of the above paragraph, the Issuer and the Restricted Subsidiaries will not be required to cause any Net Proceeds to be held in a Collateral Account in accordance with clause (4) of the above paragraph except to the extent the aggregate Net Proceeds from all Asset Sales of Note Priority Collateral that (x) are not held in a Collateral Account and (y) have not been previously applied in accordance with the provisions of the following paragraphs relating to the application of Net Proceeds from Asset Sales of Note Priority Collateral, exceed $50.0 million.

Subject to the terms of the Collateral Trust and Intercreditor Agreement and the ABL Intercreditor Agreement, the Issuer or any Subsidiary Guarantor, as the case may be, may invest any Net Proceeds received from Asset Sales of Collateral, and may withdraw Net Proceeds from the Collateral Account to invest, in Replacement Assets that would constitute (x) Note Priority Collateral in the case of an Asset Sale of Note Priority Collateral and (y) ABL Priority Collateral in the case of an Asset Sale of ABL Priority Collateral, within 365 days of the date of such Asset Sale, which Replacement Assets are thereupon with their acquisition added to the Collateral securing the Notes; provided that the Replacement Assets shall only include the Capital Stock of Foreign Subsidiaries for purposes of the requirement solely to the extent that the relevant Asset Sale consisted of the sale of Capital Stock of a Foreign Subsidiary.

Any Net Proceeds from Asset Sales of Collateral or Events of Loss that are not applied or invested as provided in this Section 3.5(a) will be deemed to constitute “Excess Collateral Proceeds.” When the aggregate amount of Excess Collateral Proceeds exceeds $35.0 million, the Issuers will be required to make an offer (“Collateral Disposition Offer”) to all Holders to purchase the maximum principal amount of the Notes (on a pro rata basis) and, if required by the terms of any other Pari Passu Notes Lien Indebtedness, to the holders of such Pari Passu Notes Lien Indebtedness (on a pro rata basis), to which the Collateral Disposition Offer applies that may be purchased out of the Excess Collateral Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount of the Notes and such other Pari Passu Notes Lien Indebtedness, plus accrued and unpaid interest to, but excluding, the date of purchase, in accordance with the procedures set forth in this Indenture in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof with respect to the Notes; provided, however, that to the extent the Excess Collateral Proceeds relate to Asset Sales of ABL Priority Collateral, the Issuers may, prior to making a Collateral Disposition Offer, make a prepayment with respect to the maximum principal amount of Indebtedness that is secured by such ABL Priority Collateral on a first-priority basis that may be prepaid out of such Excess Collateral Proceeds (and to correspondingly reduce commitments with respect thereto), at a price in cash in an amount equal to 100% of the principal amount of such Indebtedness, plus accrued and unpaid interest to the date of prepayment, with any Excess Collateral Proceeds not used to prepay such Indebtedness offered to Holders in accordance with this paragraph. To the extent that the aggregate amount of Notes so validly tendered and not properly withdrawn pursuant to a Collateral Disposition Offer is less than the Excess Collateral Proceeds, the Issuers may use any remaining Excess Collateral Proceeds for general corporate purposes, subject to the other covenants contained in this Indenture. If the aggregate principal amount of Notes surrendered by Holders and holders of any Pari Passu Notes Lien Indebtedness exceeds the amount of Excess Collateral Proceeds, the Notes and Pari Passu Notes Lien Indebtedness to be purchased shall be selected on a pro rata basis on the basis of the aggregate principal amount of tendered Notes. Upon completion of such Collateral Disposition Offer, the amount of Excess Collateral Proceeds shall be reset at zero.

Pending the final application of any such Net Proceeds (other than Net Proceeds required to be held in a Collateral Account) in accordance with the third paragraph of this Section 3.5(a), the Issuers and the Restricted Subsidiaries may temporarily reduce Indebtedness or otherwise invest such Net Proceeds in any manner not prohibited by this Indenture.

(b) The Issuer will not, and will not permit any Restricted Subsidiary to, make any Asset Sale (other than Asset Sales of Collateral, which shall be treated in the manner set forth in Section 3.5(a) above) unless:

(1) other than in case of an Event of Loss, the Issuer or such Restricted Subsidiary, as the case may be, receives consideration (including by way of relief from, or by way of any other Person assuming sole responsibility for, any liabilities, contingent or otherwise) at least equal to the fair market value (such fair market value to be determined as of the date of contractually agreeing to such Asset Sale) (as determined in Good Faith by the Issuer (including as to the value of all non-cash consideration)), of the shares and assets subject to such Asset Sale;

(2) at least 75% of the consideration from such Asset Sale received by the Issuer or such Restricted Subsidiary, as the case may be, is in the form of (A) cash, (B) Cash Equivalents, (C) Replacement Assets of a type which would constitute Collateral (which are thereupon with their acquisition added to the Collateral securing the Notes (as Note Priority Collateral or ABL Priority Collateral, as applicable) or (D) any combination of the foregoing; and

(3) an amount equal to 100% of the Net Proceeds from such Asset Sale is applied by the Issuer (or such Restricted Subsidiary, as the case may be) as follows (it being understood that actions under clause (B) and (C) may occur prior to actions under clause (A) during such 365-day period):

(A) to the extent the Issuers or such Restricted Subsidiary elects (or is required by the terms of any Indebtedness), to prepay, repay or purchase Indebtedness (other than Disqualified Stock or Subordinated Debt) (in each case other than Indebtedness owed to the Issuers or an Affiliate of the Issuers) within 365 days after the date of such Asset Sale; provided that the Issuers shall equally and ratably reduce obligations under the Notes as provided under Section 5.7, through open market purchases (to the extent such purchases are at or above 100% of the principal amount thereof) or by making an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all Holders to purchase their Notes at 100% of the principal amount thereof, plus the amount of accrued but unpaid interest, if any, on the amount of Notes that would otherwise be prepaid;

(B) to the extent the Issuer or such Restricted Subsidiary elects, to reinvest in Replacement Assets (including by means of an investment in Replacement Assets by a Restricted Subsidiary with Net Proceeds received by the Issuer or another Restricted Subsidiary) within 365 days from the date of such Asset Sale, which Replacement Assets are thereupon with their acquisition added to the Collateral (as (x) Note Priority Collateral to the extent such Replacement Assets are of the type that would constitute Note Priority Collateral or (y) ABL Priority Collateral to the extent such Replacement Assets are of the type that would constitute ABL Priority Collateral) securing the Notes;

(C) to the extent the Issuer or such Restricted Subsidiary elects, to make an investment in a capital expenditure used or useful in a Permitted Business within 365 days after the date of such Asset Sale, provided that to the extent such investment is of a type which would constitute Collateral, such investment is thereupon added to the Collateral (as (x) Note Priority Collateral to the extent such investments is of the type that would constitute Note Priority Collateral or (y) ABL Priority Collateral to the extent such investment is of the type that would constitute ABL Priority Collateral) securing the Notes;

(D) to the extent of the balance of such Net Proceeds after application in accordance with clauses (A), (B) and (C), to make an offer to purchase Notes and Pari Passu Indebtedness with similar asset sale provisions, pro rata at 100% of the tendered principal amount thereof (or 100% of the accreted value of such other Pari Passu Indebtedness so tendered, if such Pari Passu Indebtedness was offered at a discount) plus accrued and unpaid interest, if any, thereon to the purchase date; and

(E) to the extent of the balance of such Net Proceeds after application in accordance with clauses (A), (B), (C) and (D) above, to fund (to the extent consistent with any other applicable provision of this Indenture) any corporate purpose;

provided, however, that in connection with any prepayment, repayment or purchase of Indebtedness pursuant to clause (A) or (D) above, the Issuers or such Restricted Subsidiary will retire such Indebtedness and will cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased; provided further that pending the final application of any such Net Proceeds in accordance with this clause (3), the Issuers and the Restricted Subsidiaries may temporarily reduce Indebtedness or otherwise invest such Net Proceeds in any manner not prohibited by this Indenture.

In the case of the third paragraph of Section 3.5(a) or Section 3.5(b)(3)(B), if, during the 365-day period following the date of the Asset Sale, the Issuer or such Restricted Subsidiary (x) enters into a written agreement committing it to apply such Net Proceeds in accordance with the requirements of the third paragraph of Section 3.5(a) or Section 3.5(b)(3)(B) after such 365-day period or (y) has begun construction of such Replacement Assets using such Net Proceeds and delivers an Officers’ Certificate to the Trustee certifying that such Net Proceeds have been budgeted toward such construction, then such 365-day period will be extended with respect to the amount of Net Proceeds so committed or so budgeted for a period, in each case not to exceed 180 days, until such Net Proceeds are required to be applied in accordance with such agreement (or, if earlier, until termination of such agreement) or has been applied toward such construction, as the case may be.

In the event of an Asset Sale that requires the purchase of Notes pursuant to Section 3.5(b)(3)(D), the Issuers will be required to apply such Excess Proceeds (as defined below) to the repayment of the Notes and any other Pari Passu Indebtedness outstanding with similar provisions requiring the Issuers to make an offer to purchase such Indebtedness with the proceeds from any Asset Sale as follows: (1) the Issuers will make an offer to purchase (an “Asset Sale Offer”) within ten business days of such time from all Holders in accordance with the procedures set forth in this Indenture in the maximum principal amount (expressed as a multiple of $1,000) of Notes that may be purchased out of an amount (the “Note Amount”) equal to the product of such Excess Proceeds multiplied by a fraction, the numerator of which is the outstanding principal amount of the Notes and the denominator of which is the sum of the outstanding principal amount of the Notes and such Pari Passu Indebtedness and (2) to the extent required by such Pari Passu Indebtedness to permanently reduce the principal amount of such Pari Passu Indebtedness, the Issuers will make an offer to purchase or otherwise repurchase or redeem such Pari Passu Indebtedness (a “Pari Passu Offer”) in an amount equal to the excess of the Excess Proceeds over the Note Amount at a purchase price of 100% of their principal amount plus accrued and unpaid interest (or 100% of the accreted value of such Pari Passu Indebtedness, if such Pari Passu Indebtedness was offered at a discount) to the purchase date in accordance with the procedures (including prorating in the event of oversubscription) set forth in this Indenture with respect to the Asset Sale Offer and in the documentation governing such Pari Passu Indebtedness with respect to the Pari Passu Offer. If the aggregate purchase price of the Notes and Pari Passu Indebtedness tendered pursuant to the Asset Sale Offer and Pari Passu Offer is less than the Excess Proceeds, the remaining Excess Proceeds will be available to the Issuers for use in accordance with Section 3.5(b)(3)(E) above. The Issuers shall only be required to make an Asset Sale Offer for Notes pursuant to this covenant if the Net Proceeds available therefor (after application of the proceeds as provided in Sections 3.5(b)(3)(A), (b)(3)(B) and (b)(3)(C) above) (“Excess Proceeds”) exceeds $35.0 million (and any lesser amounts shall be carried forward for purposes of determining whether an Asset Sale Offer is required with respect to the Net Proceeds from any subsequent Asset Sale). Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

(c) The Collateral Disposition Offer or Asset Sale Offer will remain open for a period of 20 business days following its commencement, except to the extent that a longer period is required by applicable law (the “Asset Sale Offer Period”). No later than five business days after the termination of the Asset Sale Offer Period (the “Asset Sale Purchase Date”), the Issuers will purchase the principal amount of Notes, Pari Passu Notes Lien Indebtedness and Pari Passu Indebtedness, as applicable, required to be purchased pursuant to this covenant (the “Asset Sale Offer Amount”) or, if less than the Asset Sale Offer Amount has been so validly tendered and not properly withdrawn, all Notes, Pari Passu Notes Lien Indebtedness and Pari Passu Indebtedness, if applicable, validly tendered in response to the Collateral Disposition Offer or Asset Sale Offer, as applicable.

If the Asset Sale Purchase Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest will be paid on such Asset Sale Purchase Date to the Person in whose name a note is registered at the close of business on such record date, and no additional interest will be payable to Holders who tender Notes pursuant to the Collateral Disposition Offer or Asset Sale Offer.

On or before the Asset Sale Purchase Date, the Issuers will, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the Asset Sale Offer Amount of Notes, Pari Passu Notes Lien Indebtedness and Pari Passu Indebtedness, as applicable, or portions of Notes, Pari Passu Notes Lien Indebtedness and Pari Passu Indebtedness, as applicable, so validly tendered and not properly withdrawn pursuant to the Collateral Disposition Offer or Asset Sale Offer, or if less than the Asset Sale Offer Amount has been validly tendered and not properly withdrawn, all Notes, Pari Passu Notes Lien Indebtedness and Pari Passu Indebtedness, as applicable, so validly tendered and not properly withdrawn, in each case in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof in the case of the Notes. The Issuers or the Paying Agent, as the case may be, will promptly (but in any case not later than five business days after termination of the Asset Sale Offer Period) mail or deliver to each tendering Holder or holder or lender of Pari Passu Notes Lien Indebtedness or Pari Passu Indebtedness, as the case may be, an amount equal to the purchase price of the Notes, Pari Passu Notes Lien Indebtedness or Pari Passu Indebtedness so validly tendered and not properly withdrawn by such holder or lender, as the case may be, and accepted by the Issuers for purchase, and the Issuers will promptly issue a new Note, and the Trustee, upon delivery of an authentication order from the Issuers, will authenticate and mail or deliver such new Note to such Holder, in a principal amount equal to any unpurchased portion of the Note surrendered; provided that each such new Note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof. Any Note not so accepted will be promptly mailed or delivered by the Issuers to the Holder thereof. The Issuers will publicly announce the results of the Collateral Disposition Offer or Asset Sale Offer, as the case may be, on the Asset Sale Purchase Date.

(d) For the purposes of this covenant, the following are deemed to be cash:

(1) the assumption of Indebtedness of the Issuers (other than Disqualified Stock, Subordinated Debt and Indebtedness assumed by the purchaser of assets in connection with a Sale and Leaseback Transaction) or Indebtedness of any Restricted Subsidiary (other than Disqualified Stock or Subordinated Debt of any Subsidiary Guarantor and Indebtedness assumed by the purchaser of assets in connection with a Sale and Leaseback Transaction) and the release of the Issuers or such Restricted Subsidiary from all liability on such Indebtedness;

(2) securities, notes or similar obligations received by the Issuers or any Restricted Subsidiary from the transferee that are converted within 120 days by the Issuers or such Restricted Subsidiary into cash; and

(3) any Designated Non-cash Consideration received by the Issuer or any of its Restricted Subsidiaries in such Asset Sale having an aggregate fair market value (determined in Good Faith by the Issuer), taken together with all other Designated Non-cash Consideration received pursuant to this clause (3) that is at that time outstanding, not to exceed the greater of (x) $50.0 million and (y) 5.0% of the Issuer’s Consolidated Total Assets at the time of the receipt of such Designated Non-cash Consideration (with the fair market value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value).

(e) The Issuers will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Issuers will comply with the applicable securities laws and regulations and will not be deemed to have breached obligations of the Issuers described under this covenant.

Section 3.6 Liens.

(a) The Issuer and each Subsidiary Guarantor will not, and the Issuer will not permit any other Restricted Subsidiary to, directly or indirectly, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind (other than Permitted Liens) upon any of their property or assets, now owned or hereafter acquired, or upon any income or profits therefrom or assign or convey any right to receive income therefrom.

(b) If the Issuer or any Subsidiary Guarantor, directly or indirectly, shall create, incur or suffer to exist any Lien securing obligations under the ABL Facility or any other first-priority Lien on ABL Priority Collateral, the Issuer or such Subsidiary Guarantor, as the case may be, must concurrently grant at least a second-priority Lien, subject to Permitted Liens, upon such property as security for the Notes and the Subsidiary Guarantees.

Section 3.7 Guarantees of Indebtedness by Subsidiaries.

(a) The Issuer will not permit any of its Restricted Subsidiaries, directly or indirectly, to Guarantee any other Indebtedness of the Issuer or any other Subsidiary Guarantor (including, but not limited to, any Indebtedness under any Credit Facility) unless:

(1) Such Restricted Subsidiary is a Subsidiary Guarantor or simultaneously executes and delivers a supplemental indenture in the form of Exhibit C hereto providing for a Subsidiary Guarantee by such Restricted Subsidiary secured on a first-priority basis with respect to the Note Priority Collateral and a second-priority basis with respect to the ABL Priority Collateral and which Subsidiary Guarantee shall be senior in right of payment to or pari passu in right of payment with such Restricted Subsidiary’s Guarantee of such other Indebtedness, provided that if such Indebtedness is by its express terms subordinated in right of payment to the Notes or such Subsidiary Guarantor’s Subsidiary Guarantee, any such Guarantee made by such Subsidiary with respect to such Indebtedness shall be subordinated in right of payment to such Restricted Subsidiary’s Subsidiary Guarantee substantially to the same extent as such Indebtedness is subordinated in right of payment to the Notes or such Subsidiary Guarantor’s Subsidiary Guarantee;

(2) such Restricted Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of subrogation in relation to the Holders in respect of any payment by such Restricted Subsidiary under its Subsidiary Guarantee until payment in full of the Obligations under this Indenture;

(3) such Restricted Subsidiary shall also become a party to the Security Agreement and all other applicable Security Documents and the Registration Rights Agreement and shall as promptly as practicable execute and deliver such security instruments, financing statements, Mortgages,(in substantially in the same form as those executed delivered with respect to the Collateral on the Issue Date) and certificates and opinions of counsel (to the extent, and substantially in the form, delivered on the Issue Date (but no greater scope)) as may be necessary to vest in the

Collateral Agent a perfected first or second-priority security interest, as the case may be (subject to Permitted Liens), in properties and assets of the type constituting Collateral as security for the Notes or the Subsidiary Guarantees and as may be necessary to have such property or asset added to the applicable Collateral as required under the Security Documents and this Indenture, and thereupon all provisions of this Indenture relating to the Collateral shall be deemed to relate to such properties and assets to the same extent and with the same force and effect; and

(4) such Restricted Subsidiary shall deliver to the Trustee an Opinion of Counsel to the effect that:

(i) such supplemental indenture and Subsidiary Guarantee has been duly executed and authorized; and

(ii) such supplemental indenture and Subsidiary Guarantee constitute a valid, binding and enforceable obligation of such Restricted Subsidiary, except insofar as enforcement thereof may be limited by bankruptcy, insolvency or similar laws (including, without limitation, all laws relating to fraudulent transfers) and except insofar as enforcement thereof is subject to general principles of equity;

provided that this paragraph (a) shall not be applicable to any Guarantee of any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary and was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary.

In addition, notwithstanding anything to the contrary contained in this Indenture, neither the Issuer nor any of its Restricted Subsidiaries shall be required to provide any Guarantee, pledge or asset support agreement that, in the reasonable judgment of the Issuer, would subject the Issuer to any adverse tax consequence due to the application of Section 956 of the Code.

(b) Notwithstanding the foregoing and the other provisions of this Indenture, any Subsidiary Guarantees shall be released in accordance with Sections 10.2(d) and (e).

Section 3.8 Transactions with Affiliates.

(a) The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, conduct any business or enter into or permit to exist any contract or transaction or series of related transactions (including, but not limited to, the purchase, sale, lease or exchange of property, the making of any investment, the giving of any Guarantee or the rendering of any service) with any Affiliate of the Issuer or any Restricted Subsidiary involving aggregate payments or consideration in excess of $5.0 million (other than transactions solely among any of the Issuer and its Restricted Subsidiaries) (an “Affiliate Transaction”), unless:

(1) the terms of such Affiliate Transaction are on terms no less favorable, taken as a whole, to the Issuer or such Restricted Subsidiary than those that could be obtained in a comparable arm’s length transaction with an unaffiliated party; and

(2) with respect to any Affiliate Transaction involving an amount or having a value in excess of $25.0 million in the aggregate, the Issuer must obtain a resolution of the Board of Directors of the Issuer set forth in an Officers’ Certificate certifying that such Affiliate Transaction or series of related Affiliate Transactions complies with clause (1) above and that such Affiliate Transaction or series of related Affiliate Transactions has been approved by a majority of the disinterested members of the Issuer’s Board of Directors.

(b) The following items shall not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of Section 3.8(a):

(1) transactions between or among the Issuer, its Restricted Subsidiaries, and/or any Subsidiary Guarantors;

(2) reimbursement of expenses incurred by the General Partner in operating the business and operations of the Parent Guarantor and the Issuer, including without limitation, payments to the General Partner and its directors and officers as indemnification payments, in each case in accordance with the Partnership Agreement;

(3) Restricted Payments that are permitted by the provisions of Section 3.3 or the definition of “Permitted Investments” (other than pursuant to clauses (3) and (10) of such definition);

(4) any sale of Equity Interests (other than Disqualified Stock) of the Issuer to Affiliates of the Issuer;

(5) loans and advances to officers or employees of any direct or indirect parent of the Issuer, the Issuer or any of the Issuer’s Restricted Subsidiaries or Guarantees in respect thereof or otherwise made on the Issuer’s or any of its Restricted Subsidiaries’ behalf (or the cancellation of such loans, advances or Guarantees), in both cases for bona fide business purposes in the ordinary course of business;

(6) any employment, consulting, service or termination agreement, or customary indemnification arrangements, entered into by the Issuer or any of its Restricted Subsidiaries with current, former or future directors, officers, employees or consultants of any direct or indirect parent of the Issuer, the Issuer or any of its Restricted Subsidiaries and the payment of compensation to directors, officers, employees and consultants of any direct or indirect parent of the Issuer, the Issuer or any of its Restricted Subsidiaries (including amounts paid pursuant to employee benefit plans, employee stock option or similar plans), in each case in the ordinary course of business;

(7) transactions with a Person (other than an Unrestricted Subsidiary of the Issuer) that is an Affiliate of the Issuer solely because the Issuer, directly or indirectly, owns Equity Interests in, or controls, such Person;

(8) payments by the Issuer or any of its Restricted Subsidiaries to, and agreements with, the Sponsors, and any of their respective Affiliates for any financial advisory services, financing, mergers and acquisitions advisory, insurance brokerage, hedging arrangements, underwriting or placement services or in respect of other investment banking services, including, without limitation, in connection with acquisitions or divestitures, which payments are on terms no less favorable, taken as a whole, to the Issuer or such Restricted Subsidiary than those that could be obtained in a comparable arm’s length transaction with an unaffiliated party and are approved by a majority of the Board of Directors of the Issuer in good faith;

(9) any contracts, instruments or other agreements or arrangements in each case as in effect on the Issue Date, and any transactions pursuant thereto or contemplated thereby, or any amendment, modification or supplement thereto or any replacement thereof entered into from time to time, as long as such agreement or arrangement as so amended, modified, supplemented or replaced, taken as a whole, is not, in the good faith judgment of the Board of Directors of the Issuer, materially more disadvantageous to the Issuer and its Restricted Subsidiaries at the time executed than the original agreement or arrangement as in effect on the Issue Date;

(10) any Guarantee by any direct or indirect parent of the Issuer of Indebtedness of the Issuer or any Subsidiary Guarantor that was permitted by this Indenture;

(11) transactions with Affiliates solely in their capacity as holders of Indebtedness or Equity Interests of the Issuer or any of its Subsidiaries, so long as such transaction is with all holders of such class (and there are such non-Affiliate holders) and such Affiliates are treated no more favorably than all other holders of such class generally;

(12) transactions with customers, clients, suppliers, joint ventures or purchasers or sellers of goods or services in the ordinary course of business on terms not materially less favorable as might reasonably have been obtained at such time from a Person that is not an Affiliate of the Issuer, as determined in Good Faith by the Issuer and as otherwise in compliance with this Indenture;

(13) transactions in which the Issuer or any of its Restricted Subsidiaries, as the case may be, delivers to the Trustee a letter from an independent financial advisor stating that such transaction is fair to the Issuer or such Restricted Subsidiary from a financial point of view;

(14) any contribution to the common equity capital of the Issuer or a Restricted Subsidiary of the Issuer;

(15) any transaction with any Person who is not an Affiliate immediately before the consummation of such transaction that becomes an Affiliate as a result of such transaction; provided that such transaction was not entered into in contemplation of such acquisition, merger or consolidation;

(16) the pledge of Equity Interests of any Unrestricted Subsidiary otherwise permitted by this Indenture;

(17) sales of accounts receivable, or participations therein, or any related transaction, in connection with any Permitted Receivables Financing;

(18) the existence of, or the performance by the Issuer or any of its Restricted Subsidiaries of its obligations under the terms of, any registration rights agreement to which it is a party as of the Issue Date and any similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Issuer or any of its Restricted Subsidiaries of obligations under any future amendment to any such existing agreement or under any similar agreement entered into after the Issue Date shall only be permitted by this clause (18) to the extent that the terms of any such existing agreement, together with all amendments thereto, taken as a whole, are not otherwise disadvantageous in any material respect to the Holders when taken as a whole as compared to the original agreement in effect on the Issue Date;

(19) entry into, and payments pursuant to, any tax sharing arrangements between or among the Issuer, its Restricted Subsidiaries and any direct or indirect parent of the Issuer (provided that any dividends or distributions to any direct or indirect parent of the Issuer with respect to payments thereunder shall be limited to amounts permitted under Section 3.3(b)(11)(ii)(B)); and

(20) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment and other compensation arrangements, stock options, restricted stock plans, long-term incentive plans, stock appreciation rights plans, participation plans or similar employee benefits plans approved by the Board of Directors of the Issuer in good faith.

Section 3.9 Limitation on Activities of the Co-Issuer. The Co-Issuer may not hold any material assets, become liable for any material obligations, engage in any trade or business, or conduct any business activity, other than (1) the issuance of its Equity Interests to the Issuer or any Wholly Owned Restricted Subsidiary of the Issuer, (2) the incurrence of Indebtedness as a co-obligor or guarantor, as the case may be, of the Notes, the ABL Facility and any other indebtedness of the Issuer or any Subsidiary Guarantor that is permitted to be incurred under Section 3.2 together with the execution and delivery and performance of its obligations under all Security Documents, collateral control agreements, and the Intercreditor Agreements related thereto; provided that the net proceeds of such Indebtedness are not retained by the Co-Issuer, and (3) activities incidental thereto.

At any time when the Issuer or a Surviving Person is a corporation, the Co-Issuer may consolidate or merge with or into the Issuer or any Restricted Subsidiary.

Section 3.10 Change of Control.

(a) If a Change of Control occurs, the Issuers shall make an offer to purchase all of the Notes pursuant to the offer described below (the “Change of Control Offer”) at a price in cash (the “Change of Control Payment”) equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to but excluding the date of purchase, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date. Within 30 days following any Change of Control (or prior to the Change of Control if a definitive agreement is in place for the Change of Control), the Issuers will send notice of such Change of Control Offer electronically or by first class mail, with a copy to the Trustee, to each Holder to the address of such Holder appearing in the security register or otherwise in accordance with the procedures of DTC (in the case of Global Notes), with the following information:

(1) a description of the transaction or transactions that constitute the Change of Control and that a Change of Control Offer is being made pursuant to this Section 3.10, and a statement that all Notes properly tendered pursuant to such Change of Control Offer will be accepted for payment;

(2) the purchase price and the purchase date (the “Change of Control Payment Date”), which date will be no earlier than 30 days nor later than 60 days from the date such notice is mailed;

(3) any Note not properly tendered will remain outstanding and continue to accrue interest;

(4) unless the Issuers default in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest on and after the Change of Control Payment Date;

(5) Holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender the Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Notes completed, to the Paying Agent specified in the notice at the address specified in the notice prior to the close of business on the third business day preceding the Change of Control Payment Date;

(6) Holders will be entitled to withdraw their tendered Notes and their election to require the Issuer to purchase such Notes; provided that the Paying Agent receives, not later than the close of business on the last day of the Change of Control offer period, a telegram, facsimile transmission or letter setting forth the name of the Holder, the principal amount of Notes tendered for purchase, and a statement that such Holder is withdrawing his tendered Notes and his election to have such Notes purchased;

(7) if such notice is mailed prior to the occurrence of a Change of Control, stating the Change of Control Offer is conditional on the occurrence of such Change of Control; and

(8) that Holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered, which unpurchased portion must be equal to $2,000 or an integral multiple of $1,000 in excess thereof.

The Paying Agent will promptly mail or wire transfer to each Holder properly tendered and accepted the Change of Control Payment for such Notes (or, if all the Notes are then in global form, make such payment through the facilities of DTC), and the Trustee will promptly, upon receipt of an Issuers’ Order, authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.

If the Change of Control Payment Date is on or after an interest record date and on or before the related interest payment date, accrued and unpaid interest, if any, will be paid on the relevant interest payment date to the Person in whose name a Note is registered at the close of business on such record date, and no Special Interest will be payable to Holders who tender pursuant to the Change of Control Offer.

(b) On the Change of Control Payment Date, the Issuers will, to the extent permitted by law,

(1) accept for payment all Notes or portions thereof (equal to $2,000 or larger integral multiples of $1,000) properly tendered pursuant to the Change of Control Offer,

(2) deposit with the Paying Agent an amount equal to the aggregate Change of Control Payment in respect of all Notes or portions thereof so tendered, and

(3) deliver, or cause to be delivered, to the Trustee for cancellation the Notes so accepted together with an Officers’ Certificate of the Issuers stating that such Notes or portions thereof have been tendered to and purchased by the Issuers.

(c) The Issuers will not be required to make a Change of Control Offer following a Change of Control if (i) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer made by the Issuers and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer or (ii) a notice of redemption has been given for all of the Notes pursuant to this Indenture under Article V, unless and until there is a default in payment of the applicable redemption price.

(d) Notwithstanding anything to the contrary in this Section 3.10, a Change of Control Offer may be made in advance of a Change of Control, subject to one or more conditions precedent, including but not limited to the consummation of such Change of Control, if a definitive agreement is in place for the Change of Control at the time the Change of Control Offer is made.

(e) The Issuers will comply with the requirements of Section 14(e) under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of the Notes pursuant to a Change of

Control Offer. To the extent that the provisions of any securities laws or regulations conflict with provisions of this Indenture, the Issuers will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in this Indenture by virtue thereof.

Section 3.11 Reports.

(a) Whether or not the Issuer is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, so long as any Notes are outstanding, the Issuer will from and after the Issue Date (within the time periods specified in the Commission’s rules and regulations that are then applicable to the Issuer, or if the Issuer is not subject to the reporting requirements of the Exchange Act, then the time periods for filing shall be those applicable to a filer that is not an “accelerated filer” as defined in such rules and regulations), file with the Commission and, within 15 days after it files with the Commission, furnish to the Holders or cause the Trustee to furnish to the Holders or post on its website for public availability:

(1) all quarterly and annual reports that would be required to be filed with the Commission on Forms 10-Q and 10-K if the Issuer were required to file such reports, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section and, with respect to the annual information only, a report thereon by the Issuer’s certified independent accountants; and

(2) all current reports that would be required to be filed or furnished with the Commission on Form 8-K if the Issuer were required to file or furnish such reports.

All such reports will be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports.

(b) If the Issuer has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by Section 3.11(a) will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section, of the financial condition and results of operations of the Issuer and its Restricted Subsidiaries separate from the financial condition and results of operations of any Unrestricted Subsidiaries of the Issuer.

(c) Notwithstanding the foregoing, so long as the Parent Guarantor or any other direct or indirect parent of the Issuer continues to provide a Note Guarantee, if the Parent Guarantor or such other parent of the Issuer files reports with the Commission in accordance with Section 13 or 15(d) of the Exchange Act, whether voluntarily or otherwise, in compliance with the time periods specified in Section 3.11(a), then the Issuer shall be deemed to comply in full with this covenant; provided that (i) the financial statements provided by the Parent Guarantor or such other parent of the Issuer are accompanied by consolidating financial information for such parent, the Issuers, the Restricted Subsidiaries that are Subsidiary Guarantors and the Subsidiaries of the Issuers that are not Subsidiary Guarantors in the manner prescribed by Rule 3-10 of Regulation S-X and other applicable statutes or rules promulgated by the Commission and (ii) such parent is not engaged in any business in any material respect other than incidental to its ownership, directly or indirectly, of the Capital Stock of the Issuer.

(d) In addition, the Issuers and the Subsidiary Guarantors agree that, for so long as any Notes remain outstanding, if at any time they or a direct or indirect parent of the Issuer are not required to file with the Commission the reports required by the preceding paragraphs of this Section 3.11, they will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

(e) The filing requirements set forth above for the applicable period may be satisfied by the Issuer prior to the commencement of the Exchange Offer or the effectiveness of a Shelf Registration Statement by the filing with the Commission of the Exchange Offer Registration Statement and/or Shelf Registration Statement, and any amendments thereto, with such financial information that satisfies Regulation S-X of the Securities Act; provided that this paragraph (e) shall not supersede or in any manner suspend or delay the Issuer’s reporting obligations set forth in Sections 3.11(a), (b) and (d).

(f) If the Issuer has electronically filed with the Commission’s Next-Generation EDGAR system (or any successor system), the reports described above, the Issuer shall be deemed to have satisfied the foregoing requirements.

(g) Notwithstanding anything herein to the contrary, no Reporting Default shall be deemed to have occurred until 45 days after the date any report required to be provided by this Section 3.11 is due, and any Reporting Default shall be automatically cured when the Issuer, the Parent Guarantor or any other direct or indirect parent of the Issuer provides all required reports to the Holders or files all required reports with the Commission.

Delivery of reports, information and documents to the Trustee is for informational purposes only, and the Trustee’s receipt of such reports, information and documents shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely on Officers’ Certificates).

Section 3.12 Future Guarantors.

(a) If (a) the Issuer or any of its Restricted Subsidiaries acquires or creates any Wholly Owned Domestic Subsidiary (other than an Excluded Subsidiary) on or after the Issue Date or (b) any Restricted Subsidiary of the Issuer becomes a borrower or a guarantor, on the Issue Date or any time thereafter, with respect to the ABL Facility or any other indebtedness of the Issuer or any Subsidiary Guarantor, then, on the Issue Date or within 30 days of the date of such acquisition or such Subsidiary becoming a borrower or guarantor, as applicable, such Subsidiary must become a Subsidiary Guarantor and shall (i) execute and deliver to the Trustee a supplemental indenture substantially in the form of Exhibit C hereto pursuant to which such Subsidiary will unconditionally Guarantee, on a joint and several basis with the other Subsidiary Guarantors, the full and prompt payment of the principal of, premium, if any, and interest in respect of the Notes on a senior secured basis and all other obligations under this Indenture, (ii) deliver to the Trustee an Opinion of Counsel to the effect that (x) such supplemental indenture and such Subsidiary Guarantee have been duly executed and authorized; and (y) such supplemental indenture and such Subsidiary Guarantee constitute a valid, binding and enforceable obligation of such Subsidiary Guarantor, except insofar as enforcement thereof may be limited by bankruptcy, insolvency or similar laws (including, without limitation, all laws relating to fraudulent transfers) and except insofar as enforcement thereof is subject to general principles of equity;

In the event that any Wholly Owned Domestic Subsidiary that is an Excluded Subsidiary ceases to be an Excluded Subsidiary, or if any Excluded Subsidiary becomes a borrower under or a guarantor with respect to the ABL Facility or any other Indebtedness of the Issuer or any Subsidiary Guarantor, then within 45 days of the date of such event, such Subsidiary must become a Subsidiary Guarantor and execute a supplemental indenture substantially in the form of Exhibit C hereto and deliver an Opinion of Counsel to the Trustee to the effect that (x) such supplemental indenture and such Subsidiary Guarantee have been duly executed and authorized; and (y) such supplemental indenture and such Subsidiary Guarantee constitute a valid, binding and enforceable obligation of such Subsidiary Guarantor, except insofar as enforcement thereof may be limited by bankruptcy, insolvency or similar laws (including, without limitation, all laws relating to fraudulent transfers) and except insofar as enforcement thereof is subject to general principles of equity.

(b) Each Restricted Subsidiary that becomes a Subsidiary Guarantor on or after the Issue Date shall also become a party to the Security Agreement and the other applicable Security Documents and the Registration Rights Agreement and shall as promptly as practicable execute and deliver such security instruments, Mortgages, financing statements, deeds of trust (in substantially in the same form as those executed delivered with respect to the Collateral on the Issue Date) and certificates and opinions of counsel (to the extent, and substantially in the form, delivered on the Issue Date (but no greater scope)) as may be necessary to vest in the Collateral Agent a perfected first or second-priority security interest, as the case may be (subject to Permitted Liens), in properties and assets of the type constituting Collateral as security for the Notes or the Subsidiary Guarantees and as may be necessary to have such property or asset added to the applicable Collateral as required under the Security Documents and this Indenture, and thereupon all provisions of this Indenture relating to the Collateral shall be deemed to relate to such properties and assets to the same extent and with the same force and effect.

(c) This Section 8.12 shall not be applicable to any Guarantee of any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary and was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary. In addition, notwithstanding anything to the contrary contained in this Indenture, neither the Issuer nor any of its Restricted Subsidiaries shall be required to provide any Guarantee, pledge or asset support agreement that, in the reasonable judgment of the Issuer, would subject the Issuer to any adverse tax consequence due to the application of Section 956 of the Code.

(d) Each Note Guarantee shall be released in accordance with Section 10.2(d).

Section 3.13 Maintenance of Office or Agency.

The Issuer will maintain an office or agency where the Notes may be presented or surrendered for payment, where, if applicable, the Notes may be surrendered for registration of transfer or exchange and where notices and demands to or upon the Issuers in respect of the Notes and this Indenture may be served. The corporate trust office of the Trustee, which initially shall be located at Deutsche Bank Trust Company Americas, Trust and Agency Services, 60 Wall Street, Mail Stop NYC60-2710, New York, New York 10005, U.S.A. Attn: Corporate Deal Team Manager — Northern Tier Energy LLC Administration, shall be such office or agency of the Issuers, unless the Issuers shall designate and maintain some other office or agency for one or more of such purposes. The Issuers will give prompt written notice to the Trustee of any change in the location of any such office or agency. If at any time the Issuers shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the corporate trust office of the Trustee, and the Issuers hereby appoint the Trustee as its agent to receive all such presentations, surrenders, notices and demands.

The Issuers may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind any such designation. The Issuers will give prompt written notice to the Trustee of any such designation or rescission and any change in the location of any such other office or agency.

Section 3.14 Corporate Existence. Except as otherwise provided in this Article III, Article IV and Section 10.2(b), the Issuers will do or cause to be done all things necessary to preserve and keep in full force and effect its respective corporate or limited liability company existence, as applicable, and the corporate, partnership, limited liability company or other existence of each Restricted Subsidiary and the rights (charter and statutory), licenses and franchises, in accordance with the respective organizational documents (as the same may be amended from time to time) of the Issuers or any such Restricted Subsidiary; provided, however, that the Issuers shall not be required to preserve any such right, license or franchise or the corporate, partnership, limited liability company or other existence of any Restricted Subsidiary if the respective Board of Directors or, with respect to a Restricted Subsidiary that is not a Significant Subsidiary (or group of Restricted Subsidiaries that taken together would not be a Significant Subsidiary), senior management of the Issuers determines that the preservation thereof is no longer desirable in the conduct of the business of the Issuers and each of their Restricted Subsidiaries, taken as a whole, and that the loss thereof is not, and will not be, disadvantageous in any material respect to the Holders.

Section 3.15 Payment of Taxes. The Issuers shall pay or discharge or cause to be paid or discharged, before the same shall become delinquent, all material taxes, assessments and governmental charges levied or imposed upon the Issuers or any Subsidiary; provided, however, that the Issuers shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim the amount, applicability or validity of which is being contested in good faith by appropriate proceedings and for which appropriate reserves, if necessary (in the good faith judgment of management of the Issuers), are being maintained in accordance with GAAP or where the failure to effect such payment will not be disadvantageous in any material respect to the Holders.

Section 3.16 Compliance Certificate. The Issuers shall deliver to the Trustee within 120 days after the end of each Fiscal Year of the Issuer an Officers’ Certificate stating that in the course of the performance by each signer thereof of his or her duties as Officers of the Issuers they would normally have knowledge of any Default or Event of Default and whether or not such signer knows of any Default or Event of Default that occurred during the previous Fiscal Year (or, if a Default or Event of Default has occurred, describing all such Defaults or Events of Default of which he or she may have knowledge and what action the Issuers are taking or propose to take with respect thereto); provided that no such Officers’ Certificate shall be required for any Fiscal Year ended prior to the Issue Date. The Issuers also shall comply with TIA § 314(a)(4).

Section 3.17 Further Instruments and Acts. Upon request of the Trustee or as necessary to comply with future developments or requirements, the Issuers will execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to carry out more effectively the purpose of this Indenture.

Section 3.18 Limitation on Lines of Business. The Issuer will not, and will not permit any Restricted Subsidiary to, engage in any business other than a Permitted Business.

Section 3.19 Statement by Officers as to Default. The Issuers shall deliver to the Trustee, within 30 days of any Officer becoming aware of any Default or Event of Default, an Officers’ Certificate specifying such Default or Event of Default, unless such Default or Event of Default has been cured before the end of the 30-day period, and what actions the Issuers are taking or propose to take with respect thereto.

Section 3.20 Suspension of Certain Covenants. If on any date following the Issue Date:

(1) the Notes attain the Investment Grade Rating; and

(2) no Default or Event of Default shall have occurred and be continuing,

then, beginning on that day and subject to the provisions of this Section 3.20, the Issuer and its Restricted Subsidiaries will not be subject to the covenants specifically listed under the following sections (the “Suspended Covenants”):

1. Section 3.2;

2. Section 3.3;

3. Section 3.4;

4. Section 3.5(b);

5. Section 3.8;

6. Section 3.12 (but only with respect to any Person that is required to become a Subsidiary Guarantor after the date of commencement of the applicable Suspension Period); and

7. Section 4.1(a)(3).

During any period that the foregoing covenants have been suspended, the Issuer’s Board of Directors may not designate any of the Issuer’s Subsidiaries as Unrestricted Subsidiaries pursuant to the definition thereof.

Additionally, upon the commencement of a Suspension Period (as defined below), the amount of Excess Proceeds will be reset to zero. If at any time the Notes’ rating assigned by either of such Rating Agencies is downgraded to below an Investment Grade Rating or a Default or Event of Default occurs and is continuing, then the Suspended Covenants will thereafter be reinstated as if such covenants had never been suspended (the “Reinstatement Date”) and be applicable pursuant to the terms of this Indenture (including in connection with performing any calculation or assessment to determine compliance with the terms of this Indenture), unless and until the Notes subsequently attain an Investment Grade Rating and no Default or Event of Default is in existence (in which event the Suspended Covenants shall no longer be in effect for such time that the Notes maintain an Investment Grade Rating and no Default or Event of Default is in existence); provided, however, that no Default, Event of Default or breach of any kind shall be deemed to exist or have occurred under this Indenture, the Notes or the Note Guarantees with respect to the Suspended Covenants based on, and none of the Issuers or any of its Subsidiaries shall bear any liability for, any actions taken or events occurring during the Suspension Period, or any actions taken at any time pursuant to any contractual obligation arising after commencement of a Suspension Period and prior to the immediately following Reinstatement Date, regardless of whether such actions or events would have been permitted if the applicable Suspended Covenants remained in effect during such period. The period of time between the date of suspension of the covenants and the immediately following Reinstatement Date are each referred to as a “Suspension Period.”

On each Reinstatement Date, all Indebtedness incurred during the immediately preceding Suspension Period will be classified as having been incurred or issued pursuant to Section 3.2(a) or one of the clauses set forth in Section 3.2(b) (to the extent such Indebtedness or Disqualified Stock or preferred stock would be permitted to be incurred or issued thereunder as of the Reinstatement Date and after giving effect to Indebtedness incurred or issued prior to the Suspension Period and outstanding on the Reinstatement Date). To the extent such Indebtedness or Disqualified Stock or preferred stock would not be so permitted to be incurred or issued pursuant to Section 3.2(a) and Section 3.2(b), such Indebtedness, Disqualified Stock or preferred stock will be deemed to have been outstanding on the Issue Date, so that it is classified as permitted under Section 3.2(b)(4). Compliance with the Suspended Covenants with respect to Restricted Payments made after the Reinstatement Date will be calculated in accordance with the terms of the covenant described under Section 3.3 as though such Suspended Covenants had been in effect since the Issue Date and throughout the Suspension Period; provided that the amount available to be made as Restricted Payments on the Reinstatement Date pursuant to Section 3.3(a) shall not be reduced below zero solely as a result of such Restricted Payments during the Suspension Period.

Section 3.21 Stay, Extension and Usury Laws. The Issuers, the Parent Guarantor and each Subsidiary Guarantor covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and the Issuers, the Parent Guarantor and each Guarantor (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it shall not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee and the Collateral Agent, but shall suffer and permit the execution of every such power as though no such law has been enacted.

ARTICLE IV

SUCCESSOR ISSUER SECTION

Section 4.1 Merger, Consolidation or Sale of Assets.

(a) Neither of the Issuers (and, for purposes of this covenant, references to the “applicable Issuer” or “such Issuer” shall mean the Issuer or the Co-Issuer, as applicable) will, directly or indirectly: (i) consolidate or merge with or into or wind up into another Person (whether or not such Issuer is the surviving corporation) or (ii) sell, assign, transfer, convey, lease or otherwise dispose of all or substantially all of the properties and assets of the Issuer and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person or Persons, unless:

(1) either: (i) the applicable Issuer is the surviving entity; or (ii) the Person formed by or surviving such consolidation or merger (if other than such Issuer) or to which such sale, assignment, transfer, conveyance, lease or other disposition shall have been made (A) is a corporation, limited liability company, partnership (including a limited partnership) or trust organized or existing under the laws of the United States, any state or territory thereof or the District of Columbia (provided that if such Person is not a corporation, either (x) a corporate Wholly Owned Restricted Subsidiary of such Person organized or existing under the laws of the United States, any state or territory thereof or the District of Columbia or (y) a corporation of which such Person is a Wholly Owned Restricted Subsidiary organized or existing under the laws of the United States, any state or territory thereof or the District of Columbia, is a co-issuer of the Notes or becomes a co-issuer of the Notes in connection therewith, provided further that the Co-Issuer may not consolidate or merge with or into any entity other than a corporation satisfying such requirements for so long as the Issuer remains a limited liability company) and (B) assumes all the obligations of such Issuer under the Notes, this Indenture, the Registration Rights Agreement and the Security Documents related to the Notes pursuant to agreements reasonably satisfactory to the Trustee and shall cause such amendments, supplements or other instruments to be executed, filed, and recorded in such jurisdictions as may be required by applicable law to preserve and protect the Lien on the Collateral owned by or transferred to the surviving Person, together with such financing statements or comparable documents as may be required to perfect any security interests in such Collateral which may be perfected by the filing of a financing statement or a similar document under the Uniform Commercial Code or other similar statute or regulation of the relevant states or jurisdictions;

(2) immediately after giving effect to such transaction no Default or Event of Default exists;

(3) in the case of a transaction involving the Issuer and not the Co-Issuer, immediately after giving effect to such transaction and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, on a pro forma basis, either

(i) the Issuer or the Person formed by or surviving any such consolidation or merger (if other than the Issuer) or to which such sale, assignment, transfer, conveyance, lease or other disposition is made would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 3.2(a); or

(ii) the Fixed Charge Coverage Ratio for the Issuer or the Person formed by or surviving any such consolidation or merger (if other than the Issuer) would not be less than the Fixed Charge Coverage Ratio for the Issuer immediately prior to such transactions; and

(4) the Parent Guarantor and each Subsidiary Guarantor, unless such Subsidiary Guarantor is the Person with which such Issuer has entered into a transaction described above, shall have by supplemental indenture confirmed that its Note Guarantee shall apply to the obligations of such Issuer or the surviving Person in accordance with the Notes and this Indenture and its obligations under the Security Document shall continue to be in effect and shall cause such amendments, supplements or other instruments to be executed, filed and recorded in such jurisdictions as may be required by applicable law to preserve and protect the Lien on the Collateral owned by such Subsidiary Guarantor, together with such financing statements or comparable documents as may be required to perfect any security interests in such Collateral which may be perfected by the filing of a financing statement or a similar document under the Uniform Commercial Code or other similar statute or regulation of the relevant states or jurisdictions;

(5) such Issuer shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indentures, if any, comply with this Indenture and, if a supplemental indenture or any supplement to any Security Documents is required in connection with such transaction, such supplement shall comply with the applicable provisions of this Indenture and the Security Documents;

(6) to the extent any assets of the Person which is merged or consolidated with or into the surviving Person are assets of the type which would constitute Collateral under the Security Documents, the surviving Person will take such other actions as may be reasonably necessary to cause such property and assets to be made subject to the Lien of the Security Documents in the manner and to the extent required in this Indenture or any of the Security Documents and shall take all reasonably necessary action so that such Lien is perfected to the extent required by the Security Documents; and

(7) the Collateral owned by or transferred to the surviving Person shall:

(i) continue to constitute Collateral under this Indenture and the Security Documents,

(ii) be subject to the Lien in favor of the Collateral Agent for the benefit of the Collateral Agent, the Trustee and the Holders; and

(iii) not be subject to any Lien other than Permitted Liens.

(b) The surviving Person will succeed to, and be substituted for such Issuer under this Indenture, the Registration Rights Agreement, and the Notes and the Security Documents and such Issuer (if not the surviving Person) will be fully released from its obligations under this Indenture, the Registration Rights Agreement, the Notes and the Security Documents but, in the case of a lease of all or substantially all its assets, the Issuer will not be released from the obligation to pay the principal of and interest on the Notes.

(c) Neither of the Issuers will, directly or indirectly, lease all or substantially all of the properties and assets of it and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to any other Person.

(d) Section 4.1(a)(3) will not apply to (1) any merger, consolidation or sale, assignment, lease, transfer, conveyance or other disposition of assets between or among the Issuer or any of the Subsidiary Guarantors or between or among the Issuer or any Restricted Subsidiary thereof in the case of a sale, assignment, lease, transfer or conveyance or other disposition of assets of a Restricted Subsidiary of the Issuer or (2) any merger between the Issuer and an Affiliate of the Issuer, or between a Restricted Subsidiary of the Issuer and an Affiliate of the Issuer, in each case in this Section 4.1(d)(2) solely for the purpose of reincorporating the Issuer or such Restricted Subsidiary, as the case may be, in the United States, any state thereof, the District of Columbia or any territory thereof, so long as the amount of Indebtedness of the Issuers and any of the Issuer’s Restricted Subsidiaries is not increased thereby.

(e) Notwithstanding anything herein to the contrary, in the event the Issuer becomes a corporation or the Issuer or the Person formed by or surviving any consolidation or merger (permitted in accordance with the terms of this Indenture) is a corporation, the Co-Issuer may be dissolved in accordance with this Indenture and may cease to be the Co-Issuer.

ARTICLE V

REDEMPTION OF SECURITIES

Section 5.1 Notices to Trustee.

If the Issuers elect to redeem Notes pursuant to the optional redemption provisions of Section 5.7 hereof, they must furnish to the Trustee, at least 30 days but not more than 60 days before a redemption date, an Officers’ Certificate setting forth:

(1) the clause of this Indenture pursuant to which the redemption shall occur;

(2) the redemption date;

(3) the principal amount of Notes to be redeemed; and

(4) the redemption price.

Any redemption referenced in such Officers’ Certificate may be cancelled by the Issuers at any time prior to notice of redemption being mailed to any Holder and thereafter shall be null and void.

Section 5.2 Selection of Notes to Be Redeemed or Purchased.

If less than all of the Notes are to be redeemed pursuant to Section 5.7 or purchased in an Asset Sale Offer or a Collateral Disposition Offer pursuant to Section 3.5 or a Change of Control Offer pursuant to Section 3.10, the Trustee will select Notes for redemption or purchase (a) if the Notes are in global form, pursuant to the applicable rules of DTC and (b) if the Notes are in definitive form, on a pro rata basis except:

(1) if the Notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the Notes are listed; or

(2) if otherwise required by law.

No Notes of $2,000 or less shall be redeemed in part. In the event of partial redemption, the particular Notes to be redeemed or purchased will be selected, unless otherwise provided herein, not less than 30 nor more than 60 days prior to the redemption or purchase date by the Trustee from the outstanding Notes not previously called for redemption or purchase. A new Note in principal amount equal to the unredeemed portion of the original Note will be issued in the name of the Holder thereof upon cancellation of the original Note.

The Trustee will promptly notify the Issuers in writing of the Notes selected for redemption or purchase and, in the case of any Note selected for partial redemption or purchase, the principal amount thereof to be redeemed or purchased. Notes and portions of Notes selected will be in amounts of $2,000 or whole multiples of $1,000; except that if all of the Notes of a Holder are to be redeemed or purchased, the entire outstanding amount of Notes held by such Holder, even if not a multiple of $1,000, shall be redeemed or purchased. Except as provided in the preceding sentence, provisions of this Indenture that apply to Notes called for redemption or purchase also apply to portions of Notes called for redemption or purchase.

Section 5.3 Notice of Redemption. At least 30 days but not more than 60 days before a redemption date, the Issuers will send or cause to be sent electronically or mail or caused to be mailed by first class mail postage prepaid or as otherwise provided in accordance with the procedures of DTC, a notice of redemption to each Holder whose Notes are to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of this Indenture pursuant to Articles VIII or XII hereof.

The notice will identify the Notes (including the CUSIP number) to be redeemed and will state:

(1) the redemption date;

(2) the redemption price;

(3) if any Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed and that, after the redemption date upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion will be issued upon cancellation of the original Note;

(4) the name and address of the Paying Agent;

(5) that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(6) that, unless the Issuer defaults in making such redemption payment, interest on Notes called for redemption ceases to accrue on and after the redemption date;

(7) the paragraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed; and

(8) that no representation is made as to the correctness or accuracy of the CUSIP number, if any, listed in such notice or printed on the Notes.

At the Issuers’ written request, the Trustee will give the notice of redemption in the Issuers’ names and at the Issuers’ joint and several expense; provided, however, that the Issuers have delivered to the Trustee, at least 45 days prior to the redemption date (or such shorter period as the Trustee shall agree), an Officers’ Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in the preceding paragraph.

Section 5.4 Effect of Notice of Redemption. Once notice of redemption is mailed in accordance with Section 5.3 hereof, Notes called for redemption become irrevocably due and payable on the redemption date at the redemption price. Notice of redemption may, at the Issuers’ option and discretion, be subject to one or more conditions precedent, including, but not limited to, completion of a Qualified Equity Offering or Change of Control, as the case may be.

Section 5.5 Deposit of Redemption or Purchase Price. Prior to 10:00 a.m. Eastern Time on the redemption or purchase date, the Issuers will deposit with the Trustee or with the Paying Agent an amount of money sufficient to pay the redemption or purchase price of and accrued interest and Special Interest, if any, on, all Notes to be redeemed or purchased on that date. The Trustee or the Paying Agent will promptly return to the Issuers any money deposited with the Trustee or the Paying Agent by the Issuers in excess of the amounts necessary to pay the redemption or purchase price of, and accrued interest and Special Interest, if any, on, all Notes to be redeemed or purchased.

If the Issuers comply with the provisions of the preceding paragraph, on and after the redemption or purchase date, interest will cease to accrue on the Notes or the portions of Notes called for redemption or purchase. If a Note is redeemed or purchased on or after an interest record date but on or prior to the related interest payment date, then any accrued and unpaid interest shall be paid to the Person in whose name such Note was registered at the close of business on such record date. If any Note called for redemption or purchase is not so paid upon surrender for redemption or purchase because of the failure of the Issuers to comply with the preceding paragraph, interest shall be paid on the unpaid principal, from the redemption or purchase date until such principal is paid, and to the extent lawful on any interest not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 3.1 hereof.

Section 5.6 Notes Redeemed or Purchased in Part. Upon surrender of a Note that is redeemed or purchased in part, the Issuers will issue and, upon receipt of an Issuers’ Order, the Trustee will authenticate for the Holder at the expense of the Issuers a new Note equal in principal amount to the unredeemed or unpurchased portion of the Note surrendered; provided, that each such new Note will be in a principal amount of $2,000 or integral multiple of $1,000 in excess thereof.

Section 5.7 Optional Redemption.

(a) At any time prior to November 15, 2015, the Issuers may, on any one or more occasions, redeem all or a part of the Notes, upon at least 30 days but no more than 60 days’ notice, at a redemption price equal to 100% of the principal amount of the Notes redeemed, plus the Applicable Premium as of, and accrued and unpaid interest and Special Interest, if any, to, but excluding, the date of redemption (the “redemption date”), subject to the rights of Holders on the relevant record date to receive interest due on the relevant interest payment date.

(b) At any time prior to November 15, 2015, the Issuers may, on any one or more occasions, upon not less than 30 or more than 60 days’ notice, redeem up to 35% of the aggregate principal amount of Notes issued under this Indenture (together with any Additional Notes) at a redemption price of 107.125% of the principal amount thereof, plus accrued and unpaid interest thereon and Special Interest, if any, to, but excluding, the applicable redemption date, subject to the rights of Holders on the relevant record date to receive interest due on the relevant interest payment date, with all or a portion of the net cash proceeds of one or more Qualified Equity Offerings; provided that:

(1) at least 65% of the aggregate principal amount of Notes issued under this Indenture (including any Additional Notes) remains outstanding immediately after the occurrence of such redemption (excluding Notes held by the Issuers and their Subsidiaries); and

(2) the redemption must occur within 90 days of the date of the closing of such Qualified Equity Offering.

(c) Except pursuant to clauses (a) and (b) of this Section 5.7, the Notes will not be redeemable at the Issuers’ option prior to November 15, 2015.

(d) On or after November 15, 2015, the Issuers may redeem all or a part of the Notes, upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount of the Notes to be redeemed) set forth in the table below plus accrued and unpaid interest thereon and Special Interest, if any, to, but excluding, the applicable redemption date, if redeemed during the 12-month period beginning on November 15 of the years indicated below, subject to the rights of Holders on the relevant record date to receive interest on the relevant interest payment date:

Period	Percentage
2015	105.344%
2016	103.563%
2017	101.781%
2018 and thereafter	100.000%

(e) Unless the Issuers default in the payment of the redemption price, interest will cease to accrue on the Notes or portions thereof called for redemption on the applicable redemption date.

(f) Any redemption pursuant to this Section 5.7 shall be made pursuant to the provisions of Sections 5.1 through 5.6.

Section 5.8 Mandatory Redemption. Except as set forth under Sections 3.5 and 3.10, the Issuers are not required to make mandatory redemption or sinking fund payments with respect to the Notes.

ARTICLE VI

DEFAULTS AND REMEDIES

Section 6.1 Events of Default. Each of the following is an “Event of Default”:

(1) default for 30 consecutive days in the payment when due of interest on the Notes;

(2) default in payment when due (whether at maturity, upon acceleration, redemption or otherwise) of the principal of, or premium, if any, on the Notes;

(3) failure by the Issuers or any Restricted Subsidiaries to comply with Section 3.5(a), 4.1 or 10.2(b), or the failure by the Issuers or any Restricted Subsidiary to comply with Section 3.10 and Section 3.5(b) for 30 days or more;

(4) failure by the Issuer to comply with the provisions described in Section 3.11 for 60 days after written notice by Holders representing 25% or more of the aggregate principal amount of Notes outstanding;

(5) failure by the Issuers or any Restricted Subsidiary for 60 days after written notice by the Trustee or the Holders representing 25% or more of the aggregate principal amount of the Notes outstanding to comply with any of its other agreements in this Indenture or under the Notes, the Collateral Trust and Intercreditor Agreement, the ABL Intercreditor Agreement or the Security Documents for the benefit of the Holders other than those referred to in clauses (1)—(4) above;

(6) default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by the Issuers or any Restricted Subsidiary, or the payment of which is guaranteed by the Issuers or any Restricted Subsidiary, whether such Indebtedness or guarantee now exists, or is created after the Issue Date, if that default:

(A) is caused by a failure to make any payment when due at the stated final maturity of such Indebtedness (after giving effect to any applicable grace period) (a “Payment Default”); or

(B) results in the acceleration of such Indebtedness prior to its Stated Maturity, and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $35.0 million or more;

(7) failure by the Issuers or any of the Issuer’s Significant Subsidiaries (or any group of Restricted Subsidiaries of the Issuer that taken together (as of the latest audited consolidated financial statements for the Issuer, the Co-Issuer and the Restricted Subsidiaries) would constitute a Significant Subsidiary of the Issuer) to pay non-appealable final judgments aggregating in excess of $35.0 million (excluding amounts covered by insurance or bonded, by a reputable and creditworthy insurance company, as determined in Good Faith by the Issuer, that has not contested coverage) which judgments are not paid, discharged or stayed for a period of more than 60 days after such judgments have become final and non-appealable and, in the event such judgment is covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed;

(8) the occurrence of any of the following:

(A) any Security Document for the benefit of Holders or any obligation under the Collateral Trust and Intercreditor Agreement or ABL Intercreditor Agreement is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect, other than in accordance with the terms of the relevant Security Documents or Collateral Trust and Intercreditor Agreement or ABL Intercreditor Agreement; or

(B) with respect to any Collateral having a fair market value in excess of $35.0 million, individually or in the aggregate, (A) the failure of the security interest with respect to such Collateral under the Security Documents, at any time, to be in full force and effect for any reason other than in accordance with the terms of the Security Documents and the terms of this Indenture or the Collateral Trust and Intercreditor Agreement and the ABL Intercreditor Agreement, as applicable, and other than the satisfaction in full of all obligations under this Indenture and discharge of this Indenture if such failure continues for 60 days or (B) the assertion by the Issuers or any Subsidiary Guarantor, in any pleading in any court of competent jurisdiction, that any such security interest is invalid or unenforceable, except for the failure or loss of perfection resulting from the failure of the Collateral Agent to maintain possession of certificates actually received by it representing securities pledged under the Security Documents if such assertion is not rescinded within 30 days; or

(C) the Issuer or any Significant Subsidiary that is a Subsidiary Guarantor (or any such Subsidiary Guarantors that taken together (as of the latest audited consolidated financial statements for the Issuer, the Co-Issuer and the Restricted Subsidiaries) would constitute a Significant Subsidiary), or any Person acting on behalf of any of them, denies or disaffirms, in writing, any obligation of the Issuer or such Significant Subsidiary that is a Subsidiary Guarantor (or such Subsidiary Guarantors that taken together (as of the latest audited consolidated financial statements for the Issuer, the Co-Issuer and the Restricted Subsidiaries) would constitute a Significant Subsidiary) set forth in or arising under the Collateral Trust and Intercreditor Agreement, ABL Intercreditor Agreement or any Security Document for the benefit of Holders;

(9) except as permitted by this Indenture, any Note Guarantee of a Subsidiary Guarantor that is a Significant Subsidiary of the Issuer (or any such Subsidiary Guarantors that taken together (as of the latest audited consolidated financial statements for the Issuer, the Co-Issuer and the Restricted Subsidiaries) would constitute a Significant Subsidiary) shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect in any material respect or any Subsidiary Guarantor, or any Person acting on behalf of any Subsidiary Guarantor, shall deny or disaffirm in writing its obligations under its Note Guarantee if, and only if, in each such case, such Default continues for 20 days;

(10) the Issuers, the Parent Guarantor or any Significant Subsidiary of the Issuers (or any group of Restricted Subsidiaries of the Issuers that taken together (as of the latest audited consolidated financial statements for the Issuer, the Co-Issuer and the Restricted Subsidiaries) would constitute a Significant Subsidiary), pursuant to or within the meaning of the Bankruptcy Code:

(i) commences a voluntary case or proceeding;

(ii) consents to the entry of an order for relief against it in an involuntary case or proceeding;

(iii) consents to the appointment of a Custodian of it or for substantially all of its property; or

(iv) makes a general assignment for the benefit of its creditors; or

(v) consents to or acquiesces in the institution of a bankruptcy or an insolvency proceeding against it; and

(vi) or takes any comparable action under any foreign laws relating to insolvency;

(11) a court of competent jurisdiction enters an order or decree under the Bankruptcy Code that:

(i) is for relief against the Issuers or any Significant Subsidiary of the Issuers (or any group of Restricted Subsidiaries of the Issuers that taken together (as of the latest audited consolidated financial statements for the Issuer, the Co-Issuer and the Restricted Subsidiaries) would constitute a Significant Subsidiary), in an involuntary case;

(ii) appoints a Custodian of the Issuers, or any Significant Subsidiary of the Issuers (or any group of Restricted Subsidiaries of the Issuers that taken together (as of the latest audited consolidated financial statements for the Issuer, the Co-Issuer and the Restricted Subsidiaries) would constitute a Significant Subsidiary), for substantially all of its property; or

(iii) orders the winding up or liquidation of the Issuers or any Significant Subsidiary of the Issuers (or any group of Restricted Subsidiaries of the Issuers that taken together (as of the latest audited consolidated financial statements for the Issuer, the Co-Issuer and the Restricted Subsidiaries) would constitute a Significant Subsidiary);

(iv) or any similar relief is granted under any foreign laws and the order, decree or relief remains unstayed and in effect for 60 consecutive days.

However, a default under clause (5) of this Section 6.1 will not constitute an Event of Default until the Trustee (provided however that the Trustee shall have no obligation to monitor for any defaults referenced in clause (5) of this Section 6.1) or the Holders of 25% in principal amount of the outstanding Notes notify the Issuer of the default and the Issuer does not cure such default within the time specified in clause (5) of this Section 6.1 after receipt of such notice.

Section 6.2 Acceleration. If an Event of Default (other than an Event of Default described in clause (10) or (11) of Section 6.1) occurs and is continuing, the Holders of at least 25% in aggregate principal amount of the then-outstanding Notes by notice to the Issuer and the Trustee, may, and the Trustee upon its receipt of written direction from the Holders of at least 25% in principal amount of the outstanding Notes shall, declare the principal of, premium, if any, and accrued and unpaid interest (including Special Interest), if any, and any other monetary obligations on all the Notes to be due and payable. Upon such a declaration, such principal, premium and accrued and unpaid interest (including Special Interest) and any other monetary obligations shall be due and payable immediately.

In the event of any Event of Default specified in clause (6) of Section 6.1, such Event of Default and all consequences thereof (excluding any resulting payment default, other than as a result of acceleration of the Notes) shall be annulled, waived and rescinded, automatically and without any action by the Trustee or the Holders, if within 20 days after such Event of Default arose:

(x) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged; or

(y) the Holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default; or

(z) the default that is the basis for such Event of Default has been cured.

If an Event of Default described in clause (10) or (11) of Section 6.1 occurs and is continuing, the principal of, premium, if any, and accrued and unpaid interest (including Special Interest) and any other monetary obligations on all the Notes will become and be immediately due and payable without any further action or notice on the part of the Trustee or any Holders.

Section 6.3 Other Remedies. If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy by proceeding at law or in equity to collect the payment of principal of (or premium, if any) or interest (including Special Interest) on the Notes or to enforce the performance of any provision of the Notes, this Indenture, the Note Guarantees and the Security Documents.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All available remedies are cumulative to the extent permitted by law.

Section 6.4 Waiver of Past Defaults. The Holders of a majority in aggregate principal amount of the Notes then outstanding by written notice to the Trustee (with a copy to the Issuers) may on behalf of the Holders of all of the Notes waive (including, without limitation, consents obtained in connection with a purchase of, or tender or exchange offer for, the Notes) any existing Default or Event of Default and its consequences under this Indenture or the Security Documents except a continuing Default or Event of Default in the payment of interest on, premium, if any, on, or the principal of, the Notes and may rescind any acceleration with respect to the Notes and its consequences (provided such rescission would not conflict with any judgment or decree of a court of competent jurisdiction and all existing Events of Default, except nonpayment of principal of premium, if any, or interest (including Special Interest) on the Notes that became due solely because of the acceleration of the Notes, have been cured or waived). No such rescission shall affect any subsequent default or impair any right consequent thereon.

Section 6.5 Control by Majority. The Holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee. However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture, or, subject to Sections 7.1 and 7.2, that may involve the Trustee in personal liability; provided, however, that the Trustee may take any other action that is not inconsistent with such direction received from the Holders. Prior to taking any such action hereunder, the Trustee shall be entitled to indemnification and/or security reasonably satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

In addition, the Trustee may withhold from Holders notice of any Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest or premium, if any) if it determines that withholding notice is in their interest.

Section 6.6 Limitation on Suits. Subject to Section 6.7, a Holder may not pursue any remedy with respect to this Indenture or the Notes unless:

(1) such Holder has previously given to the Trustee written notice stating that an Event of Default is continuing;

(2) Holders of at least 25% in principal amount of the total outstanding Notes have requested in writing that the Trustee pursue the remedy;

(3) such Holder has offered to the Trustee reasonable security or indemnity satisfactory to it against any loss, liability or expense which may be incurred;

(4) the Trustee has not complied with such request within 60 days after receipt of the request and the offer of security or indemnity; and

(5) the Holders of a majority in principal amount of the total outstanding Notes have not given the Trustee written direction inconsistent with such request within such 60-day period.

A Holder may not use this Indenture to prejudice the rights of another Holder or to obtain a preference or priority over another Holder.

Section 6.7 Rights of Holders to Receive Payment. Notwithstanding any other provision of this Indenture (including, without limitation, Section 6.6), the right of any Holder to receive payment of principal of, premium (if any), or interest (including Special Interest) on the Notes held by such Holder, on or after the respective due dates expressed or provided for in the Notes, or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

Section 6.8 Collection Suit by Trustee. If an Event of Default specified in clauses (1) or (2) of Section 6.1 occurs and is continuing, the Trustee may recover judgment in its own name and as trustee of an express trust against the Issuers for the whole amount then due and owing (together with interest on any unpaid interest to the extent lawful) and the amounts provided for in Section 7.7.

Section 6.9 Trustee May File Proofs of Claim. The Trustee may file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders allowed in any judicial proceedings relative to the Issuers, their Subsidiaries or its or their respective creditors or properties and, unless prohibited by law or applicable regulations, may be entitled and empowered to participate as a member of any official committee of creditors appointed in such matter and may vote on behalf of the Holders in any election of a trustee in bankruptcy or other Person performing similar functions, and any Custodian in any such judicial proceeding is hereby authorized by each Holder to make payments to the Trustee and, in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and its counsel, and any other amounts due the Trustee under Section 7.7.

No provision of this Indenture shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder thereof or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section 6.10 Priorities. (D) With respect to the Notes Priority Collateral, if the Trustee collects any money or property pursuant to this Article VI, or pursuant to the foreclosure or other remedial provisions contained in the Security Documents (including any money or property deposited into the Collateral Account in connection therewith), it shall pay out the money in the following order:

FIRST: pro rata to the Trustee and the Collateral Agent, and their agents for amounts due to them under Section 7.7;

SECOND: to Holders for amounts due and unpaid on the Notes for principal, premium, if any, and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any, and interest (including Special Interest), respectively;

THIRD: to the U.S. administrative agent under the ABL Facility for amounts due and unpaid under the ABL Facility until the obligations thereunder are paid in full; and

FOURTH: to the Issuers, or to the extent the Trustee collects any amount for any Guarantor, to such Guarantor.

(a) With respect to the ABL Priority Collateral, if the Trustee collects any money or property pursuant to this Article VI, or pursuant to the foreclosure or other remedial provisions contained in the Security Documents or the collateral documents relating to the ABL Priority Collateral, it shall pay out the money in the following order:

FIRST: to the Trustee for amounts due to it under Section 7.7;

SECOND: to Holders for amounts due and unpaid on the Notes for principal, premium, if any, and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any, and interest (including Special Interest), respectively; and

THIRD: to the Issuers, or to the extent the Trustee collects any amount for any Guarantor, to such Guarantor.

(b) The Trustee may fix a record date and payment date for any payment to Holders pursuant to this Section 6.10. At least 15 days before such record date, the Trustee shall mail to each Holder and the Issuers a notice that states the record date, the payment date and amount to be paid.

Section 6.11 Undertaking for Costs. In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.11 does not apply to a suit by the Trustee, a suit by the Issuers, a suit by a Holder pursuant to Section 6.7 or a suit by Holders of more than 10% in outstanding principal amount of the Notes.

ARTICLE VII

TRUSTEE

Section 7.1 Duties of Trustee. If an Event of Default has occurred and is continuing, the Trustee shall exercise the rights and powers vested in it by this Indenture and use the same degree of care and skill in its exercise as a prudent Person would exercise or use under the circumstances in the conduct of such person’s own affairs; provided that the Trustee will be under no obligation to exercise any of the rights or powers under this Indenture, the Notes, the Note Guarantees or the Security Documents at the request or direction of any of the Holders unless such Holders have offered the Trustee indemnity, security or pre-funding against any loss, liability or expense satisfactory to the Trustee.

(a) Except during the continuance of an Event of Default:

(1) the Trustee undertakes to perform such duties and only such duties as are specifically set forth in this Indenture and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(2) in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates, opinions or orders furnished to the Trustee and conforming to the requirements of this Indenture, the Notes, the Note Guarantees or the Security Documents, as applicable. However, in the case of any such certificates or opinions which by any provisions hereof are specifically required to be furnished to the Trustee, the Trustee shall examine such certificates and opinions to determine whether or not they conform to the requirements of this Indenture, the Notes, the Note Guarantees or the Security Documents as the case may be (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein).

(b) The Trustee may not be relieved from liability for its own negligent action, its own negligent failure to act or its own willful misconduct, except that:

(1) this paragraph does not limit the effect of paragraph (b) of this Section 7.1;

(2) the Trustee shall not be liable for any error of judgment made in good faith by a Trust Officer unless it is proved that the Trustee was negligent in ascertaining the pertinent facts;

(3) the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it from Holders in accordance with this Agreement; and

(4) No provision of this Indenture, the Notes, the Note Guarantees or the Security Documents shall require the Trustee or the Collateral Agent to expend or risk its own funds or otherwise incur financial liability in the performance of any of its duties hereunder or thereunder or in the exercise of any of its rights or powers, if it shall have reasonable grounds to believe that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

(c) Every provision of this Indenture that in any way relates to the Trustee is subject to paragraphs (a), (b) and (c) of this Section 7.1.

(d) The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Issuers.

(e) Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law, the Security Documents or by Section 11.8.

(f) Every provision of this Indenture relating to the conduct or affecting the liability of or affording protection to the Trustee shall be subject to the provisions of this Section 7.1 and to the provisions of the TIA.

(g) Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Issuers shall be sufficient if signed by one Officer of each Issuer.

(i) The Collateral Agent shall not have any fiduciary duties or implied responsibilities, covenants or obligations, regardless of whether an Event of Default has occurred and is continuing, and shall only be required to perform such obligations as are expressly stated in this Indenture and the Security Documents to which it is a party.

Section 7.2 Rights of Trustee. Subject to Section 7.1:

(a) The Trustee may conclusively rely on and shall be fully protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order or other paper or document (whether in its original or facsimile form) reasonably believed by it to be genuine and to have been signed or presented by the proper person. The Trustee need not investigate any fact or matter stated in the document. The Trustee shall receive and retain financial reports and statements of the Issuer as provided herein, but shall have no duty to review or analyze such reports or statements to determine compliance with covenants or other obligations of the Issuers.

(b) Before the Trustee acts or refrains from acting, it may require an Officers’ Certificate and/or an Opinion of Counsel. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on an Officers’ Certificate or Opinion of Counsel.

(c) The Trustee may execute any of the trusts and powers hereunder or perform any duties hereunder either directly by or through its attorneys and agents and shall not be responsible for the misconduct or negligence of any agent or attorney appointed with due care by it hereunder.

(d) In the absence of willful misconduct or negligence, the Trustee shall not be liable for any action it takes or omits to take in good faith which it believes to be authorized or within its rights or powers, conferred upon it by this Indenture.

(e) The Trustee may consult with counsel of its selection, and the advice or Opinion of Counsel with respect to legal matters relating to this Indenture, the Notes, the Note Guarantees or the Security Documents shall be full and complete authorization and protection from liability in respect of any action taken, omitted or suffered by it hereunder or under the Notes, the Note Guarantees or the Security Documents in good faith and in accordance with the advice or opinion of such counsel.

(f) The Trustee shall not be deemed to have notice of any Default or Event of Default or whether any entity or group of entities constitutes a Significant Subsidiary unless a Trust Officer of the Trustee has actual knowledge thereof or unless written notice of any event which is in fact such a Default or Event of Default or of any such Significant Subsidiary is received by the Trustee at the corporate trust office of the Trustee specified in Section 13.2, and such notice references the Notes and this Indenture.

(g) The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and to each agent, custodian and other Person employed to act hereunder. For the avoidance of doubt, the Collateral Agent shall be entitled to all the same rights, protections, benefits, immunities and indemnities granted to the Trustee hereunder.

(h) The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture, the Notes, the Note Guarantees or the Security Documents at the request, order or direction of any of the Holders pursuant to the provisions of this Indenture, unless such Holders shall have offered to the Trustee security, indemnity or pre-funding satisfactory to it against the costs, expenses and liabilities which may be incurred therein or thereby.

(i) Whenever in the administration of this Indenture, the Notes, the Note Guarantees or the Security Documents the Trustee shall deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder or thereunder, the Trustee (unless other evidence be herein specifically prescribed) may, in the absence of bad faith or willful misconduct on its part, request and conclusively rely upon an Officers’ Certificate and shall incur no liability for acting in good faith in accordance therewith.

(j) Anything in this Indenture to the contrary notwithstanding, in no event shall the Trustee be responsible or liable for any special, indirect, punitive or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit), irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

(k) The Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, report, notice, request, direction, consent, order, bond, debenture, coupon or other paper or document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine, during business hours and upon reasonable notice, the books, records and premises of the Issuers and the Restricted Subsidiaries, personally or by agent or attorney.

(l) The Trustee shall not be required to give any bond or surety in respect of the performance of its powers and duties hereunder.

(m) The Trustee may request that the Issuers deliver a certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture, the Notes or the Security Documents.

(n) The Trustee shall have no obligation to invest and reinvest any cash held in any account in the absence of timely and specific written investment direction from the Issuers, In no event shall the Trustee be liable for the selection of investments or for the investment losses incurred thereon. The Trustee shall have no liability in respect of losses incurred as a result of the liquidation of any investment prior to its stated maturity or the failure of Issuers to provide timely written investment direction.

Section 7.3 Individual Rights of Trustee. The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Issuers, Subsidiary Guarantors or their Affiliates with the same rights it would have if it were not Trustee. Any Paying Agent, Registrar, co-registrar or co-paying agent may do the same with like rights. However, the Trustee must comply with Sections 7.10 and 7.11. In addition, the Trustee shall be permitted to engage in transactions with the Issuers; provided, however, that if the Trustee acquires any conflicting interest under the TIA, the Trustee must (i) eliminate such conflict within 90 days of acquiring such conflicting interest, (ii) apply to the Commission for permission to continue acting as Trustee or (iii) resign.

Section 7.4 Trustee’s Disclaimer. The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture, the Note Guarantees, the Security Documents or the Notes, shall not be accountable for the Issuers’ use of the proceeds from the sale of the Notes, shall not be responsible for the use or application of any money received by any Paying Agent other than the Trustee or any money paid to the Issuers pursuant to the terms of this Indenture and shall not be responsible for any statement of the Issuers in this Indenture or in any document issued in connection with the sale of the Notes or in the Notes other than the Trustee’s certificate of authentication.

Section 7.5 Notice of Defaults. If a Default or Event of Default occurs and is continuing and if a Trust Officer has actual knowledge thereof, the Trustee shall mail by first class mail to each Holder at the address set forth in the Notes Register notice of the Default or Event of Default within 90 days after it is actually known to a Trust Officer. Except in the case of a Default or Event of Default in payment of principal of, premium (if any), or interest on any Note (including payments pursuant to the optional redemption or required repurchase provisions of such Note), the Trustee may withhold the notice if and so long as a committee of its Trust Officers in good faith determines that withholding the notice is in the interests of Holders.

Section 7.6 Reports by Trustee to Holders. Within 60 days after each May 15 beginning May 15, 2013, the Trustee shall mail to each Holder a brief report dated as of such May 15 that complies with TIA § 313(a) if and to the extent required thereby. The Trustee also shall comply with TIA § 313(b) and TIA § 313(c).

A copy of each report at the time of its mailing to Holders shall be filed with the Commission and each stock exchange (if any) on which the Notes are listed. The Issuers agree to notify promptly the Trustee in writing whenever the Notes become listed on any stock exchange and of any delisting thereof and the Trustee shall comply with TIA § 313(d).

Section 7.7 Compensation and Indemnity. The Issuers, jointly and severally, shall pay to each of the Trustee and the Collateral Agent from time to time such compensation as has been agreed in that certain fee proposal signed October 25, 2012 by Northern Tier Energy LLC, as may be amended from time to time for its services hereunder and under the Notes, the Note Guarantees and the Security Documents as the Issuers and the Trustee or the Issuers and the Collateral Agent shall from time to time agree in writing. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Issuers shall, jointly and severally, reimburse each of the Trustee and the Collateral Agent for all reasonable and documented expenses incurred or made by it, including, but not limited to, costs of collection, costs of preparing reports, certificates and other documents, costs of preparation and mailing of notices to Holders and any amounts due and owing pursuant to any mortgage, including, without limitation, any amounts incurred pursuant to Minn. Stat. § 287.05, Subd. 5. Such expenses shall include the reasonable compensation and expenses, disbursements and advances of the respective agents, counsel, accountants and experts of the Trustee and the Collateral Agent. The Issuers, jointly and severally, shall indemnify, defend and hold harmless each of the Trustee and the Collateral Agent and their officers, employees, representatives and agents against any and all loss, liability (including environmental liabilities), damages, claims or expense (including reasonable attorneys’ fees and expenses) of whatever kind or nature regardless of their merit, demanded or asserted or claimed against the Trustee or Collateral Agent incurred by it without willful misconduct or gross negligence or bad faith on its part in connection with, directly or indirectly relating to, or arising from the administration of this trust and the performance of its duties hereunder and under the Notes, the Note Guarantees and the Security Documents , including the costs and expenses of enforcing this Indenture (including this Section 7.7), the Notes, the Note Guarantees and the Security Documents and of defending itself against any claims (whether asserted by any Holder, the Issuer or otherwise). Each of the Trustee and the Collateral Agent shall notify the Issuers promptly of any claim for which it may seek indemnity of which it has received written notice. Failure by the Trustee or the Collateral Agent to so notify the Issuers shall not relieve the Issuers of its obligations hereunder. The Issuers shall defend the claim and each of the Trustee and the Collateral Agent shall provide reasonable cooperation at the Issuers’ expense in the defense. The Trustee and the Collateral Agent may each have separate counsel and the Issuers shall pay the fees and expenses of such counsel; provided that the Issuers shall not be required to pay the fees and expenses of such separate counsel if it assumes the Trustee’s or the Collateral Agent’s defense (with the consent of the Trustee or the Collateral Agent, as applicable, which consent shall not be unreasonably withheld or delayed), and, in the reasonable judgment of outside counsel to the Trustee or the Collateral Agent, there is no conflict of interest between the Issuers and the Trustee or between the Issuers and the Collateral Agent in connection with such defense.

To secure the Issuers’ payment obligations in this Section 7.7, each of the Trustee and the Collateral Agent shall have a lien prior to the Notes on all money or property held or collected by the Trustee or the Collateral Agent other than money or property held in trust to pay principal of and interest on particular Notes. Such lien shall survive the satisfaction and discharge of this Indenture. The Trustee’s and the Collateral Agent’s respective right to receive payment of any amounts due under this Section 7.7 shall not be subordinate to any other liability or Indebtedness of the Issuers.

The Issuers’ payment obligations pursuant to this Section 7.7 shall survive the satisfaction and discharge of this Indenture and the earlier resignation or removal of the Trustee or Collateral Agent hereunder. Without prejudice to any other rights available to the Trustee or the Collateral Agent under applicable law, when the Trustee or the Collateral Agent incurs expenses or renders services after the occurrence of a Default specified in clause (10) or clause (11) of Section 6.1, the expenses (including the reasonable fees and expenses of its counsel) are intended to constitute expenses of administration under the Bankruptcy Code.

Section 7.8 Replacement of Trustee. The Trustee may resign at any time by so notifying the Issuers in writing not less than 30 days prior to the effective date of such resignation. The Holders of a majority in principal amount of the Notes may remove the Trustee by so notifying the removed Trustee in writing not less than 30 days prior to the effective date of such removal and may appoint a successor Trustee with the Issuers’ written consent, which consent will not be unreasonably withheld. The Issuers shall remove the Trustee if:

(1) the Trustee fails to comply with Section 7.10 hereof;

(2) the Trustee is adjudged bankrupt or insolvent;

(3) a receiver or other public officer takes charge of the Trustee or its property; or

(4) the Trustee otherwise becomes incapable of acting.

If the Trustee resigns or is removed by the Issuers or by the Holders of a majority in principal amount of the Notes and such Holders do not reasonably promptly appoint a successor Trustee as described in the preceding paragraph, or if a vacancy exists in the office of the Trustee for any reason (the Trustee in such event being referred to herein as the retiring Trustee), the Issuers shall promptly appoint a successor Trustee; provided, however, that in case of a bankruptcy or insolvency, the resigning Trustee will have the right to appoint a successor Trustee within 10 business days after giving of such notice of resignation if the Issuers have not appointed a successor Trustee.

A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Issuers. Thereupon the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee shall mail a notice of its succession to Holders. The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee, subject to the lien provided for in Section 7.7.

If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee or the Holders of at least 10% in principal amount of the Notes may petition, at the Issuers’ expense, any court of competent jurisdiction for the appointment of a successor Trustee.

If the Trustee fails to comply with Section 7.10, unless the Trustee’s duty to resign is stayed as provided in TIA § 310(b), any Holder, who has been a bona fide Holder of a Note for at least six months, may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

Notwithstanding the replacement of the Trustee pursuant to this Section 7.8, the Issuers’ obligations under Section 7.7 shall continue for the benefit of the retiring Trustee.

Section 7.9 Successor Trustee by Merger. If the Trustee consolidates with, merges or converts into, or transfers all or substantially all its corporate trust business or assets to, another corporation or banking association, the resulting, surviving or transferee corporation without any further act shall be the successor Trustee.

In case at the time such successor or successors by merger, conversion or consolidation to the Trustee shall succeed to the trusts created by this Indenture, any of the Notes shall have been authenticated but not delivered, any such successor to the Trustee may adopt the certificate of authentication of any predecessor trustee, and deliver such Notes so authenticated; and in case at that time any of the Notes shall not have been authenticated, any successor to the Trustee may authenticate such Notes either in the name of any predecessor hereunder or in the name of the successor to the Trustee; provided that the right to adopt the certificate of authentication of any predecessor Trustee or authenticate Notes in the name of any predecessor Trustee shall only apply to its successor or successors by merger, consolidation or conversion.

Section 7.10 Eligibility; Disqualification. This Indenture shall always have a Trustee that satisfies the requirements of TIA § 310(a)(1), (2) and (5) in every respect. The Trustee shall have a combined capital and surplus of at least $50.0 million as set forth in its most recent published annual report of condition. The Trustee shall comply with TIA § 310(b); provided, however, that there shall be excluded from the operation of TIA § 310(b)(1) any indenture or indentures under which other securities or certificates of interest or participation in other securities of the Issuers are outstanding if the requirements for such exclusion set forth in TIA § 310(b)(1) are met.

Section 7.11 Preferential Collection of Claims Against the Issuers. The Trustee shall comply with TIA § 311(a), excluding any creditor relationship listed in TIA § 311(b). A Trustee who has resigned or been removed shall be subject to TIA § 311(a) to the extent indicated.

Section 7.12 Trustee’s Application for Instruction from the Issuers. Any application by the Trustee for written instructions from the Issuers may, at the option of the Trustee, set forth in writing any action proposed to be taken or omitted by the Trustee under this Indenture and the date on and/or after which such action shall be taken or such omission shall be effective. The Trustee shall not be liable for any action taken by, or omission of, the Trustee in accordance with a proposal included in such application on or after the date specified in such application (which date shall not be less than three business days after the date any Officer of the Issuers actually receives such application, unless any such Officer shall have consented in writing to any earlier date) unless prior to taking any such action (or the effective date in the case of an omission), the Trustee shall have received written instructions in response to such application specifying the action to be taken or omitted.

ARTICLE VIII

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

Section 8.1 Option to Effect Legal Defeasance or Covenant Defeasance; Defeasance. The Issuers may, at their option and at any time, elect to have either Section 8.2 or 8.3 hereof be applied to all outstanding Notes upon compliance with the conditions set forth below in this Article VIII.

Section 8.2 Legal Defeasance and Discharge. Upon the Issuers’ exercise under Section 8.1 hereof of the option applicable to this Section 8.2, the Issuers, the Parent Guarantor and each of the Subsidiary Guarantors will, subject to the satisfaction of the conditions set forth in Section 8.4 hereof, be deemed to have been discharged from their obligations with respect to all outstanding Notes (including the Note Guarantees) on the date the conditions set forth below are satisfied (hereinafter, “Legal Defeasance”). For this purpose, Legal Defeasance means that the Issuers, the Parent Guarantor and the Subsidiary Guarantors will be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes (including the Note Guarantees), which will thereafter be deemed to be “outstanding” only for the purposes of Section 8.5 hereof and the other Sections of this Indenture referred to in clauses (1) and (2) below, and to have satisfied all of their other obligations under such Notes, the Note Guarantees and this Indenture (and the Trustee, on demand of and at the expense of the Issuers, shall execute proper instruments prepared by Issuer acknowledging the same) and to have cured all then existing Events of Default, except for the following provisions which will survive until otherwise terminated or discharged hereunder:

(1) the rights of Holders issued under this Indenture to receive payments in respect of the principal of, premium, if any, and interest on the Notes when such payments are due from the trust referred to in Section 8.4 hereof;

(2) the Issuers’ obligations with respect to the Notes under Article II concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and Section 3.13 hereof concerning the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties, indemnities and immunities of the Trustee and the Collateral Agent and the Issuers’, the Parent Guarantor’s or Subsidiary Guarantors’ obligations in connection therewith;

(4) this Article VIII with respect to provisions relating to Legal Defeasance; and

(5) the provisions of Article V relating to optional redemption to the extent that Legal Defeasance is to be effected together with a redemption.

If the Issuers exercise their Legal Defeasance option in accordance with the provisions of this Article VIII, the Liens on the Collateral will be released.

Section 8.3 Covenant Defeasance. Upon the Issuers’ exercise under Section 8.1 hereof of the option applicable to this Section 8.3, the Issuers, the Parent Guarantor and each of the Subsidiary Guarantors will, subject to the satisfaction of the conditions set forth in Section 8.4 hereof, be released from each of their obligations under the covenants contained in Section 3.2, 3.3, 3.4, 3.5, 3.6, 3.7, 3.8, 3.9, 3.10, 3.11, 3.12, 3.15, 3.18 and Section 4.1(a)(3) hereof with respect to the outstanding Notes on and after the date the conditions set forth in Section 8.4 hereof are satisfied (hereinafter, “Covenant Defeasance”), and the Notes will thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but will continue to be deemed “outstanding” for all other purposes hereunder. For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes and Note Guarantees, the Issuers, the Parent Guarantor and the Subsidiary Guarantors may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under Section 6.1 hereof, but, except as specified above, the remainder of this Indenture and such Notes and Note Guarantees will be unaffected thereby. In addition, upon the Issuers’ exercise under Section 8.1 hereof of the option applicable to this Section 8.3, subject to the satisfaction of the conditions set forth in Section 8.4 hereof, Sections 6.1(4)—(9) hereof shall not constitute Events of Default.

If the Issuers exercise their Covenant Defeasance option in accordance with the provisions of this Article VIII, the Liens on the Collateral will be released.

Section 8.4 Conditions to Legal or Covenant Defeasance. In order to exercise either Legal Defeasance or Covenant Defeasance under either Section 8.2 or 8.3 hereof:

(1) the Issuers must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, or interest and premium on the outstanding Notes on the Stated Maturity or on the applicable redemption date, as the case may be, and the Issuers must specify whether such Notes are being defeased to maturity or to a particular redemption date;

(2) in the case of Legal Defeasance, the Issuers shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to such Trustee confirming that, subject to customary assumptions and exclusions:

(A) the Issuers have received from, or there has been published by, the United States Internal Revenue Service a ruling;

or

(B) since the Issue Date, there has been a change in the applicable U.S. federal income tax law;

in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that the Holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, the Issuers shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to such Trustee confirming that, subject to customary assumptions and exclusions, the Holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from borrowing funds to be applied to make the deposit required to effect such Legal Defeasance or Covenant Defeasance and any similar and simultaneous deposit relating to other Indebtedness and the granting of Liens in connection therewith);

(5) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the Credit Facilities, this Indenture or any other material agreement or instrument (other than this Indenture to which the Legal Defeasance or Covenant Defeasance relates) to which the Issuers or any of their respective Subsidiaries are parties or by which the Issuers or any of their respective Subsidiaries are bound (other than this Indenture, and the granting of Liens in connection therewith);

(6) the Issuers shall have delivered to the Trustee an Officers’ Certificate stating that the deposit was not made by the Issuers with the intent of preferring the Holders over the other creditors of the Issuers with the intent of defeating, hindering, delaying or defrauding any creditors of the Issuers or any Subsidiary Guarantor or others;

(7) if the Notes are to be redeemed prior to their Stated Maturity, the Issuers must deliver to the Trustee irrevocable instructions to redeem all of the Notes on the specified redemption date;

(8) the Issuers shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions) each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance, as the case may be, have been complied with; and

(9) the Issuers shall have delivered to the Trustee an Opinion of Counsel to the effect that, as of the date of such opinion and subject to customary assumptions and exclusions, including, that no intervening bankruptcy of the Issuers between the date of deposit and the 91st day following the deposit and assuming that no Holder is an “insider” of the Issuers under applicable bankruptcy law, after the 91st day following the deposit, the trust funds will not be subject to Section 547 of Title 11 of the U.S. Code.

Section 8.5 Deposited Money and Government Securities to be Held in Trust; Other Miscellaneous Provisions. Subject to Section 8.6 hereof, all money and non-callable Government Securities (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 8.5, the “Trustee”) pursuant to Section 8.4 hereof in respect of the outstanding Notes will be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Issuers acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium and Special Interest, if any, and interest, but such money need not be segregated from other funds except to the extent required by law.

The Issuers will pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or non-callable Government Securities deposited pursuant to Section 8.4 hereof or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

Notwithstanding anything in this Article VIII to the contrary, the Trustee will deliver or pay to the Issuers from time to time upon the written request of the Issuers any money or non-callable Government Securities held by it as provided in Section 8.4 hereof which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 8.4(1) hereof), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

Section 8.6 Repayment to the Issuers. Any money deposited with the Trustee or any Paying Agent, or then held by the Issuers, in trust for the payment of the principal of, premium or Special Interest, if any, or interest on, any Note and remaining unclaimed for two years after such principal, premium or Special Interest, if any, or interest has become due and payable shall be paid to the Issuers on its request unless an abandoned property law designates another Person or (if then held by the Issuers) will be discharged from such trust; and the Holder of such Note will thereafter be permitted to look only to the Issuers for payment thereof unless an abandoned property law designates another Person, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Issuers as trustee thereof, will thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, may at the expense of the Issuers cause to be published once, in the New York Times and The Wall Street Journal (national edition), notice that such money remains unclaimed and that, after a date specified therein, which will not be less than 30 days from the date of such notification or publication, any unclaimed balance of such money then remaining will be repaid to the Issuers.

Section 8.7 Reinstatement. If the Trustee or Paying Agent is unable to apply any money or non-callable Government Securities in accordance with Section 8.2 or 8.3 hereof, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Issuers’ and the Guarantors’ obligations under this Indenture and the Notes and the Note Guarantees will be revived and reinstated as though no deposit had occurred pursuant to Section 8.2 or 8.3 hereof until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.2 or 8.3 hereof, as the case may be; provided, however, that, if the Issuers make any payment of principal of, premium or Special Interest, if any, or interest on, any Note following the reinstatement of its obligations, the Issuers will be subrogated to the rights of the Holders of such Notes to receive such payment from the money or non-callable Government Securities held by the Trustee or Paying Agent.

ARTICLE IX

AMENDMENTS

Section 9.1 Without Consent of Holders.

(a) Notwithstanding Section 9.2 of this Indenture, the Issuers, the Guarantors (with respect to its Note Guarantee or this Indenture), the Trustee and the Collateral Agent (when authorized pursuant to Issuers’ Order) may amend or supplement this Indenture, the Notes, the Note Guarantees or the Security Documents relating to the Notes, without the consent of any Holder to:

(1) cure any ambiguity, omission, mistake, defect or inconsistency; provided that the interests of the Holders will not be adversely affected thereby;

(2) provide for certificated Notes in addition to or in place of uncertificated Notes;

(3) provide for the assumption of either Issuer’s or any Subsidiary Guarantor’s obligations to Holders in the case of a merger or consolidation or sale of all or substantially all of such Issuer’s or Subsidiary Guarantor’s assets;

(4) make any change that would provide any additional rights or benefits to the Holders or that does not adversely affect the legal rights of such Holder under this Indenture, the Notes, the Note Guarantees or the Security Documents in any material respect;

(5) comply with the requirements of the Commission in order to effect or maintain the qualification of this Indenture under the Trust Indenture Act;

(6) comply with the provisions of Section 3.7 and 3.12; provided that the interests of the Holders will not be adversely affected thereby;

(7) conform the text of this Indenture, the Notes, the Note Guarantees or any Security Document to any provision under the heading “Description of Notes” in the Offering Circular to the extent that such provision under the heading “Description of Notes” in the Offering Circular was intended to be a verbatim recitation of a provision of this Indenture, the Notes, the Note Guarantees or any Security Document;

(8) evidence and provide for the acceptance of appointment by a successor Trustee, provided that the successor Trustee is otherwise qualified and eligible to act as such under the terms of this Indenture, or evidence and provide for a successor or replacement Collateral Agent under the Security Documents;

(9) provide for the issuance of Exchange Notes and Additional Notes and related Note Guarantees (and the grant of security for the benefit of the Additional Notes and related Note Guarantees) in accordance with the terms of this Indenture and the Collateral Trust and Intercreditor Agreement;

(10) make, complete or confirm any grant of Collateral permitted or required by this Indenture or any of the Security Documents or any release, termination or discharge of Collateral that becomes effective as set forth in this Indenture or any of the Security Documents;

(11) grant any Lien for the benefit of the Holders of any future Pari Passu Notes Lien Indebtedness or Pari Passu ABL Lien Indebtedness in accordance with and permitted by the terms of this Indenture and the Collateral Trust and Intercreditor Agreement;

(12) add additional secured parties to the Collateral Trust and Intercreditor Agreement and ABL Intercreditor Agreement to the extent Liens securing obligations held by such parties that are permitted under this Indenture;

(13) mortgage, pledge, hypothecate or grant a security interest in favor of the Collateral Agent for the benefit of the Trustee and the Holders as additional security for the payment and performance of the Issuers’, the Parent Guarantor’s and any Subsidiary Guarantor’s obligations under this Indenture, in any property, or assets, including any of which are required to be mortgaged, pledged or hypothecated, or in which a security interest is required to be granted to the Trustee or the Collateral Agent in accordance with the terms of this Indenture or otherwise;

(14) provide for the succession of any parties to the Security Documents (and other amendments that are administrative or ministerial in nature), the Collateral Trust and Intercreditor Agreement and the ABL Intercreditor Agreement in connection with an amendment, renewal, extension, substitution, refinancing, restructuring, replacement, supplementing or other modification from time to time of any agreement in accordance with the terms of this Indenture and the relevant Security Document, the Collateral Trust and Intercreditor Agreement and the ABL Intercreditor Agreement;

(15) provide for a reduction in the minimum denominations of the Notes;

(16) add a Subsidiary Guarantor or other guarantor under this Indenture or release a Subsidiary Guarantor, the Parent Guarantor or any other guarantor in accordance with the terms of this Indenture;

(17) add covenants of the Issuers for the benefit of Holders or surrender any right or power conferred upon either of the Issuers, the Parent Guarantor or any Subsidiary Guarantor;

(18) make any amendment to the provisions of this Indenture relating to the transfer and legending of Notes as permitted by this Indenture, including, without limitation, to facilitate the issuance and administration of the Notes, provided that compliance with this Indenture as so amended may not result in Notes being transferred in violation of the Securities Act or any applicable securities laws;

(19) provide for the assumption by one or more successors of the obligations of any of the Guarantors under this Indenture and the Note Guarantees; or

(20) comply with the rules of any applicable securities depositary.

(b) The Holders shall be deemed to have consented for purposes of the Security Documents (including, for the avoidance of doubt, the Collateral Trust and Intercreditor Agreement and the ABL Intercreditor Agreement) to any of the following amendments, waivers and other modifications to the Security Documents:

(i) (A) to add other parties (or any authorized agent thereof or trustee therefor) holding Pari Passu Notes Lien Indebtedness that are incurred in compliance with the ABL Facility and the Notes Documents and (B) to establish that the Liens on any Collateral securing such Pari Passu Notes Lien Indebtedness shall rank equally with the Liens on such Collateral securing the obligations under this Indenture and the Notes;

(ii) (A) to add other parties (or any authorized agent thereof or trustee therefor) holding Pari Passu ABL Lien Indebtedness that is incurred in compliance with the ABL Facility and the Notes Documents, (B) to establish that the Liens on any Collateral securing such Pari Passu Lien Indebtedness shall rank equally with the Liens on such Collateral securing the obligations under the ABL Facility and senior to the Liens on such ABL Priority Collateral securing any obligations under this Indenture, the Notes and the Subsidiary Guarantees, all on the terms provided for in the ABL Intercreditor Agreement in effect immediately prior to such amendment, (C) to establish that the Liens on any Note Priority Collateral securing such Pari Passu ABL Lien Indebtedness shall be junior and subordinated to the Liens on such Note Priority Collateral securing any obligations under this Indenture, the Notes and the Subsidiary Guarantees, all on the terms provided for in ABL Intercreditor Agreement in effect immediately prior to such amendment;

(iii) to establish that the Liens on any ABL Priority Collateral securing any Indebtedness replacing the ABL Facility permitted to be incurred under Section 3.2(b)(1) shall be senior to the Liens on such ABL Priority Collateral securing any obligations under this Indenture, the Notes and the Subsidiary Guarantees, and that any obligations under this Indenture, the Notes and the Subsidiary Guarantees shall continue to be secured on a first-priority basis by the Note Priority Collateral and on a second-priority basis on the ABL Priority Collateral; and

(iv) upon any cancellation or termination of the ABL Facility without a replacement thereof, to establish that the ABL Priority Collateral shall become Note Priority Collateral.

Any such additional party, the ABL collateral agent, the Trustee and the Collateral Agent shall be entitled to rely upon an Officers’ Certificate and an Opinion of Counsel certifying that such Pari Passu Notes Lien Indebtedness or Pari Passu ABL Lien Indebtedness, as the case may be, was issued or borrowed in compliance with the ABL Facility and the Notes Documents.

(c) Subject to Section 9.2, upon the request of the Issuers accompanied by a resolution of their Board of Directors authorizing the execution of any such amended or supplemental indenture, and upon receipt by the Trustee of the documents described in Section 13.4 hereof, the Trustee will join with the Issuers, the Parent Guarantor and the Subsidiary Guarantors in the execution of such amended or supplemental indenture unless such amended or supplemental indenture directly affects the Trustee’s own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee may in its discretion, but will not be obligated to, enter into such amended or supplemental Indenture.

(d) After an amendment or supplement under this Section 9.1 becomes effective, the Issuers shall mail to Holders a notice briefly describing such amendment or supplement. The failure to give such notice to all Holders, or any defect therein, shall not impair or affect the validity of an amendment or supplement under this Section 9.1.

Section 9.2 With Consent of Holders.

Except as provided below in this Section 9.2, the Issuers, the Parent Guarantor, the Subsidiary Guarantors, the Collateral Agent and the Trustee may amend or supplement this Indenture, the Notes, the Note Guarantees or the Security Documents related to the Notes (subject to compliance with the Intercreditor Agreements) with the consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding and issued under this Indenture, including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes, and, subject to Sections 6.4 and 6.7 hereof, any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, premium, if any, and Special Interest, if any, or interest on the Notes, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of this Indenture, the Notes, the Note Guarantees and the Security Documents relating to the Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes issued under this Indenture (including, without limitation, consents obtained in connection with a purchase of or tender offer or exchange offer for Notes). Section 2.11 hereof and Section 13.6 hereof shall determine which Notes are considered to be “outstanding” for the purposes of this Section 9.2.

Upon the request of the Issuers accompanied by a resolution of their Board of Directors authorizing the execution of any such amended or supplemental indenture, and upon the filing with the Trustee and the Collateral Agent of evidence satisfactory to each of the Trustee and Collateral Agent of the consent of the Holders as aforesaid, and upon receipt by the Trustee and the Collateral Agent of the documents described in Section 13.4 hereof, the Trustee and the Collateral Agent will join with the Issuers, the Parent Guarantor and the Subsidiary Guarantors in the execution of such amended or supplemental indenture unless such amended or supplemental indenture directly affects the Trustee’s own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee may in its discretion, but will not be obligated to, enter into such amended or supplemental Indenture.

Without the consent of each Holder affected, an amendment, supplement or waiver may not, with respect to any Notes issued thereunder and held by a non-consenting Holder:

(1) reduce the percentage of the aggregate principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the Stated Maturity of, any Note or alter the provisions, or waive any payment with respect to the redemption of such Notes (other than provisions relating to Sections 3.5 and 3.10 (except to the extent provided in clause (9) below));

(3) reduce the rate of or change the time for, payment of interest on any Note, including Special Interest;

(4) waive a Default or Event of Default in the payment of principal of, or interest or premium, if any, on the Notes issued under this Indenture (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the then outstanding Notes and a waiver of the payment default that resulted from such acceleration), or in respect of a covenant or provision contained in this Indenture or any Note Guarantee which cannot be amended or modified without the consent of all Holders;

(5) make any Note payable in money other than U. S. dollars;

(6) make any change in the provisions of this Indenture relating to waivers of past Defaults or the rights of Holders to receive payments of principal of, or interest or premium, if any, on the Notes;

(7) release any Subsidiary Guarantor from any of its obligations under its Note Guarantee or this Indenture, except in accordance with the terms of this Indenture or the Note Guarantees;

(8) impair the right of any Holder to receive payment of principal of, or interest on such Holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes or the Note Guarantees;

(9) amend, change or modify the obligation of the Issuers to make and consummate a Collateral Disposition Offer with respect to any Asset Sale of Note Priority Collateral in accordance with Section 3.5 after the obligation to make such a Collateral Disposition Offer has arisen; or

(10) make any change in the amendment and waiver provisions, except to increase any such percentage required for such actions or to provide that certain other provisions of this Indenture cannot be modified or waived without the consent of the Holder of each outstanding note affected thereby;

In addition, without the consent of the Holders of at least 66 2/3% of the principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), no amendment, supplement or waiver may (1) modify any Security Document or the provisions in this Indenture dealing with Security Documents or application of trust moneys in any manner, taken as a whole, materially adverse to the Holders or otherwise release any Collateral other than in accordance with this Indenture, the Security Documents and the Collateral Trust and Intercreditor Agreement and ABL Intercreditor Agreement; or (2) modify the Collateral Trust and Intercreditor Agreement or the ABL Intercreditor Agreement in any manner adverse to the Holders in any material respect other than in accordance with the terms of this Indenture, the Security Documents and the Intercreditor Agreements.

It shall not be necessary for the consent of the Holders under this Indenture or any Security Document to approve the particular form of any proposed amendment, supplement or waiver, but it shall be sufficient if such consent approves the substance thereof. A consent to any amendment, supplement or waiver under this Indenture by any Holder given in connection with a tender or exchange of such Holder’s Notes will not be rendered invalid by such tender or exchange.

After an amendment or supplement under this Section 9.2, the Security Documents, or the Intercreditor Agreements becomes effective, the Issuers shall mail to Holders a notice briefly describing such amendment or supplement. The failure to give such notice to all Holders, or any defect therein, shall not impair or affect the validity of an amendment or supplement.

Section 9.3 Compliance with Trust Indenture Act.

Every amendment or supplement to this Indenture, any Security Document, any Note Guarantee and the Notes will be set forth in an amended or supplemental indenture that complies with the TIA as then in effect.

Section 9.4 Revocation and Effect of Consents and Waivers.

Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent or waiver is not made on any Note. However, any such Holder of a Note or subsequent Holder of a Note may revoke the consent or waiver as to such Holder’s Note or portion of its Note if the Trustee receives written notice of revocation before the date the amendment, supplement or waiver becomes effective. An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.

The Issuers may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to give their consent or take any other action described above or required or permitted to be taken pursuant to this Indenture. If a record date is fixed, then notwithstanding the immediately preceding paragraph, those Persons who were Holders at such record date (or their duly designated proxies), and only those Persons, shall be entitled to give such consent or to revoke any consent previously given or to take any such action, whether or not such Persons continue to be Holders after such record date. No such consent shall be valid or effective for more than 120 days after such record date unless an amendment, supplement or waiver becomes effective.

Section 9.5 Notation on or Exchange of Notes.

The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Issuers in exchange for all Notes may issue and the Trustee shall, upon receipt of an Issuers’ Order, authenticate new Notes that reflect the amendment, supplement or waiver.

Failure to make the appropriate notation or issue a new Note will not affect the validity and effect of such amendment, supplement or waiver.

Section 9.6 Trustee to Sign Amendments.

The Trustee shall sign any amendment, supplement or waiver authorized pursuant to this Article IX if the amendment, supplement or waiver does not adversely affect the rights, duties, liabilities or immunities of the Trustee. The Issuers may not sign an amendment, supplement or waiver until the Board of Directors of each Issuer approves it. In executing any amended or supplemental indenture, the Trustee will be entitled to receive and (subject to Section 7.1(a)(2) hereof) shall be fully protected in relying upon, in addition to the documents required by Section 13.4 hereof, an Officers’ Certificate and an Opinion of Counsel stating that the execution of such amendment, supplement or waiver is authorized or permitted by this Indenture.

ARTICLE X

GUARANTEE

Section 10.1 Guarantee. Subject to the provisions of this Article X, each Guarantor hereby fully, unconditionally and irrevocably guarantees, as primary obligor and not merely as surety, jointly and severally with each other Guarantor, to each Holder, and the Trustee the full and punctual payment when due, whether at maturity, by acceleration, by redemption or otherwise, of the principal of, premium and Special Interest, if any, and interest on the Notes and all other obligations and liabilities of the Issuers under this Indenture (including without limitation interest (including Special Interest) accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Issuers or any Guarantor whether or not a claim for post-filing or post-petition interest is allowed in such proceeding and the obligations under Section 7.7), the Registration Rights Agreement and the Security Documents (all the foregoing being hereinafter collectively called the “Guaranteed Obligations”). Each Subsidiary Guarantee will be secured on a first-priority basis by the Note Priority Collateral owned by such Subsidiary Guarantor and on a second-priority basis by the ABL Priority Collateral owned by such Subsidiary Guarantor, and the Parent Guarantee will be unsecured. Each Guarantor agrees that the Guaranteed Obligations will rank equally in right of payment with other Indebtedness of such Guarantor, except to the extent such other Indebtedness is subordinate to the Guaranteed Obligations, in which case the obligations of the Guarantors under the Note Guarantees will rank senior in right of payment to such other Indebtedness.

To evidence its Note Guarantee set forth in this Section 10.1, each Guarantor hereby agrees that this Indenture shall be executed on behalf of such Guarantor by an Officer of such Guarantor (or such Guarantor’s general partner, as applicable) and upon such execution the Note Guarantees set forth in this Indenture shall be deemed duly delivered, without any further action by any Person, on behalf of the Guarantors.

Each Guarantor hereby agrees that its Note Guarantee set forth in this Section 10.1 hereof shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Note Guarantee on the Notes.

If an Officer whose signature is on this Indenture no longer holds that office at the time the Trustee authenticates the Note, the Note Guarantee shall be valid nevertheless. The delivery of any Note by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of the Note Guarantee set forth in this Indenture on behalf of the Guarantors.

Each Guarantor further agrees (to the extent permitted by law) that the Guaranteed Obligations may be extended or renewed, in whole or in part, without notice or further assent from it, and that it will remain bound under this Article X notwithstanding any extension or renewal of any Guaranteed Obligation.

Each Guarantor waives presentation to, demand of payment from and protest to the Issuers of any of the Guaranteed Obligations and also waives notice of protest for nonpayment. Each Subsidiary Guarantor waives notice of any default under the Notes or the Guaranteed Obligations.

Each Guarantor further agrees that its Guarantee herein constitutes a Guarantee of payment when due (and not a Guarantee of collection), and each Subsidiary Guarantor waives any right to require that any resort be had by any Holder to any security held for payment of the Guaranteed Obligations.

Except as set forth in Section 10.2, the obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason (other than payment of the Guaranteed Obligations in full), including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense of setoff, counterclaim, recoupment or termination whatsoever or by reason of the invalidity, illegality or unenforceability of the Guaranteed Obligations or otherwise. Without limiting the generality of the foregoing, the Guaranteed Obligations of each Guarantor herein shall not be discharged or impaired or otherwise affected by (a) the failure of any Holder to assert any claim or demand or to enforce any right or remedy against the Issuers or any other person under this Indenture, the Notes or any other agreement or otherwise; (b) any extension or renewal of any thereof; (c) any rescission, waiver, amendment or modification of any of the terms or provisions of this Indenture, the Notes or any other agreement; (d) the release of any security held by any Holder or the Collateral Agent for the Guaranteed Obligations or any of them; (e) the failure of any Holder to exercise any right or remedy against any other Guarantor; (f) any change in the ownership of either of the Issuers; (g) any default, failure or delay, willful or otherwise, in the performance of the Guaranteed Obligations, or (h) any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of any Guarantor or would otherwise operate as a discharge of such Guarantor as a matter of law or equity.

Each Guarantor agrees that its Note Guarantee herein shall remain in full force and effect until payment in full of all the Guaranteed Obligations or such Guarantor is released from its Note Guarantee in compliance with Section 10.2, Article VIII or Article XII. Each Guarantor further agrees that its Note Guarantee herein shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of principal of, premium, if any, or interest on any of the Guaranteed Obligations is rescinded or must otherwise be restored by any Holder upon the bankruptcy or reorganization of the Issuers or otherwise.

In furtherance of the foregoing and not in limitation of any other right which any Holder has at law or in equity against any Guarantor by virtue hereof, upon the failure of the Issuers to pay any of the Guaranteed Obligations when and as the same shall become due, whether at maturity, by acceleration, by redemption or otherwise, each Guarantor hereby promises to and will, upon receipt of written demand by the Trustee, forthwith pay, or cause to be paid, in cash, to the Holders or the Trustee on behalf of the Holders an amount equal to the sum of (i) the unpaid amount of such Guaranteed Obligations then due and owing and (ii) accrued and unpaid interest (including Special Interest) on such Guaranteed Obligations then due and owing (but only to the extent not prohibited by law) (including interest accruing after the filing of any petition in bankruptcy or the commencement of any insolvency, reorganization or like proceeding relating to the Issuers or any Guarantor whether or not a claim for post-filing or post-petition interest is allowed in such proceeding).

Each Guarantor further agrees that, as between such Guarantor, on the one hand, and the Holders, on the other hand, (x) the maturity of the Guaranteed Obligations guaranteed hereby may be accelerated as provided in this Indenture for the purposes of its Note Guarantee herein, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Guaranteed Obligations guaranteed hereby and (y) in the event of any such declaration of acceleration of such Guaranteed Obligations, such Guaranteed Obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantor for the purposes of the Note Guarantee.

Each Guarantor also agrees to pay any and all reasonable costs and expenses (including reasonable attorneys’ fees and expenses), reimbursements and indemnities incurred by the Trustee, the Collateral Agent or the Holders in enforcing any rights under this Section 10.1.

Section 10.2 Limitation on Liability; Termination, Release and Discharge.

(a) Any term or provision of this Indenture to the contrary notwithstanding, the obligations of each Guarantor hereunder will be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Guarantor (including, without limitation, any guarantees under the ABL Facility) and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Note Guarantee or pursuant to its contribution obligations under this Indenture, result in the obligations of such Guarantor under its Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law and not otherwise being void or voidable under any similar laws affecting the rights of creditors generally.

(b) Subject to Section 10.2(c), each Subsidiary Guarantor will not, and the Issuer will not permit any Subsidiary Guarantor to, (1) consolidate or merge with or into or wind up into (whether or not such Subsidiary Guarantor is the surviving entity), or (2) sell, assign, transfer, convey, lease, or otherwise dispose of all or substantially all of its properties and assets, in one or more related transactions, other than to the Issuer or another Subsidiary Guarantor unless:

(i) immediately after giving effect to that transaction (and treating any Indebtedness which becomes an obligation of the surviving Person or any Restricted Subsidiary as a result of such transaction as having been incurred by the surviving Person or such Restricted Subsidiary at the time of such transaction), no Default or Event of Default exists;

(ii) (A) the Person acquiring the property in any such sale, assignment, transfer, conveyance, lease or disposition or the Person formed by or surviving any such consolidation or merger (if other than the Subsidiary Guarantor) (1) is organized or existing under the laws of the United States, any state thereof or the District of Columbia (provided that the provisions described in this clause (1) shall not apply if such Subsidiary Guarantor is organized under the laws of a jurisdiction other than the United States, any state thereof or the District of Columbia) and (2) assumes all the obligations of that Subsidiary Guarantor under this Indenture, its Subsidiary Guarantee, the

Registration Rights Agreement and the Security Documents related to the Notes pursuant to a supplemental indenture satisfactory to the Trustee and (3) shall cause such amendments, supplements or other instruments to be executed, filed, and recorded in such jurisdictions as may be required by applicable law to preserve and protect the Lien on the Collateral owned by or transferred to the surviving Person, together with such financing statements or comparable documents as may be required to perfect any security interests in such Collateral which may be perfected by the filing of a financing statement or a similar document under the Uniform Commercial Code or other similar statute or regulation of the relevant states or jurisdictions; and

(B) the transaction complies with Section 3.5;

(iii) to the extent any assets of the Person which is merged or consolidated with or into the surviving Person are assets of the type which would constitute Collateral under the applicable Security Documents, the surviving Person will take such other actions as may be reasonably necessary to cause such property and assets to be made subject to the Lien of the Security Documents in the manner and to the extent required in this Indenture or any of the Security Documents and shall take all reasonably necessary action so that such Lien is perfected to the extent required by the Security Documents; and

(iv) the Collateral owned by or transferred to the surviving Person shall:

(A) continue to constitute Collateral under this Indenture and the Security Documents;

(B) be subject to the Lien in favor of the Collateral Agent for the benefit of the Collateral Agent, the Trustee and the Holders; and

(C) not be subject to any Lien other than Permitted Liens.

(c) Notwithstanding the foregoing, any Subsidiary Guarantor may (i) merge with a Restricted Subsidiary of the Issuer or another Subsidiary Guarantor solely for the purpose of reincorporating the Subsidiary Guarantor in the United States, any state thereof, the District of Columbia or any territory thereof or (ii) convert into a corporation, partnership, limited partnership, limited liability company or trust organized under the laws of the jurisdiction of organization of such Subsidiary Guarantor, in each case without regard to the requirements set forth in Section 10.2(b)(1).

(d) The Subsidiary Guarantee of a Subsidiary Guarantor shall automatically and unconditionally be released without the need for any action by any party:

(1) in connection with any sale or other disposition of Capital Stock of such Subsidiary Guarantor (including by way of consolidation or merger or otherwise) to a Person that is not (either before or after giving effect to such transaction) a Subsidiary of the Issuer, such that, immediately after giving effect to such transaction, such Subsidiary Guarantor would no longer constitute a Subsidiary of the Issuer, if such sale or other disposition complies with Sections 3.3 and 3.5 and all the obligations of such Subsidiary Guarantor in respect of all Indebtedness of the Issuers or the Subsidiary Guarantors terminate upon consummation of such transaction;

(2) in connection with the merger or consolidation of such Subsidiary Guarantor with the Issuer or any other Subsidiary Guarantor;

(3) if the Issuer properly designates the Restricted Subsidiary constituting such Subsidiary Guarantor as an Unrestricted Subsidiary under this Indenture;

(4) if the Issuers exercise their Legal Defeasance option or Covenant Defeasance option as described in Article VIII or the Issuers’ obligations under this Indenture are discharged in accordance with Article XII;

(5) upon the release or discharge of the Guarantee by such Restricted Subsidiary which resulted in the creation of such Subsidiary Guarantee if such Subsidiary Guarantor would not then otherwise be required to guarantee the Notes pursuant to this Indenture provided, that if such Restricted Subsidiary has incurred any Indebtedness or issued any preferred stock or Disqualified Stock in reliance on its status as a Subsidiary Guarantor under Section 3.2, such Restricted Subsidiary’s obligations under such Indebtedness, Disqualified Stock or preferred stock, as the case may be, so incurred are satisfied in full and discharged or are otherwise permitted to be incurred by a Restricted Subsidiary (other than a Subsidiary Guarantor) under Section 3.2, except a discharge or release by or as a result of payment under such Guarantee; or

(6) upon a liquidation or dissolution of such Subsidiary Guarantor permitted under this Indenture.

(e) In addition, the Subsidiary Guarantee of a Subsidiary Guarantor will be released in connection with a sale of all or substantially all of the assets of such Subsidiary Guarantor (other than by lease) in a transaction that complies with the conditions in Section 10.2(b) and all the obligations of such Subsidiary Guarantor in respect of all Indebtedness of the Issuers or the Subsidiary Guarantors terminate upon consummation of such transaction;

(f) Notwithstanding any other provision in this Indenture, any Subsidiary Guarantor may be liquidated at any time, so long as all assets owned by such entity which constitute Collateral remain Collateral owned by the Issuer or a Subsidiary Guarantor following any such liquidation (and in the case of Capital Stock, such Capital Stock is not Capital Stock of a Foreign Subsidiary except to the extent it was prior to such liquidation). Upon the release of a Subsidiary Guarantee in accordance with the terms of this Indenture, all Collateral owned by the related Subsidiary Guarantor will also be automatically released.

(g) The Parent Guarantee shall automatically and unconditionally be released without the need for any action by any party upon:

(1) the Issuer ceasing to be a Subsidiary of the Parent Guarantor, provided that any such transaction complies with Section 3.10; and

(2) the exercise by the Issuers exercise of their Legal Defeasance option or Covenant Defeasance option as described in Article VIII or the discharge of the Issuer’s obligations under this Indenture in accordance with Article XII.

Section 10.3 Right of Contribution. Each Guarantor hereby agrees that to the extent that any Guarantor shall have paid more than its proportionate share of any payment made on the obligations under the Note Guarantees, such Guarantor shall be entitled to seek and receive contribution from and against the Issuers or any other Guarantor who has not paid its proportionate share of such payment. The provisions of this Section 10.3 shall in no respect limit the obligations and liabilities of each Guarantor to the Trustee and the Holders and each Guarantor shall remain liable to the Trustee and the Holders for the full amount guaranteed by such Guarantor hereunder.

Section 10.4 No Subrogation. Notwithstanding any payment or payments made by each Guarantor hereunder, no Guarantor shall be entitled to be subrogated to any of the rights of the Trustee or any Holder against the Issuers or any other Guarantor or any collateral security or guarantee or right of offset held by the Trustee or any Holder for the payment of the Guaranteed Obligations, nor shall any Guarantor seek or be entitled to seek any contribution or reimbursement from the Issuers or any other Guarantor in respect of payments made by such Guarantor hereunder, until all amounts owing to the Trustee and the Holders by the Issuers on account of the Guaranteed Obligations are paid in full. If any amount shall be paid to any Guarantor on account of such subrogation rights at any time when all of the Guaranteed Obligations shall not have been paid in full, such amount shall be held by such Guarantor in trust for the Trustee and the Holders, segregated from other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be turned over to the Trustee in the exact form received by such Guarantor (duly indorsed by such Guarantor to the Trustee, if required), to be applied against the Guaranteed Obligations.

ARTICLE XI

COLLATERAL AND SECURITY

Section 11.1 The Collateral.

(a) The Issuers and the Subsidiary Guarantors hereby appoint Deutsche Bank Trust Company Americas to act as Collateral Agent, and each Holder, by its acceptance of any Notes and the Subsidiary Guarantees thereof, irrevocably consents and agrees to such appointment. The Collateral Agent shall have the privileges, powers and immunities as set forth in this Indenture and the Security Documents. From and after the Issue Date, the due and punctual payment of the principal of, premium and Special Interest, if any, and interest on the Notes and the Subsidiary Guarantees thereof when and as the same shall be due and payable, whether on an interest payment date, at maturity, by acceleration, repurchase, redemption or otherwise, interest on the overdue principal of and interest (to the extent permitted by law), if any, on the Notes and the Subsidiary Guarantees thereof and performance of all other obligations under this Indenture, including, without limitation, the obligations of the Issuers set forth in Section 7.7 and Section 8.5 herein, and the Notes and the Subsidiary Guarantees thereof and the Security Documents, shall be secured by (i) first-priority Liens and security interests on the Note Priority Collateral and (ii) second-priority Liens and security interests on the ABL Priority Collateral (in each case subject to Permitted Liens), as and to the extent provided in the Security Documents, which the Issuers and the Subsidiary Guarantors, as the case may be, have entered into prior to or simultaneously with the execution of this Indenture and will be secured by all Security Documents hereafter delivered as required or permitted by this Indenture and the Security Documents. The Collateral will also secure the Issuers’ and the Subsidiary Guarantors’ Obligations under Pari Passu Notes Lien Indebtedness as provided in the Intercreditor Agreements. The Issuers and the Subsidiary Guarantors hereby agree that the Collateral Agent shall hold the Collateral on behalf of and for the benefit of all of the Holders, the Trustee and the Collateral Agent, in each case pursuant to the terms of the Security Documents and the Collateral Agent and the Trustee are hereby directed and authorized to execute and deliver the Security Agreement and the other applicable Security Documents.

(b) Each Holder, by its acceptance of any Notes and the Note Guarantees thereof, irrevocably consents and agrees to the terms of the Security Documents (including, without limitation, the provisions providing for foreclosure and release of Collateral) as the same may be in effect or may be amended from time to time in accordance with their terms, agrees to the appointment of the Collateral Agent and authorizes and directs the Collateral Agent to perform its obligations and exercise its rights, powers and discretions under the Security Documents in accordance therewith.

(c) The Trustee, the Collateral Agent and each Holder, by accepting the Notes and the Subsidiary Guarantees thereof, acknowledges that, as more fully set forth in the Security Documents, the Collateral as now or hereafter constituted shall be held for the benefit of all the Holders, the Collateral Agent and the Trustee, and that the Lien of this Indenture and the Security Documents in respect of the Trustee, the Collateral Agent and the Holders is subject to and qualified and limited in all respects by the Security Documents and actions that may be taken thereunder.

Section 11.2 Maintenance of Collateral; Further Assurances.

(a) The Issuers and the Subsidiary Guarantors shall maintain the Collateral that is material to the conduct of their respective businesses in good, safe and insurable operating order, condition and repair. The Issuers and the Subsidiary Guarantors shall pay all real estate and other taxes (except such as are contested in good faith and by appropriate negotiations or proceedings), and maintain in full force and effect all material permits and insurance in amounts that insures against such losses and risks as are reasonable for the type and size of the business of the Issuer and the Subsidiary Guarantors, except, in each case, where the failure to effect such payment or maintain such permits or insurance coverages is not adverse in any material respect to the Holders.

(b) To the extent required under this Indenture or any of the Security Documents, the Issuers and the Subsidiary Guarantors shall, at their sole expense, execute any and all further documents, financing statements, agreements and instruments, and take all further action that may be required under the Security Documents or that the Collateral Agent or the Trustee may reasonably request, in order to grant, preserve, protect and perfect the validity and priority of the security interests and Liens created or intended to be created by the Security Documents in the Collateral. In addition, to the extent required under this Indenture or any of the Security Documents, from time to time, the Issuers and the Subsidiary Guarantors will reasonably promptly secure the obligations under this Indenture and Security Documents by pledging or creating, or causing to be pledged or created, perfected security interests and Liens with respect to the Collateral perfected to the extent required by the Security Documents. Such security interests and Liens will be created under the Security Documents and, to the extent necessary, other security agreements and other instruments and documents. The Issuers shall deliver or cause to be delivered to the Trustee all such instruments and documents to evidence compliance with this covenant. The Issuers agree to provide evidence to the Trustee as to the perfection (to the extent required by the Security Documents) and priority status of each such security interest and Lien.

(c) Upon qualification of this Indenture under the Trust Indenture Act, the Issuers will comply with the provisions of TIA §314(b). Promptly after qualification of this Indenture under the Trust Indenture Act to the extent required by the TIA, the Issuers shall deliver the opinion(s) required by Section 314(b)(1) of the TIA. Subsequent to the execution and delivery of this Indenture, upon qualification of this Indenture under the TIA, to the extent required by the TIA, the Issuers shall furnish to the Trustee on or prior to each anniversary of the Issue Date, an Opinion of Counsel, dated as of such date, stating either that (i) in the opinion of such counsel, all action has been taken with respect to any filing, re-filing, recording or re-recording with respect to the Collateral as is necessary to maintain the Lien on the Collateral in favor of the Holders or (ii) in the opinion of such counsel, that no such action is necessary to maintain such Lien.

(d) The Issuers will cause Section 313(b) of the Trust Indenture Act, relating to reports, and Section 314(d) of the Trust Indenture Act, relating to the release of property and to the substitution therefor of any property to be pledged as collateral for the Notes, to be complied with, upon qualification of this Indenture under the Trust Indenture Act. Any certificate or opinion required by Section 314(d) of the Trust Indenture Act may be made by an Officer of the Issuers except in cases where Section 314(d) requires that such certificate or opinion be made by an independent engineer, appraiser or other expert, who shall be reasonably satisfactory to the Trustee. Notwithstanding anything to the contrary in this Section 11.2(d), the Issuers will not be required to comply with all or any portion of Section 314(d) of the Trust Indenture Act if they determine, in good faith based on written advice of counsel, that under the terms of Section 314(d) and/or any interpretation or guidance as to the meaning thereof of the Commission and its staff, including “no action” letters or exemptive orders, all or any portion of Section 314(d) is inapplicable, whereupon the Issuer shall provide to the Trustee and the Collateral Agent an Officers’ Certificate certifying that the Issuers reasonably believe, based on the written advice of counsel (a copy of which shall be attached thereto), that they are not required to comply with all or any portion of Section 314(d). Upon qualification of this Indenture under the Trust Indenture Act, the Issuers and the Subsidiary Guarantors shall comply with the other applicable provisions of the Trust Indenture Act as they relate to Collateral.

Section 11.3 After-Acquired Property. Subject to the provisions of the Security Documents, upon the acquisition by the Issuers or any Subsidiary Guarantor after the Issue Date of any assets (other than Excluded Assets), including, but not limited to, any Material Real Property or any equipment or fixtures which constitute accretions, additions or technological upgrades to the equipment or fixtures or any working capital assets that, in any such case, form part of the Collateral, the Issuers or such Subsidiary Guarantor shall execute and deliver (i) with regard to any Material Real Property, the items described under Section 11.5 below within 90 days after the date of acquisition of the applicable asset, and (ii) to the extent required by the Security Documents, any information, documentation, financing statements or other certificates and opinions of counsel as may be necessary to vest in the Collateral Agent a perfected security interest, subject only to Permitted Liens, in such after-acquired property and to have such after-acquired property added to the Collateral, and thereupon all provisions of this Indenture relating to the Collateral shall be deemed to relate to such after-acquired property to the same extent and with the same force and effect; provided, however, that if granting such security interest requires the consent of a third party, the Issuers or such Subsidiary Guarantor, as the case may be, shall use commercially reasonable efforts to obtain such consent; provided further, however, that if such third party does not provide such consent after the use of such commercially reasonable efforts, the Issuers or such Subsidiary Guarantor, as the case may be, will not be required to provide such security interest.

Section 11.4 Impairment of Security Interest. The Issuers will not, and the Issuer will not permit any of its Restricted Subsidiaries to, (i) take or omit to take any action which would materially adversely affect or impair the Liens in favor of the Collateral Agent and the Holders with respect to the Collateral, (ii) grant to any Person, or permit any Person to retain (other than the Collateral Agent), any Liens in the Collateral, other than Permitted Liens or (iii) enter into any agreement that requires the proceeds received from any sale of Collateral to be applied to repay, redeem, defease or otherwise acquire or retire any Indebtedness of any Person in a manner that conflicts with this Indenture, the Notes, the Subsidiary Guarantees and the Security Documents. Each Issuer and each Subsidiary Guarantor will, at its sole cost and expense, execute and deliver all such agreements and instruments as are necessary, or as the Trustee or the Collateral Agent reasonably requests, to more fully or accurately describe the assets and property intended to be Collateral or the Obligations intended to be secured by the Security Documents.

Section 11.5 Real Estate Mortgages and Filings. With respect (i) the Material Real Property owned by the Issuers or a Subsidiary Guarantor on the Issue Date and (ii) any real property which is required to become part of the Collateral and mortgaged to the Collateral Agent pursuant to Section 11.3 (individually and collectively, the “Premises”), on or before the Issue Date (unless otherwise specified below) or within 90 days of the date of acquisition (in the case of after-acquired real property required to be mortgaged), as applicable:

(1) the Issuers or the applicable Subsidiary Guarantor shall deliver to the Collateral Agent, as mortgagee or beneficiary, as applicable, for the ratable benefit of itself and the Holders, fully executed counterparts of Mortgages (together with, in respect of Mortgages required to be delivered on or prior to the Issue Date, real estate subordination and priority agreements related thereto), in accordance with the requirements of this Indenture and/or the Security Documents duly executed by the Issuers or such Subsidiary Guarantor, together with satisfactory evidence of the completion (or satisfactory arrangements for the completion) of all recordings and filings of such Mortgages (and payment of any taxes or fees in connection therewith) as may be necessary to create a valid, perfected Lien with the priority required by the Collateral Trust and Intercreditor Agreement and the ABL Intercreditor Agreement, subject to Permitted Liens, against the property purported to be covered thereby as security for the Secured Obligations;

(2) within 120 days after the Issue Date for Mortgages granted as of the Issue Date, and as otherwise specified above for after-acquired property, the Collateral Agent shall have received mortgagee’s title insurance policies in favor of the Collateral Agent, and its successors and/or assigns, in the form necessary, with respect to the property purported to be covered by the applicable Mortgages, to insure that the interests created by the Mortgages constitute valid Liens thereon (with the priority required by the Collateral Trust and Intercreditor Agreement and the ABL Intercreditor Agreement) free and clear of all Liens, defects and encumbrances other than Permitted Liens; provided, however, unless delivered to the ABL collateral agent or to the Collateral Agent in respect of any other Pari Passu Notes Lien Indebtedness, no such title insurance policies will be required to be delivered with respect to any Mortgage where the property encumbered thereby consists solely of pipeline easement, rights of way and other similar possessory and use instruments. All such title policies shall be in amounts equal to 110% of the estimated fair market value of the Premises covered thereby, and such policies shall include, to the extent available, all endorsements as shall be reasonably required in transactions of similar size and purpose and shall be accompanied by evidence of the payment in full by Issuers or the applicable Subsidiary Guarantor of all premiums thereon (or that satisfactory arrangements for such payment have been made); and

(3) the Issuers shall, or shall cause the Subsidiary Guarantors to, deliver to the Collateral Agent (x) with respect to each of the covered Premises owned on the Issue Date, such filings, surveys (or any updates or affidavits that the title company may reasonably require in connection with the issuance of the title insurance policies) (in each case, to the extent existing on the Issue Date and, in each case, such surveys or other items shall not be required to be delivered until 120 days after the Issue Date), local counsel opinions, fixture filings and such other documents, instruments, certificates and agreements as may be necessary or as the Collateral Agent and its counsel shall reasonably request, and (y) with respect to each of the covered Premises acquired after the Issue Date to the extent required to be mortgaged, such filings, surveys (or any updates or affidavits that the title company may reasonably require in connection with the issuance of the title insurance policies), local counsel opinions, fixture filings and such other documents, instruments, certificates, agreements and/or other documents necessary to comply with clauses (1) and (2) above and to perfect the Collateral Agent’s security interest and (with the priority required by the Collateral Trust and Intercreditor Agreement and the ABL Intercreditor Agreement) Lien in such acquired covered Premises, together with such local counsel opinions as the Collateral Agent and its counsel shall reasonably request.

Section 11.6 Release of Liens on the Collateral.

(a) The Liens on the Collateral securing the Notes will automatically and without the need for any further action by any Person be released:

(1) in whole or in part, as applicable, as to all or any portion of property subject to such Liens which has been taken by eminent domain, condemnation or other similar circumstances;

(2) in whole upon:

(a)	satisfaction and discharge of this Indenture as set forth in Article XII hereof; or

(b)	a Legal Defeasance or Covenant Defeasance as set forth in Article VIII hereof;

(3) in part, as to any property constituting Collateral that (a) is sold, transferred or otherwise disposed of by the Issuers or any Subsidiary Guarantor (other than to the Issuers or another Restricted Subsidiary) in a transaction not prohibited by this Indenture or the Security Documents at the time of such sale, transfer or disposition or (b) is owned or at any time acquired by a Subsidiary Guarantor that has been released from its Subsidiary Guarantee in accordance with this Indenture, concurrently with the release of such Subsidiary Guarantee (including in connection with the designation of a Subsidiary Guarantor as an Unrestricted Subsidiary);

(4) in whole or in part, as applicable, with the consent of Holders of 66 2/3% in aggregate principal amount of Notes (including without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, Notes); or

(5) in part, in accordance with the applicable provisions of the Security Documents, the Collateral Trust and Intercreditor Agreement and the ABL Intercreditor Agreement;

provided that, in the case of any release in whole pursuant to clauses (1), (2) and (4) above, all amounts owing to the Trustee and the Collateral Agent under this Indenture, the Notes, the Note Guarantees, the Security Documents, the Collateral Trust and Intercreditor Agreement and the ABL Intercreditor Agreement have been paid.

(b) To the extent a proposed release of Collateral is not automatic and requires the action by the Trustee or the Collateral Agent, the Issuers and each Subsidiary Guarantor will furnish to the Trustee and the Collateral Agent, prior to each proposed release of such Collateral pursuant to the Security Documents and this Indenture:

(1) an Officers’ Certificate requesting such release;

(2) an Officers’ Certificate and an Opinion of Counsel, in compliance with Sections 13.4 and 13.5 to the effect that all conditions precedent provided for in this Indenture and the Security Documents to such release have been complied with;

(3) a form of such release (which release shall be in form reasonably satisfactory to the Trustee and Collateral Agent and shall provide that the requested release is without recourse or warranty to the Trustee and Collateral Agent); and

(4) upon qualification of the Indenture under the TIA subject to and only to the extent applicable pursuant to Section 11.2(d), any other documents or instruments required to be delivered pursuant to TIA §314(d).

(c) Upon compliance by the Issuers or the Subsidiary Guarantors, as the case may be, with the conditions precedent set forth above, and upon delivery by the Issuers or such Subsidiary Guarantor to the Trustee and Collateral Agent of an Opinion of Counsel to the effect that such conditions precedent have been complied with, the Trustee or the Collateral Agent shall promptly cause to be released and reconveyed to the Issuers, or the Subsidiary Guarantors, as the case may be, the released Collateral.

(d) For purposes of the TIA, the release of any Collateral from the terms of the Security Documents will not be deemed to impair the security under this Indenture in contravention of the provisions hereof or affect the Lien of this Indenture or the Security Documents if and to the extent the Collateral is released pursuant to this Indenture and the Security Documents or upon the termination of this Indenture.

Section 11.7 Authorization of Actions to be Taken by the Trustee or the Collateral Agent Under the Security Documents.

(a) Subject to the provisions of the Security Documents, each of the Trustee or the Collateral Agent may, in its sole discretion and without the consent of the Holders, on behalf of the Holders, take all actions it deems necessary or appropriate in order to (1) enforce any of its rights or any of the rights of the Holders under the Security Documents and (2) collect and receive any and all amounts payable in respect of the Collateral in respect of the obligations of the Issuers and the Subsidiary Guarantors hereunder and thereunder. Subject to the provisions of the Security Documents, the Trustee or the Collateral Agent shall have the power to institute and to maintain such suits and proceedings as it may deem expedient to prevent any impairment of the Collateral by any acts that may be unlawful or in violation of the Security Documents or this Indenture, and such suits and proceedings as the Trustee or the Collateral Agent may deem expedient to preserve or protect its interest and the interests of the Holders in the Collateral

(including power to institute and maintain suits or proceedings to restrain the enforcement of or compliance with any legislative or other governmental enactment, rule or order that may be unconstitutional or otherwise invalid if the enforcement of, or compliance with, such enactment, rule or order would impair the security interest hereunder or be prejudicial to the interests of the Holders or the Trustee).

(b) The Trustee shall not be responsible for the existence, genuineness or value of any of the Collateral or for the validity, perfection, priority or enforceability of the Liens in any of the Collateral, whether impaired by operation of law or by reason of any action or omission to act on its part hereunder, for the validity or sufficiency of the Collateral or any agreement or assignment contained therein, for the validity of the title of the Issuers to the Collateral, for insuring the Collateral or for the payment of taxes, charges, assessments or Liens upon the Collateral or otherwise as to the maintenance of the Collateral. The Trustee shall have no responsibility for recording, filing, re-recording or re-filing any financing statement, continuation statement, document, instrument or other notice in any public office at any time or times or to otherwise take any action to perfect or maintain the perfection of any security interest granted to it under the Security Documents or otherwise.

(c) Where any provision of this Indenture requires that additional property or assets be added to the Collateral, the Issuers and each Subsidiary Guarantor shall deliver to the Trustee or the Collateral Agent the following:

(i) a request from the Issuers that such Collateral be added;

(ii) the form of instrument adding such Collateral, which, based on the type and location of the property subject thereto, shall be in substantially the form of the applicable Security Documents entered into on the Issue Date, with such changes thereto as the Issuers shall consider appropriate, or in such other form as the Issuers shall deem proper; provided that any such changes or such form are administratively satisfactory to the Trustee and the Collateral Agent;

(iii) an Officers’ Certificate and Opinion of Counsel to the effect that all conditions precedent provided for in this Indenture to the addition of such Collateral have been complied with, which Opinion of Counsel shall also opine as to the creation and perfection of the Collateral Agent’s Lien on such Collateral and as to the due authorization, execution, delivery, validity and enforceability of the Security Documents being entered into; and

(iv) such financing statements, if any, as the Issuers shall deem necessary to perfect the Collateral Agent’s security interest in such Collateral.

(d) The Trustee and the Collateral Agent, in giving any consent or approval under the Security Documents, shall be entitled to receive, as a condition to such consent or approval, an Officers’ Certificate and an Opinion of Counsel to the effect that the action or omission for which consent or approval is to be given does not adversely affect the interests of the Holders or impair the security of the Holders in contravention of the provisions of this Indenture or the Security Documents, and the Trustee and the Collateral Agent shall be fully protected in giving such consent or approval on the basis of such Officers’ Certificate and Opinion of Counsel.

(e) Notwithstanding anything else to the contrary herein, whenever reference is made in this Indenture or any Security Document to any discretionary action by, consent, designation, specification, requirement or approval of, notice, request or other communication from, or other direction given or action to be undertaken or to be (or not to be) suffered or omitted by the Collateral Agent or to any election, decision, opinion, acceptance, use of judgment, expression of satisfaction or other exercise of discretion, rights or remedies to be made (or not to be made) by the Collateral Agent, it is understood that in all cases the Collateral Agent shall be fully justified in failing or refusing to take any such action under this Indenture if it shall not have received such written instruction, advice or concurrence of the Trustee (acting in accordance with this Indenture, Intercreditor Agreements and other Security Documents), as it deems appropriate. This provision is intended solely for the benefit of the Collateral Agent and its successors and permitted assigns and is not intended to and will not entitle the other parties hereto to any defense, claim or counterclaim, or confer any rights or benefits on any party hereto.

Section 11.8 Collateral Account.

(a) The Trustee is authorized to receive any funds for the benefit of the Holders distributed under, and in accordance with, the Security Documents, and to make further distributions of such funds to the Holders according to the provisions of this Indenture, the Security Documents and the Intercreditor Agreements.

(b) The Issuers shall establish or, to the extent in existence prior to the Issue Date, maintain with the Collateral Agent the Collateral Account, which shall at all times hereafter until this Indenture shall have terminated, be maintained with, and under the sole control of, the Collateral Agent. The Collateral Account shall be a trust account and shall be established and maintained by the Collateral Agent at one of its corporate trust offices (which may include the New York corporate trust office) and all Collateral shall be credited thereto. All Net Proceeds from Asset Sales and Events of Loss in respect of Note Priority Collateral, in an aggregate amount in excess of $50.0 million, including earnings, revenues, rents, issues, profits and income therefrom and interest earned thereon, shall be deposited in the Collateral Account and thereafter shall be held, applied and/or disbursed by the Collateral Agent in accordance with the terms of this Indenture (including, without limitation, at the direction of the Issuers to make any application or disbursement permitted by Section 3.5, Section 6.10 and Section 11.8(a)). In connection with any and all deposits to be made into the Collateral Accounts under this Indenture or the Security Documents, the Trustee and/or the Collateral Agent, as applicable, shall receive an Officers’ Certificate identifying the Collateral Account to receive such deposit and directing the Trustee and/or the Collateral Agent to make such deposit.

(c) Pending the distribution of funds in the Collateral Account in accordance with the provisions hereof and provided that no Event of Default shall have occurred and be continuing, the Issuers may direct the Collateral Agent to invest such funds in Cash Equivalents specified in such direction, such investments to mature by the times such funds are needed hereunder and such direction to certify that such funds constitute Cash Equivalents and that no Event of Default shall have occurred and be continuing. So long as no Event of Default shall have occurred and be continuing, the Issuers may direct the Collateral Agent to sell, liquidate or cause the redemption of any such investments, such direction to certify that no Event of Default shall have occurred and be continuing. Any gain or income on any investment of funds in the Collateral Account shall be credited to the Collateral Account. The Collateral Agent shall have no liability for any loss incurred in connection with any investment or any sale, liquidation or redemption thereof made in accordance with the provisions of this Section 11.8(c).

Section 11.9 Rule 3-16 of Regulation S-X.

(a) Notwithstanding anything to the contrary set forth in this Article XI or any Security Document, in the event that Rule 3-16 of Regulation S-X under the Securities Act requires or would require (or is replaced with another rule or regulation, or any other law, rule or regulation is adopted, which would require) the filing with the Commission (or any other government agency) of separate financial statements of a Subsidiary due to the fact that such Subsidiary’s Capital Stock secures the Notes, then the Capital Stock of such Subsidiary need not be pledged pursuant to this Section 11.9 and the Security Documents, and shall automatically be deemed released and not to be, and not to have been, part of the Collateral, but only to the extent necessary not to be subject to such requirement. In such event, the Security Documents may be amended or modified, without the consent of any Holder, to the extent necessary to evidence the release of Liens securing the Notes and the Guarantees on the shares of Capital Stock that are so deemed to no longer constitute part of the Collateral and the Trustee and Collateral Agent are hereby authorized by each Holder to execute, or to authorize the execution of or the filing of, any agreement, document or instrument prepared by the Issuer in order to evidence such release or to otherwise give effect to this Section 11.9.

(b) In the event that Rule 3-16 of Regulation S-X is amended, modified or interpreted by the Commission to permit (or is replaced with another rule or regulation, or any other law, rule or regulation is adopted, which would permit) a Subsidiary’s Capital Stock to secure the Notes in excess of the amount then pledged without the filing with the Commission (or any other governmental agency) of separate financial statements of such Subsidiary, then the Capital Stock of such Subsidiary shall automatically be deemed to be a part of the Collateral but only to the extent necessary to not be subject to any such financial statement requirement (and, in such event, the Security Documents may be amended or modified, without the consent of any Holder, to the extent necessary to subject to the Liens under the Security Documents such additional Capital Stock) and the Issuers or such Subsidiary, as applicable, shall take all such necessary steps to effectuate such Lien.

Section 11.10 Control Agreements. As soon as practicable, but in any event no later than 60 days after the Issue Date, or by such later date as agreed to by the ABL collateral agent under the terms of the ABL Facility, the Issuers and the Subsidiary Guarantors shall execute and deliver to the Collateral Agent the control agreements, in each case as required by the Security Agreement and shall otherwise comply with the requirements of the Security Agreement with respect to control agreements.

Section 11.11 Information Regarding Collateral. The Issuers shall furnish to the Collateral Agent, with respect to the Issuers or any Subsidiary Guarantor, promptly (and in any event within 30 days of such change) written notice of any change in such Person’s (i) legal name, (ii) jurisdiction of organization or formation, (iii) identity or corporate structure or (iv) Organizational Identification Number. The Issuers and the Subsidiary Guarantors agree not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the Uniform Commercial Code and any other applicable laws that are required in the Security Documents in order for the Collateral to be made subject to the Lien of the Collateral Agent under the Security Documents in the manner and to the extent required by this Indenture or any of the Security Documents and shall take all necessary action so that such Lien is perfected with the same priority as immediately prior to such change to the extent required by the Security Documents. The Issuers also agree promptly to notify the Collateral Agent if any material portion of the Collateral is damaged, destroyed or condemned. Each year, within 120 days after the end of the preceding Fiscal Year, the Issuers shall deliver to each of the Trustee and the Collateral Agent a certificate of a financial Officer setting forth the information required pursuant to the schedules required by the Security Documents or confirming that there has been no change in such information since the date of the prior annual financial statements; provided that no such certificate shall be required for any Fiscal Year ended prior to the Issue Date.

Section 11.12 Leasehold Interests. With respect to leasehold interests in real property leased by the Issuer, the Co-Issuer or a Subsidiary Guarantor on or after the Issue Date, if, and to the extent that any landlord waiver, consent or collateral access agreement (“Landlord Access Agreement”) from the landlord, warehouseman or other party controlling such leased premises is delivered to the ABL collateral agent pursuant to the ABL Facility on or after the Issue Date with respect to such leased premises, the Issuer, the Co-Issuer or the applicable Subsidiary Guarantor shall use its commercially reasonable efforts to obtain and deliver a Landlord Access Agreement to the Collateral Agent with respect to such leased premises; provided that the foregoing obligation of the Issuer, the Co-Issuer or such Subsidiary Guarantors with respect to such leased premises will be satisfied if the Issuer and/or the Co-Issuer and/or such Subsidiary Guarantor delivers to the Collateral Agent a Landlord Access Agreement in the same form as was delivered to the ABL collateral agent under the ABL Facility, regardless of whether or not the Collateral Agent agrees to execute such document.

Section 11.13 Negative Pledge. Other than in respect of Permitted Liens, the Issuers and each Subsidiary Guarantor will not, and the Issuer will not permit any of its Restricted Subsidiaries to, further pledge the Collateral as security or otherwise. The Issuers will not, and will not permit any Subsidiary to, pledge or, directly or indirectly, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind upon, the Minnesota Pipe Line Interests, except for Liens arising out of operation of law.

ARTICLE XII

SATISFACTION AND DISCHARGE

Section 12.1 Satisfaction and Discharge.

This Indenture will be discharged and will cease to be of further effect as to all Notes issued hereunder, when:

(a) either:

(i) all Notes that have been authenticated (except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Issuers and thereafter repaid to the Issuers or discharged from such trust) have been delivered to the Trustee for cancellation; or

(ii) all Notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise will become due and payable within one year or are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuers, and the Issuers, the Parent Guarantor or any Subsidiary Guarantor has irrevocably deposited or caused to be deposited with the Trustee, as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the Notes not delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption;

(b) no Default or Event of Default shall have occurred and be continuing (other than that resulting from borrowing funds to be applied to make such deposit and the granting of Liens in connection therewith) with respect to this Indenture and the Notes issued thereunder on the date of such deposit or shall occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under, the Credit Facilities, this Indenture or any other material instrument to which either of the Issuers, the Parent Guarantor or any Subsidiary Guarantor is a party or by which either of the Issuers, the Parent Guarantor or any Subsidiary Guarantor is bound (other than any such default resulting from any borrowing of funds to be applied to make the deposit, and the granting of Liens in connection therewith);

(c) the Issuers have or any Subsidiary Guarantor or the Parent Guarantor has paid or caused to be paid all sums payable by it under this Indenture and not provided for by the deposit required by clause (a)(ii) above; and

(d) the Issuers have delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of such Notes at maturity or the redemption date, as the case may be.

In addition, the Issuer shall deliver an Officers’ Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Upon satisfaction and discharge of this Indenture in accordance with this Article XII, the Liens on the Collateral will be released.

Notwithstanding the satisfaction and discharge of this Indenture, if money has been deposited with the Trustee pursuant to clause(a)(ii) of this Section 12.1, the provisions of Sections 12.2 and 8.6 hereof will survive.

Section 12.2 Application of Trust Money.

Subject to the provisions of Section 8.6 hereof, all money deposited with the Trustee pursuant to Section 12.1 hereof shall be held in trust and applied by it, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Issuer acting as its own Paying Agent) as the Trustee may determine, to the Persons entitled thereto, of the principal (and premium and Special Interest, if any) and interest for whose payment such money has been deposited with the Trustee; but such money need not be segregated from other funds except to the extent required by law.

If the Trustee or Paying Agent is unable to apply any money or Government Securities in accordance with Section 12.1 hereof by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Issuers’ and any Guarantor’s obligations under this Indenture, the Notes and the Notes Guarantees shall be revived and reinstated as though no deposit had occurred pursuant to Section 12.1 hereof; provided that if the Issuers have made any payment of principal of, premium or Special Interest, if any, or interest on, any Notes because of the reinstatement of its obligations, the Issuer shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or Government Securities held by the Trustee or Paying Agent.

ARTICLE XIII

MISCELLANEOUS

Section 13.1 Trust Indenture Act Controls. If and to the extent that any provision of this Indenture limits, qualifies or conflicts with another provision which is required to be included in this Indenture by the TIA, the provision required by the TIA shall control. Each Guarantor in addition to performing its obligations under its Note Guarantee shall perform such other obligations as may be imposed upon it with respect to this Indenture under the TIA.

Section 13.2 Notices. Any notice or communication shall be in writing and delivered in person, sent by facsimile, sent by electronic mail, delivered by commercial courier service or mailed by first-class mail, postage prepaid, addressed as follows:

if to the Issuers, the Parent Guarantor or to any Subsidiary Guarantor:

Northern Tier Energy LLC

38C Grove Street, Suite 100

Ridgefield, CT 06877

Attention: General Counsel

Telecopy:(203) 431-7672

with a copy to:

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York NY 10006

Attention: Michael J. Volkovitsch

Telecopy: (212) 225-3999

Vinson & Elkins LLP

First City Tower

1001 Fannin Street, Suite 2500

Houston, TX 77002

Attention: Douglas McWilliams

Telecopy:(713)615-5725

if to the Trustee or Collateral Agent, at its corporate trust office, which corporate trust office for purposes of this

Indenture is at the date hereof located at:

Deutsche Bank Trust Company Americas

Trust and Agency Services

60 Wall Street, MS NYC 60-2710

New York, New York 10005

Attention: Corporate Deal Team Manager — Northern Tier

Northern Tier Energy LLC

Fax: 732-578-4635

With a copy to:

Deutsche Bank Trust Company Americas

c/o Deutsche Bank National Trust Company

Trust and Agency Services

100 Plaza One, Mailstop JCY03-0699

Jersey City, New Jersey 07311

Attn: Corporate Deal Team Manager — Northern Tier

Fax: 732-578-4635

The Issuer or the Trustee by written notice to the other may designate additional or different addresses for subsequent notices or communications.

Any notice or communication to the Issuers, the Parent Guarantor or the Subsidiary Guarantors shall be deemed to have been given or made as of the date so delivered if personally delivered; when receipt is acknowledged, if sent by facsimile or electronic transmission; and five calendar days after mailing if sent by registered or certified mail, postage prepaid (except that a notice of change of address shall not be deemed to have been given until actually received by the addressee). Any notice or communication to the Trustee and the Collateral Agent shall be deemed delivered upon receipt.

Any notice or communication mailed to a Holder shall be mailed to the Holder at the Holder’s address as it appears in the Notes Register and shall be sufficiently given if so mailed within the time prescribed.

Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders. If a notice or communication is mailed in the manner provided above, it is duly given, whether or not the addressee receives it, except that notices to the Trustee and the Collateral Agent shall be effective only upon receipt.

In case by reason of the suspension of regular mail service or by reason of any other cause it shall be impracticable to give such notice by mail, then such notification as shall be made with the approval of the Trustee shall constitute a sufficient notification for every purpose hereunder.

Section 13.3 Communication by Holders with other Holders. Holders may communicate pursuant to TIA § 312(b) with other Holders with respect to their rights under this Indenture or the Notes. The Issuers, the Trustee, the Registrar and anyone else shall have the protection of TIA § 312(c).

Section 13.4 Certificate and Opinion as to Conditions Precedent. Upon any request or application by either of the Issuers to the Trustee to take or refrain from taking any action under this Indenture or the Security Documents, the Issuers shall furnish to the Trustee:

(1) an Officers’ Certificate in form reasonably satisfactory to the Trustee stating that, in the opinion of the signers, all conditions precedent, if any, provided for in this Indenture and the applicable Security Documents relating to the proposed action have been complied with; and

(2) an Opinion of Counsel in form reasonably satisfactory to the Trustee stating that, in the opinion of such counsel, all such conditions precedent have been complied with.

Section 13.5 Statements Required in Certificate or Opinion. Each certificate or opinion with respect to compliance with a covenant or condition provided for in this Indenture shall include:

(1) a statement that the individual making such certificate or opinion has read such covenant or condition;

(2) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(3) a statement that, in the opinion of such individual, he has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(4) a statement as to whether or not, in the opinion of such individual, such covenant or condition has been complied with.

In giving such Opinion of Counsel, counsel may rely as to factual matters on an Officers’ Certificate or on certificates of public officials.

Section 13.6 When Notes Disregarded. In determining whether the Holders of the required aggregate principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Issuers, the Parent Guarantor, any Subsidiary Guarantor or any Affiliate of them shall be disregarded and deemed not to be outstanding, except that, for the purpose of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes which the Trustee actually knows are so owned shall be so disregarded. Also, subject to the foregoing, only Notes outstanding at the time shall be considered in any such determination. Upon request of the Trustee, the Issuers, the Parent Guarantor, each Subsidiary Guarantor, or any Affiliate, as applicable, shall promptly furnish to the Trustee one or more Officers’ Certificate(s) listing and identifying all Notes, if any, known by such Persons to be owned or held by or for the account of any of the above-described Persons, and the Trustee shall be entitled to accept such Officers’ Certificate(s) as conclusive evidence of the facts therein set forth and of the fact that all Notes not listed therein are “outstanding” for the purpose of any such determination.

Section 13.7 Rules by Trustee. Paying Agent and Registrar. The Trustee may make reasonable rules for action by, or at meetings of, Holders. The Registrar and the Paying Agent may make reasonable rules for their functions.

Section 13.8 Legal Holidays. A “Legal Holiday” is a Saturday, a Sunday or a day on which banking institutions in The City of New York or at a place of payment are authorized by law, regulation or executive order to remain closed. If a payment date is a Legal Holiday, payment shall be made on the next succeeding day that is not a Legal Holiday, and no interest shall accrue for the intervening period. If a regular record date is a Legal Holiday, the record date shall not be affected.

Section 13.9 GOVERNING LAW. THIS INDENTURE, THE NOTES AND THE NOTE GUARANTEES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE OR INSTRUMENTS ENTERED INTO AND, IN EACH CASE, PERFORMED IN SAID STATE. EACH OF THE PARTIES HERETO AGREES TO SUBMIT TO THE JURISDICTION OF THE STATE COURTS OF NEW YORK, SITTING IN NEW YORK COUNTY, AND THE COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE (INCLUDING THE NOTE GUARANTEES SET FORTH HEREIN), THE NOTES OR THE SECURITY DOCUMENTS.

Section 13.10 USA Patriot Act. The parties hereto acknowledge that in order to help the United States government fight the funding of terrorism and money laundering activities, pursuant to Federal regulations that became effective on October 1, 2003 (Section 326 of the USA PATRIOT Act) all financial institutions are required to obtain, verify, record and update information that identifies each person establishing a relationship or opening an account. The parties to this Indenture agree that they will provide to the Trustee and Collateral Agent such information as it may request, from time to time, in order for the Trustee and Collateral Agent to satisfy the requirements of the USA PATRIOT Act, including but not limited to the name, address, tax identification number and other information that will allow it to identify the individual or entity who is establishing the relationship or opening the account and may also ask for formation documents such as articles of incorporation or other identifying documents to be provided.

Section 13.11 No Recourse Against Others. No director, officer, employee, incorporator, member, partner, stockholder or interest holder of either of the Issuers or any Subsidiary Guarantor or any of their direct or indirect parent entities (other than the Parent Guarantor, the Issuers and the Subsidiary Guarantors), as such, shall have any liability for any obligations of any of the Parent Guarantor, the Issuers or any Subsidiary Guarantor under the Notes, this Indenture, the Note Guarantees or the Security Documents or for any claim based on, in respect of or by reason of such obligations or their creation. By accepting a Note, each Holder waives and releases all such liability. The waiver and release are a part of the consideration for the issuance of the Notes.

Section 13.12 Successors. All agreements of each Issuer, the Parent Guarantor and each Subsidiary Guarantor in this Indenture, the Notes and the Note Guarantees shall bind their respective successors. All agreements of the Trustee and the Collateral Agent in this Indenture shall bind its successors.

Section 13.13 Multiple Originals. The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. One signed copy is enough to prove this Indenture.

Section 13.14 Qualification of Indenture. The Issuers have agreed to qualify this Indenture under the TIA in accordance with the terms and conditions of the Registration Rights Agreement. The Trustee shall be entitled to receive from the Issuers any such Officers’ Certificates, Opinions of Counsel or other documentation as it may reasonably request in connection with any such qualification of this Indenture under the TIA.

Section 13.15 Table of Contents; Headings. The table of contents, cross-reference sheet and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.

Section 13.16 WAIVERS OF JURY TRIAL. THE ISSUERS, THE PARENT GUARANTOR, THE SUBSIDIARY GUARANTORS, THE TRUSTEE, AND THE COLLATERAL AGENT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS INDENTURE, THE NOTES, THE NOTE GUARANTEES OR ANY SECURITY DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

Section 13.17 Security Agreement and Intercreditor Agreements. The Issuers, the Subsidiary Guarantors, the Holders, the Trustee and the Collateral Agent acknowledge and agree to be bound by the provisions of the Security Agreement and the Intercreditor Agreements.

Section 13.18 Force Majeure. In no event shall the Trustee or the Collateral Agent be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services, it being understood that the Trustee or the Collateral Agent shall use reasonable best efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

[Remainder of page left intentionally blank.]

IN WITNESS WHEREOF, the parties have caused this Indenture to be duly executed all as of the date and year first written above.

NORTHERN TIER ENERGY LLC, as Issuer

By	/s/ Dave Bonczek
Name: Title:	Dave Bonczek Vice President & Chief Financial Officer

NORTHERN TIER FINANCE CORPORATION, as Co-Issuer

By	/s/ Dave Bonczek
Name: Title:	Dave Bonczek Vice President & Chief Financial Officer

NORTHERN TIER ENERGY LP, as Parent Guarantor

By	/s/ Dave Bonczek
Name: Title:	David Bonczek Vice President & Chief Financial Officer

1

SUBSIDIARY GUARANTORS

NORTHERN TIER RETAIL LLC

By	/s/ Oscar Rodriguez
Name: Title:	Oscar Rodriguez Treasurer & Secretary

NORTHERN TIER BAKERY LLC

By	/s/ Oscar Rodriguez
Name: Title:	Oscar Rodriguez Treasurer & Secretary

ST. PAUL PARK REFINING CO. LLC

By	/s/ Oscar Rodriguez
Name: Title:	Oscar Rodriguez Assistant Treasurer

NORTHERN TIER OIL TRANSPORT LLC

By	/s/ Oscar Rodriguez
Name: Title:	Oscar Rodriguez Vice President & Treasurer

NORTHERN TIER RETAIL HOLDINGS LLC

By	/s/ Oscar Rodriguez
Name: Title:	Oscar Rodriguez Vice President & Treasurer

SUPERAMERICA FRANCHISING LLC

By	/s/ Oscar Rodriguez
Name: Title:	Oscar Rodriguez Treasurer & Secretary

2

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Trustee

By:	Deutsche Bank National Trust Company

By	/s/ Stanley Burg
Name:	Stanley Burg
Title:	Vice President

By	/s/ Chris Niesz
Name:	Chris Niesz
Title:	Associate

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Collateral Agent

By:	Deutsche Bank National Trust Company

By	/s/ Stanley Burg
Name:	Stanley Burg
Title:	Vice President

By	/s/ Chris Niesz
Name:	Chris Niesz
Title:	Associate

3

EXHIBIT A: Form of Series A Note (Initial Notes/Additional Notes)

[FORM OF FACE OF SERIES A NOTE]

[RULE 144A][REGULATION S][IAI] GLOBAL NOTE

[Applicable Restricted Notes Legend]

[Temporary Regulation S Legend, if applicable]

[Depository Legend, if applicable]

[ERISA Legend]

No. [            ]

Principal Amount $[            ], as revised by the

Schedule of Increases and Decreases in Global Note

attached hereto

CUSIP NO.1

ISIN NO.1

NORTHERN TIER ENERGY LLC

NORTHERN TIER FINANCE CORPORATION

7.125% Senior Secured Note due 2020

Northern Tier Energy LLC, a Delaware limited liability company (the “Issuer”), and Northern Tier Finance Corporation, a Delaware corporation (the “Co-Issuer” and, together with the Issuer, the “Issuers”), promise to pay to Cede & Co., or its registered assigns, the principal sum of $[            ], as revised by the Schedule of Increases and Decreases in Global Note attached hereto, on November 15, 2020.

Interest payment dates: May 15 and November 15, commencing on May 15, 2013

Record dates: May 1 and November 1

Additional provisions of this Note are set forth on the reverse side hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

[1]	Rule 144A Note CUSIP: 665828AD1
Rule 144A Note ISIN: US665828AD13
Regulation S Note CUSIP: U66489AB8
Regulation S Note ISIN: USU66489AB84
IAI Note CUSIP: 665828AE9
IAI Note ISI: US665828AE95

IN WITNESS WHEREOF, the Issuers have caused this instrument to be duly executed.

NORTHERN TIER ENERGY LLC By: Name: Title:

NORTHERN TIER FINANCE CORPORATION By: Name: Title:

Dated:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Notes referred to in the within- mentioned Indenture DEUTSCHE BANK TRUST COMPANY AMERICAS, as Trustee By: DEUTSCHE BANK NATIONAL TRUST COMPANY

By:
Name:
Title:

Dated:

[FORM OF REVERSE OF NOTE]

NORTHERN TIER ENERGY LLC

NORTHERN TIER FINANCE CORPORATION

7.125% Senior Secured Note due 2020

Capitalized terms used herein and not defined herein have the meanings ascribed thereto in the Indenture referred to below unless otherwise indicated.

1. Interest

Northern Tier Energy LLC, a Delaware limited liability company (together with its successors and assigns, the “Issuer”), and Northern Tier Finance Corporation, a Delaware corporation (together with its successors and assigns, the “Co-Issuer” and, together with the Issuer, the “Issuers”), promise to pay interest on the principal amount of this Note at the rate of 7.125% per annum from and including November 8, 2012 until maturity. Interest on the Notes shall accrue from the most recent date to which interest has been paid or duly provided for or, if no interest has been paid or duly provided for, from and including November 8, 2012. The Issuers shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Code) on overdue principal and premium, if any, at the rate specified herein, and it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Code) on overdue installments of interest (including Special Interest, if any) at the same rate to the extent lawful. Interest on the Notes shall be computed on the basis of a 360-day year comprised of twelve 30-day months. Interest shall accrue (in addition to the interest rate equal to the then applicable interest rate on the Notes) from and including the date on which an Event of Default under Sections 6.1(1) or (2) of the Indenture shall occur to, but excluding, the date on which such Event of Default shall have been cured, at a rate per annum equal to 2.0% of the principal amount of the Notes.

The Issuers shall make each interest payment in cash semi-annually in arrears on May 15 and November 15 of each year, commencing on May 15, 2013, or if any such day is not a business day, on the next succeeding business day to Holders of record of Notes on the immediately preceding May 1 and November 1 (whether or not a business day).

In addition to the rights provided to the Holders under the Indenture, Holders of Registrable Securities (as defined in the Registration Rights Agreement referred to below) shall have all rights set forth in the Registration Rights Agreement, dated as of November 8, 2012, among the Issuers, the Guarantors named therein and the other parties named on the signature pages thereto (the “Registration Rights Agreement”), including the right to receive Special Interest in certain circumstances. If applicable, Special Interest shall be paid to the same Persons, in the same manner and at the same times as regular interest.

2. Method of Payment

By no later than 10:00 a.m. (New York City time) on the date on which any principal of, premium, if any, or interest on any Note is due and payable, the Issuers shall deposit with the Paying Agent a sum sufficient in immediately available funds to pay such principal, premium or interest when due. Interest on any Note which is payable, and is timely paid or duly provided for, on any interest payment date shall be paid to the Person in whose name such Note (or one or more Predecessor Notes) is registered at the close of business on the preceding May 1 and November 1 at the office or agency of the Issuers maintained for such purpose pursuant to Section 2.3 of the Indenture. The principal of, premium and Special Interest, if any, and interest on the Notes shall be payable at the office or agency of Paying Agent or Registrar designated by the Issuers maintained for such purpose in the Borough of Manhattan, The City of New York (which shall initially be the office of the Trustee maintained for such purpose), or at such other office or agency of the Issuers as may be maintained for such purpose pursuant to Section 2.3 of the Indenture; provided, however, that, each installment of interest may be paid (i) at the option of the Issuers, by check mailed to addresses of the Persons entitled thereto as such addresses shall appear on the Notes Register or (ii) if a Holder has given wire transfer instructions to the Issuers by giving written notice to the Trustee or the Paying Agent to such effect designating such wire instructions and account no later than fifteen (15) days immediately preceding the relevant due date for payment (or such other date as the Trustee may accept in its discretion), by wire transfer to an account located in the United States maintained by the payee, subject to the last sentence of this paragraph. Payments in respect of Notes represented by a Global Note (including principal, premium, if any, and interest) will be made by wire transfer of immediately available funds to the accounts specified by The Depository Trust Company or any successor depository.

3. Paying Agent and Registrar

The Issuers initially appoint Deutsche Bank Trust Company Americas as Registrar and Paying Agent for the Notes. The Issuers may change any Registrar or Paying Agent without prior notice to the Holders. The Issuer or any Restricted Subsidiary may act as Paying Agent or Registrar.

4. Indenture

The Issuers issued the Notes under an Indenture dated as of November 8, 2012 (as it may be amended or supplemented from time to time in accordance with the terms thereof, the “Indenture”), among the Issuers, the Parent Guarantor named therein, the Subsidiary Guarantors party thereto (the “Subsidiary Guarantors”), Deutsche Bank Trust Company Americas, a New York banking corporation, as trustee (in such capacity, the “Trustee”), and Deutsche Bank Trust Company Americas, a New York banking corporation, as collateral agent (in such capacity, the “Collateral Agent”). The terms of the Notes include those stated in the Indenture and, if and to the extent the Notes are registered with the Commission or otherwise specified in the Indenture, those made part of the Indenture by reference to the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-77bbbb) as in effect on the date of the Indenture (the “Act”). The Notes are subject to all terms and provisions of the Indenture, and Holders are referred to the Indenture and the Act for a statement of those terms.

The Notes are senior secured obligations of the Issuers. The aggregate principal amount of Notes that may be authenticated and delivered under the Indenture is unlimited. This Note is one of the 7.125% Senior Secured Notes, Series A, due 2020 referred to in the Indenture. The Notes include (i) $275,000,000 principal amount of the Issuers’ 7.125% Senior Secured Notes, Series A, due 2020 issued under the Indenture on November 8, 2012 (the “Initial Notes”),

(ii) if and when issued in accordance with the terms of the Indenture, additional 7.125% Senior Secured Notes, Series A, due 2020 or 7.125% Senior Secured Notes, Series B, due 2020 of the Issuers that, in each case, may be issued from time to time under the Indenture subsequent to November 8, 2012 (the “Additional Notes”) as provided in Section 2.1(a) of the Indenture and (iii) if and when issued in accordance with the terms of the Indenture, the Issuers’ 7.125% Senior Secured Notes, Series B, due 2020 that may be issued from time to time under the Indenture in exchange for Initial Notes or Additional Notes that are Restricted Notes in an offer registered under the Securities Act as provided in the Registration Rights Agreement (herein called “Exchange Notes”). The Initial Notes, the Additional Notes and the Exchange Notes shall be considered collectively as a single class for all purposes of the Indenture and the Security Documents.

5. Guarantees and Security

To guarantee the full and punctual payment of the principal, premium and Special Interest, if any, and interest (including post-filing or post-petition interest) on the Notes and all other obligations and liabilities of the Issuers under the Indenture, the Notes, the Registration Rights Agreement and the Security Documents when and as the same shall be due and payable, whether at maturity, by acceleration or otherwise, according to the terms of the Notes and the Indenture, the Guarantors have unconditionally Guaranteed (and future guarantors, together with the Subsidiary Guarantors, will unconditionally Guarantee), jointly and severally, such obligations on, in the case of the Parent Guarantor, a senior unsecured basis, and in the case of the Subsidiary Guarantors, a senior secured basis, in each case pursuant to the terms of the Indenture.

The Notes and the Subsidiary Guarantees are secured by first-priority Liens and security interests on the Note Priority Collateral and by second-priority Liens and security interests on the ABL Priority Collateral on the terms and conditions set forth in the Indenture and the Security Documents. The Collateral Agent holds the Collateral in trust for the benefit of the Trustee and the Holders, in each case pursuant to the Security Documents.

Each Holder by accepting this Note consents and agrees to the terms of the Security Documents as the same may be in effect or may be amended from time to time in accordance with their terms and the Indenture authorizes and directs the Collateral Agent to enter into the Security Documents and to perform its obligations and exercise its rights thereunder in accordance therewith.

6. Redemption and Purchase

The Notes are subject to optional redemption and may be the subject of a Change of Control Offer, Collateral Disposition Offer or Asset Sale Offer, as further described in the Indenture. The Issuers are not required to make mandatory redemption or sinking fund payments with respect to the Notes.

7. Denominations; Transfer; Exchange

The Notes shall be issuable only in fully registered form, without coupons, and only in denominations of principal amount of $2,000 and any integral multiple of $1,000 in excess thereof. A Holder may transfer or exchange Notes in accordance with the Indenture. The Registrar or the Trustee may require a Holder, among other things, to furnish appropriate endorsements or transfer documents and to pay a sum sufficient to cover any tax and fees required by law or permitted by the Indenture. The Issuers and Registrar need not register the transfer of or exchange of any Note (A) for a period beginning (1) 15 days before the mailing of a notice of an offer to repurchase or redeem Notes and ending at the close of business on the day of such mailing or (2) 15 days before an interest payment date and ending on such interest payment date, (B) called for redemption, except the unredeemed portion of any Note being redeemed in part or (C) tendered and not withdrawn in connection with a Change of Control Offer, Collateral Disposition Offer or Asset Sale Offer.

8. Persons Deemed Owners

The registered Holder of this Note may be treated as the owner of it for all purposes.

9. Unclaimed Money

If money for the payment of principal, premium or Special Interest, if any, or interest remains unclaimed for two years, the Trustee or Paying Agent shall pay the money back to the Issuers at their request unless an abandoned property law designates another Person. After any such payment, Holders entitled to the money must look only to the Issuers for payment as general creditors unless an abandoned property law designates another person and not to the Trustee for payment.

10. Defeasance

Subject to certain exceptions and conditions set forth in the Indenture, the Issuers at any time may terminate some or all of their obligations under the Notes and the Indenture if the Issuers deposit with the Trustee money or Government Securities for the payment of principal, premium and Special Interest, if any, and interest on the Notes to redemption or maturity, as the case may be.

11. Amendment, Supplement, Waiver

The Indenture, the Note Guarantees, the Notes and the Security Documents may be amended, supplemented or waived as provided in the Indenture.

12. Defaults and Remedies

The Events of Default relating to the Notes are defined in Section 6.1 of the Indenture. Upon the occurrence of an Event of Default, the rights and obligations of the Issuers, the Guarantors, the Trustee, the Collateral Agent and the Holders shall be as set forth in the applicable provisions of the Indenture.

13. Trustee Dealings with the Issuers

Subject to certain limitations set forth in the Indenture, the Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Issuers, the Guarantors or their Affiliates with the same rights it would have if it were not Trustee.

14. No Recourse Against Others

No director, officer, employee, incorporator, member, partner, stockholder or interest holder of either of the Issuers or any Guarantor or any of their direct or indirect parent entities (other than the Parent Guarantor, the Issuers and the Subsidiary Guarantors), as such, shall have any liability for any obligations of any of the Parent Guarantor, the Issuers or any Subsidiary Guarantor under the Notes, the Indenture, the Note Guarantees or the Security Documents or for any claim based on, in respect of or by reason of such obligations or their creation. By accepting a Note, each Holder waives and releases all such liability. The waiver and release are a part of the consideration for the issuance of the Notes.

15. Authentication

This Note shall not be valid until an authorized officer of the Trustee (or an authenticating agent acting on its behalf) manually signs the certificate of authentication on the other side of this Note.

16. Abbreviations

Customary abbreviations may be used in the name of a Holder or an assignee, such as TEN COM (= tenants in common), TEN ENT (= tenants by the entirety), JT TEN (= joint tenants with rights of survivorship and not as tenants in common), CUST (= custodian) and U/G/M/A (= Uniform Gift to Minors Act).

17. CUSIP, Common Code and ISIN Numbers

The Issuers have caused CUSIP, Common Code and ISIN numbers, if applicable, to be printed on the Notes and have directed the Trustee to use CUSIP, Common Code and ISIN numbers, if applicable, in notices of redemption or purchase as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption or purchase and reliance may be placed only on the other identification numbers placed thereon.

18. Governing Law

This Note shall be governed by, and construed in accordance with, the laws of the State of New York.

The Issuers will furnish to any Holder upon written request and without charge to the Holder a copy of the Indenture. Requests may be made to:

Northern Tier Energy LLC

38C Grove Street, Suite 100

Ridgefield, Connecticut 06877

Attention: General Counsel

Fax: (203) 431-7672

ASSIGNMENT FORM

To assign this Note, fill in the form below:

I or we assign and transfer this Note to:

(Print or type assignee’s name, address and zip code)

(Insert assignee’s social security or tax I.D. No.)

and irrevocably appoint                     agent to transfer this Note on the books of the Issuers. The agent may substitute another to act for him.

Date:	Your Signature:

Signature Guarantee:
(Signature must be guaranteed)

Sign exactly as your name appears on the other side of this Note.

The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to SEC Rule 17Ad-15.

The undersigned hereby certifies that it ☐ is /☐ is not an Affiliate of the Issuers and that, to its knowledge, the proposed transferee ☐ is /☐ is not an Affiliate of the Issuers.

In connection with any transfer or exchange of any of the Notes evidenced by this certificate occurring prior to the date that is [in the case of Rule 144A Notes and Institutional Accredited Investor Notes: one year after the later of the date of original issuance of such Notes, the original issue date of the issuance of any Additional Notes (that are 7.125% Senior Secured, Series A, due 2020) and the last date, if any, on which such Notes were owned by the Issuers or any Affiliate of the Issuers][in the case of Regulation S Notes: 40 days after the later of the date of original issuance of such Notes and the date on which such Notes (or any predecessor of such Notes) was first offered to persons other than distributors (as defined in Rule 902 of Regulation S under the Securities Act) in reliance on Regulation S under the Securities Act], the undersigned confirms that such Notes are being:

CHECK ONE BOX BELOW:

(1)	☐	acquired for the undersigned’s own account, without transfer; or

(2)	☐	transferred to the Issuers; or

(3)	☐	transferred pursuant to and in compliance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”); or

(4)	☐	transferred pursuant to an effective registration statement under the Securities Act; or

(5)	☐	transferred pursuant to and in compliance with Regulation S under the Securities Act; or

(6)	☐	transferred to an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act), that has furnished to the Trustee a signed letter containing certain representations and agreements (the form of which letter appears as Section 2.8 of the Indenture); or

(7)	☐	transferred pursuant to another available exemption from the registration requirements of the Securities Act.

Unless one of the boxes is checked, the Trustee will refuse to register any of the Notes evidenced by this certificate in the name of any person other than the registered Holder thereof; provided, however, that if box (5), (6) or (7) is checked, the Issuers may require, prior to registering any such transfer of the Notes, in its sole discretion, such legal opinions, certifications and other information as the Issuers may reasonably request to confirm that such transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act, such as the exemption provided by Rule 144 under such Act.

Signature
Signature Guarantee:

(Signature must be guaranteed)	Signature

The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to SEC Rule 17Ad-15.

TO BE COMPLETED BY PURCHASER 1F BOX (1) OR (3) ABOVE IS CHECKED.

The undersigned represents and warrants that it is purchasing this Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act, and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Issuers as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon the undersigned’s foregoing representations in order to claim the exemption from registration provided by Rule 144A.

Dated:

[TO BE ATTACHED TO GLOBAL NOTES]

SCHEDULE OF INCREASES AND DECREASES IN GLOBAL NOTES

The following increases or decreases in this Global Note have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease or increase	Signature of authorized signatory of Trustee or Notes Custodian

OPTION OF HOLDER TO ELECT PURCHASE

If you elect to have this Note purchased by the Issuers pursuant to Section 3.5 or 3.10 of the Indenture, check either box:

☐	☐
3.5	3.10

If you want to elect to have only part of this Note purchased by the Issuers pursuant to Section 3.5 or 3.10 of the Indenture, state the amount in principal amount (must be in denominations of $2,000 or an integral multiple of $1,000 in excess thereof): $             and specify the denomination or denominations (which shall not be less than the minimum authorized denomination) of the Notes to be issued to the Holder for the portion of the within Note not being repurchased (in the absence of any such specification, one such Note will be issued for the portion not being repurchased):

Date:	Your Signature
(Sign exactly as your name appears on the other side of the Note)
Signature Guarantee:
(Signature must be guaranteed)

The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to SEC Rule
17Ad-15.

EXHIBIT B: Form of Series B Note (Exchange Notes)

[FORM OF FACE OF SERIES B NOTE]

[Temporary Regulation S Legend, if applicable]

[Depository Legend, if applicable]

[ERISA Legend]

No. [ ]	Principal Amount $[ ], as revised by the Schedule of Increases and Decreases in Global Note attached hereto
CUSIP NO.
ISIN NO.

NORTHERN TIER ENERGY LLC

NORTHERN TIER FINANCE CORPORATION

7.125% Senior Secured Note due 2020

Northern Tier Energy LLC, a Delaware limited liability company (the “Issuer”), and Northern Tier Finance Corporation, a Delaware corporation (the “Co-Issuer” and, together with the Issuer, the “Issuers”), promise to pay to Cede & Co., or its registered assigns, [the principal sum of $[            ], as revised by the Schedule of Increases and Decreases in Global Note attached hereto]1, on November 15, 2020.

Interest payment dates: May 15 and November 15, commencing on May 15, 2013

Record dates: May 1 and November 1

Additional provisions of this Note are set forth on the reverse side hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

IN WITNESS WHEREOF, the Issuers have caused this instrument to be duly executed.

NORTHERN TIER ENERGY LLC By: Name: Title:
NORTHERN TIER FINANCE CORPORATION By: Name: Title:

Dated:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Notes referred to in the within-mentioned Indenture
DEUTSCHE BANK TRUST COMPANY AMERICAS, as Trustee

By: DEUTSCHE BANK NATIONAL TRUST COMPANY By: Name: Title:

Dated:

[FORM OF REVERSE OF NOTE]

NORTHERN TIER ENERGY LLC

NORTHERN TIER FINANCE CORPORATION

7.125% Senior Secured Note due 2020

Capitalized terms used herein and not defined herein have the meanings ascribed thereto in the Indenture referred to below unless otherwise indicated.

1. Interest

Northern Tier Energy LLC, a Delaware limited liability company (together with its successors and assigns, the “Issuer”), and Northern Tier Finance Corporation, a Delaware corporation (together with its successors and assigns, the “Co-Issuer” and, together with the Issuer, the “Issuers”), promise to pay interest on the principal amount of this Note at the rate of 7.125% per annum from and including November 8, 2012 until maturity. Interest on the Notes shall accrue from the most recent date to which interest has been paid or duly provided for or, if no interest has been paid or duly provided for, from and including November 8, 2012. The Issuers shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Code) on overdue principal and premium, if any, at the rate specified herein, and it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Code) on overdue installments of interest at the same rate to the extent lawful. Interest on the Notes shall be computed on the basis of a 360-day year comprised of twelve 30-day months. Interest shall accrue (in addition to the interest rate equal to the then applicable interest rate on the Notes) from and including the date on which an Event of Default under Sections 6.1(1) or (2) of the Indenture shall occur to, but excluding, the date on which such Event of Default shall have been cured, at a rate per annum equal to 2.0% of the principal amount of the Notes.

The Issuers shall make each interest payment in cash semi-annually in arrears on May 15 and November 15 of each year, commencing on May 15, 2013, or if any such day is not a business day, on the next succeeding business day to Holders of record of Notes on the immediately preceding May 1 and November 1 (whether or not a business day).

2. Method of Payment

By no later than 10:00 a.m. (New York City time) on the date on which any principal of, premium, if any, or interest on any Note is due and payable, the Issuers shall deposit with the Paying Agent a sum sufficient in immediately available funds to pay such principal, premium or interest when due. Interest on any Note which is payable, and is timely paid or duly provided for, on any interest payment date shall be paid to the Person in whose name such Note (or one or more Predecessor Notes) is registered at the close of business on the preceding May 1 and November 1 at the office or agency of the Issuers maintained for such purpose pursuant to Section 2.3 of the Indenture. The principal of, premium, if any, and interest on the Notes shall be payable at the office or agency of Paying Agent or Registrar designated by the Issuers maintained for such purpose in the Borough of Manhattan, The City of New York (which shall initially be the office of the Trustee maintained for such purpose), or at such other office or agency of the Issuers as may be maintained for such purpose pursuant to Section 2.3 of the

Indenture; provided, however, that, each installment of interest may be paid (i) at the option of the Issuers, by check mailed to addresses of the Persons entitled thereto as such addresses shall appear on the Notes Register or (ii) if a Holder has given wire transfer instructions to the Issuers by giving written notice to the Trustee or the Paying Agent to such effect designating such wire instructions and account no later than fifteen (15) days immediately preceding the relevant due date for payment (or such other date as the Trustee may accept in its discretion), by wire transfer to an account located in the United States maintained by the payee, subject to the last sentence of this paragraph. Payments in respect of Notes represented by a Global Note (including principal, premium, if any, and interest) will be made by wire transfer of immediately available funds to the accounts specified by The Depository Trust Company or any successor depository.

3. Paying Agent and Registrar

The Issuers initially appoint Deutsche Bank Trust Company Americas as Registrar and Paying Agent for the Notes. The Issuers may change any Registrar or Paying Agent without prior notice to the Holders. The Issuer or any Restricted Subsidiary may act as Paying Agent or Registrar.

4. Indenture

The Issuers issued the Notes under an Indenture dated as of November 8, 2012 (as it may be amended or supplemented from time to time in accordance with the terms thereof, the “Indenture”), among the Issuers, the Parent Guarantor named therein, the Subsidiary Guarantors party thereto (the “Subsidiary Guarantors”), Deutsche Bank Trust Company Americas, a New York banking corporation, as trustee (in such capacity, the “Trustee”), and Deutsche Bank Trust Company Americas, a New York banking corporation, as collateral agent (in such capacity, the “Collateral Agent”). The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-77bbbb) as in effect on the date of the Indenture (the “Act”). The Notes are subject to all terms and provisions of the Indenture, and Holders are referred to the Indenture and the Act for a statement of those terms.

The Notes are senior secured obligations of the Issuers. The aggregate principal amount of Notes that may be authenticated and delivered under the Indenture is unlimited. This Note is one of the 7.125% Senior Secured Notes, Series B, due 2020 referred to in the Indenture. The Notes include (i) $275,000,000 principal amount of the Issuers’ 7.125% Senior Secured Notes, Series A, due 2020 issued under the Indenture on November 8, 2012 (the “Initial Notes”), (ii) if and when issued in accordance with the terms of the Indenture, additional 7.125% Senior Secured Notes, Series A, due 2020 or 7.125% Senior Secured Notes, Series B, due 2020 of the Issuers that, in each case, maybe issued from time to time under the Indenture subsequent to November 8, 2012 (the “Additional Notes”) as provided in Section 2.1(a) of the Indenture and (iii) if and when issued in accordance with the terms of the Indenture, the Issuers’ 7.125% Senior Secured Notes, Series B, due 2020 that maybe issued from time to time under the Indenture in exchange for Initial Notes or Additional Notes that are Restricted Notes in an offer registered under the Securities Act as provided in the Registration Rights Agreement (herein called “Exchange Notes”). The Initial Notes, the Additional Notes and the Exchange Notes shall be considered collectively as a single class for all purposes of the Indenture and the Security Documents.

5. Guarantees and Security

To guarantee the full and punctual payment of the principal, premium, if any, and interest, (including post-filing or post-petition interest) on the Notes and all other obligations and liabilities of the Issuers under the Indenture, the Notes and the Security Documents when and as the same shall be due and payable, whether at maturity, by acceleration or otherwise, according to the terms of the Notes and the Indenture, the Guarantors have unconditionally Guaranteed (and future guarantors, together with the Guarantors, will unconditionally Guarantee), jointly and severally, such obligations on , in the case of the Parent Guarantor, a senior unsecured basis, and in the case of the Subsidiary Guarantors, a senior secured basis, in each case pursuant to the terms of the Indenture.

The Notes and the Subsidiary Guarantees are secured by first-priority Liens and security interests on the Note Priority Collateral and by second-priority Liens and security interests on the ABL Priority Collateral on the terms and conditions set forth in the Indenture and the Security Documents. The Collateral Agent holds the Collateral in trust for the benefit of the Trustee and the Holders, in each case pursuant to the Security Documents.

Each Holder by accepting this Note consents and agrees to the terms of the Security Documents as the same may be in effect or may be amended from time to time in accordance with their terms and the Indenture authorizes and directs the Collateral Agent to enter into the Security Documents and to perform its obligations and exercise its rights thereunder in accordance therewith.

6. Redemption and Purchase

The Notes are subject to optional redemption and may be the subject of a Change of Control Offer, Collateral Disposition Offer or Asset Sale Offer, as further described in the Indenture. The Issuers are not required to make mandatory redemption or sinking fund payments with respect to the Notes.

7. Denominations; Transfer; Exchange

The Notes shall be issuable only in fully registered form, without coupons, and only in denominations of principal amount of $2,000 and any integral multiple of $1,000 in excess thereof. A Holder may transfer or exchange Notes in accordance with the Indenture. The Registrar or the Trustee may require a Holder, among other things, to furnish appropriate endorsements or transfer documents and to pay a sum sufficient to cover any tax and fees required by law or permitted by the Indenture. The Issuers and Registrar need not register the transfer of or exchange of any Note (A) for a period beginning (1) 15 days before the mailing of a notice of an offer to repurchase or redeem Notes and ending at the close of business on the day of such mailing or (2) 15 days before an interest payment date and ending on such interest payment date, (B) called for redemption, except the unredeemed portion of any Note being redeemed in part or (C) tendered and not withdrawn in connection with a Change of Control Offer, Collateral Disposition Offer or Asset Sale Offer.

8. Persons Deemed Owners

The registered Holder of this Note may be treated as the owner of it for all purposes.

9. Unclaimed Money

If money for the payment of principal, premium, if any, or interest remains unclaimed for two years, the Trustee or Paying Agent shall pay the money back to the Issuers at their request unless an abandoned property law designates another Person. After any such payment, Holders entitled to the money must look only to the Issuers for payment as general creditors unless an abandoned property law designates another person and not to the Trustee for payment.

10. Defeasance

Subject to certain exceptions and conditions set forth in the Indenture, the Issuers at any time may terminate some or all of their obligations under the Notes and the Indenture if the Issuers deposit with the Trustee money or Government Securities for the payment of principal, premium, if any, and interest on the Notes to redemption or maturity, as the case may be.

11. Amendment, Supplement, Waiver

The Indenture, the Note Guarantees, the Notes and the Security Documents may be amended, supplemented or waived as provided in the Indenture.

12. Defaults and Remedies

The Events of Default relating to the Notes are defined in Section 6.1 of the Indenture. Upon the occurrence of an Event of Default, the rights and obligations of the Issuers, the Guarantors, the Trustee, the Collateral Agent and the Holders shall be as set forth in the applicable provisions of the Indenture.

13. Trustee Dealings with the Issuers

Subject to certain limitations set forth in the Indenture, the Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Issuers, the Guarantors or their Affiliates with the same rights it would have if it were not Trustee.

14. No Recourse Against Others

No director, officer, employee, incorporator, member, partner, stockholder or interest holder of either of the Issuers or any Guarantor or any of their direct or indirect parent entities (other than the Parent Guarantor, the Issuers and the Subsidiary Guarantors), as such, shall have any liability for any obligations of any of the Parent Guarantor, the Issuers or any Subsidiary Guarantor under the Notes, the Indenture, the Note Guarantees or the Security

Documents or for any claim based on, in respect of or by reason of such obligations or their creation. By accepting a Note, each Holder waives and releases all such liability. The waiver and release are a part of the consideration for the issuance of the Notes.

15. Authentication

This Note shall not be valid until an authorized officer of the Trustee (or an authenticating agent acting on its behalf) manually signs the certificate of authentication on the other side of this Note.

16. Abbreviations

Customary abbreviations may be used in the name of a Holder or an assignee, such as TEN COM (= tenants in common), TEN ENT (= tenants by the entirety), JT TEN (= joint tenants with rights of survivorship and not as tenants in common), CUST (= custodian) and U/G/M/A (= Uniform Gift to Minors Act).

17. CUSIP, Common Code and ISIN Numbers

The Issuers have caused CUSIP, Common Code and ISIN numbers, if applicable, to be printed on the Notes and have directed the Trustee to use CUSIP, Common Code and ISIN numbers, if applicable, in notices of redemption or purchase as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption or purchase and reliance may be placed only on the other identification numbers placed thereon.

18. Governing Law

This Note shall be governed by, and construed in accordance with, the laws of the State of New York.

The Issuers will furnish to any Holder upon written request and without charge to the Holder a copy of the Indenture. Requests may be made to:

Northern Tier Energy LLC

38C Grove Street, Suite 100

Ridgefield, Connecticut 06877

Attention: General Counsel

Fax: (203) 431-7672

ASSIGNMENT FORM

To assign this Note, fill in the form below:

I or we assign and transfer this Note to:

(Print or type assignee’s name, address and zip code)

(Insert assignee’s social security or tax I.D. No.)

and irrevocably appoint             agent to transfer this Note on the books of the Issuers. The agent may substitute another to act for him

Date:	Your Signature:

Signature Guarantee:
(Signature must be guaranteed)

Sign exactly as your name appears on the other side of this Note.

The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to SEC Rule 17Ad-15.

[TO BE ATTACHED TO GLOBAL NOTES]

SCHEDULE OF INCREASES AND DECREASES IN GLOBAL NOTES

The following increases or decreases in this Global Note have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease or increase	Signature of authorized signatory of Trustee or Notes Custodian

OPTION OF HOLDER TO ELECT PURCHASE

If you elect to have this Note purchased by the Issuers pursuant to Section 3.5 or 3.10 of the Indenture, check either box:

☐	☐
3.5	3.10

If you want to elect to have only part of this Note purchased by the Issuers pursuant to Section 3.5 or 3.10 of the Indenture, state the amount in principal amount (must be in denominations of $2,000 or an integral multiple of $1,000 in excess thereof): $                     and specify the denomination or denominations (which shall not be less than the minimum authorized denomination) of the Notes to be issued to the Holder for the portion of the within Note not being repurchased (in the absence of any such specification, one such Note will be issued for the portion not being repurchased):

Date:	Your Signature
(Sign exactly as your name appears on the other side of the Note)
Signature Guarantee:
(Signature must be guaranteed)

The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to SEC Rule 17Ad-15.

EXHIBIT C: Form of Indenture Supplement

FORM OF SUPPLEMENTAL INDENTURE TO ADD SUBSIDIARY GUARANTORS

This Supplemental Indenture is entered into as of [            ], 20[            ] (this “Supplemental Indenture”), by and among [NAME OF FUTURE GUARANTOR] (the “Guaranteeing Subsidiary”), a subsidiary of Northern Tier Energy LLC, a Delaware limited liability company (the “Issuer”), Deutsche Bank Trust Company Americas, as Trustee, and Deutsche Bank Trust Company Americas, as Collateral Agent, under the Indenture referred to below.

WITNESSETH:

WHEREAS, the Issuer, the Co-Issuer (as defined in the Indenture referred to below), the Guarantors (as defined in the Indenture referred to below), the Trustee and the Collateral Agent have heretofore executed and delivered an Indenture dated as of November 8, 2012 (as amended, supplemented, waived or otherwise modified, the “Indenture”), providing for the issuance of an aggregate principal amount of $275.0 million of 7.125% Senior Secured Notes due 2020 of the Issuer and the Co-Issuer (the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiary shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiary shall unconditionally Guarantee, on a joint and several basis with the other Guarantors, the full and prompt payment of the principal of, premium, if any, and interest in respect of the Notes on a senior secured and all other obligations under the Indenture;

WHEREAS, pursuant to Section 9.1(a)(16) of the Indenture, the parties hereto are authorized to enter into this Supplemental Indenture without the consent of any Holder;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1. Defined Terms. As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recital hereto are used herein as therein defined. The words “herein,” “hereof’ and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

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ARTICLE II

AGREEMENT TO BE BOUND; GUARANTEE

SECTION 2.1. Agreement to be Bound. The Guaranteeing Subsidiary hereby becomes a party to the Indenture as a Subsidiary Guarantor and as such will have all of the rights and be subject to all of the obligations and agreements of a Subsidiary Guarantor under the Indenture. The Guaranteeing Subsidiary agrees to be bound by all of the provisions of the Indenture applicable to a Subsidiary Guarantor, including Article X thereof, and to perform all of the obligations and agreements of a Subsidiary Guarantor under the Indenture.

SECTION 2.2. Guarantee. The Guaranteeing Subsidiary agrees, on a joint and several basis with all the existing Guarantors, to fully, unconditionally and irrevocably Guarantee to each Holder of the Notes and the Trustee the Guaranteed Obligations pursuant to Article X of the Indenture on a senior secured basis.

ARTICLE III

MISCELLANEOUS

SECTION 3.1. Notices. All notices and other communications to the Guaranteeing Subsidiary shall be given as provided in the Indenture to a Subsidiary Guarantor, with a copy to the Issuer and the Co-Issuer as provided in the Indenture for notices to the Issuer and the Co-Issuer.

SECTION 3.2. Governing Law. This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York applicable to agreements made or instruments entered into and, in each case, performed in said state. Each of the parties hereto agrees to submit to the jurisdiction of the state courts of, and the federal courts located in, the State of New York in any action or proceeding arising out of or relating to this Supplemental Indenture, the Indenture (including the Note Guarantees set forth therein), the Notes or the Security Documents.

SECTION 3.3. WAIVERS OF JURY TRIAL. THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS SUPPLEMENTAL INDENTURE, THE INDENTURE, THE NOTES, THE NOTE GUARANTEES OR ANY SECURITY DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

SECTION 3.4. Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby. Neither the Trustee nor the Collateral Agent makes any representation or warranty as to the validity or sufficiency of this Supplemental Indenture or with respect to the recitals contained herein, all of which recitals are made solely by the other parties hereto.

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SECTION 3.5. Counterparts. The parties hereto may sign one or more copies of this Supplemental Indenture in counterparts, all of which together shall constitute one and the same agreement.

SECTION 3.6. Headings. The headings of the Articles and the Sections in this Supplemental Indenture are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

[NAME OF GUARANTEEING SUBSIDIARY], as a Subsidiary Guarantor By: Name: Title: [Address]

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Trustee By: Deutsche Bank National Trust Company Name: Title: Name: Title:

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Collateral Agent By: Deutsche Bank National Trust Company Name: Title: Name: Title:

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